As filed with the Securities and Exchange Commission on November 17, 2016

Registration No. 333-214148

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM S-11

FOR REGISTRATION
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

INNOVATIVE INDUSTRIAL PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Governing Instruments)

17190 Bernardo Center Drive
San Diego, California 92128
(858) 997-3332

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Paul E. Smithers
President and Chief Executive Officer
INNOVATIVE INDUSTRIAL PROPERTIES, INC.
17190 Bernardo Center Drive
San Diego, California 92128
(858) 997-3332

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With copies to:

Martin Traber, Esq. Carolyn Long, Esq. Curt Creely, Esq. FOLEY & LARDNER LLP 100 North Tampa Street, Suite 2700 Tampa, Florida 33602 Tel: (813) 229-2300 Fax: (813) 221-4210	Kerry E. Johnson, Esq. DLA PIPER LLP (US) 1251 Avenue of the Americas 27th Floor New York, New York 10020 Tel: (212) 335-4500 Fax: (212) 335-4501

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2016

PROSPECTUS

8,750,000 Shares

Class A Common Stock

Innovative Industrial Properties, Inc. is a newly-formed, self-advised Maryland corporation focused on the acquisition, ownership and management of specialized industrial properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities.

This is our initial public offering. We are selling 8,750,000 shares of our Class A common stock.

We expect the initial public offering price of our Class A common stock to be $20.00 per share. Prior to this offering, no public market exists for our shares. We have been approved to list our shares of Class A common stock on the New York Stock Exchange, or the NYSE, subject to official notice of issuance, under the symbol “IIPR.”

We have been organized and we intend to elect, and to operate our business so as to qualify and to be taxed as a real estate investment trust for U.S. federal income tax purposes, or REIT, commencing with our taxable year ending December 31, 2016 or, if later, the first year in which we have material real estate assets and operations. Shares of our Class A common stock will be subject to restrictions on ownership and transfer that are intended, among other purposes, to assist us in qualifying and maintaining our qualification as a REIT, including, subject to certain exceptions, a 9.8% ownership limit. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer.”

We are an “emerging growth company” under federal securities laws and will be subject to reduced public company reporting requirements. Investing in our Class A common stock involves a high degree of risk. You should purchase our Class A common stock only if you can afford a complete loss of your investment. See the section entitled “Risk Factors” beginning on page 15 of this prospectus for a discussion of the risks you should consider before buying shares of our Class A common stock. Some of these risks include:

•	We were recently formed, have no operating history and may not be able to operate our business successfully or generate sufficient cash flow to make or sustain distributions to our stockholders.
•	We do not currently own any properties. We have identified only one property to acquire and have not entered into binding contracts or commitments to acquire any other specific properties or committed a substantial portion of the net proceeds of this offering to any other specific investment in medical-use cannabis facilities. Investors will not be able to evaluate the economic merits of investments we make with a substantial portion of the net proceeds of this offering before purchasing our Class A common stock.
•	We may be unable to invest the proceeds of this offering on acceptable terms, or at all.
•	Medical-use cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding medical-use cannabis would likely result in our inability and the inability of our tenants to execute our respective business plans.
•	New laws that are adverse to the business of our tenants may be enacted, and current favorable state or local laws relating to cultivation and production of medical-use cannabis may be modified or eliminated in the future.
•	We are dependent on our key personnel for our success. The departure of any of our executive officers or key personnel could have a material adverse effect on our business.
•	Our growth depends on external sources of capital, which may not be available on favorable terms or at all.
•	Our real estate investments will consist of primarily industrial properties suitable for cultivation and production of medical-use cannabis, which may be difficult to sell or re-lease upon tenant defaults or early lease terminations, either of which would adversely affect returns to stockholders.
•	Investors participating in this offering will incur immediate and substantial dilution.
•	Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders and may have significant adverse consequences on the market price of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	Includes a structuring fee equal to 0.50% of the gross proceeds of this offering. The terms of our arrangements with the underwriters are described under the section entitled “Underwriting.”

The underwriters may also purchase up to an additional 1,312,500 shares of our Class A common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus solely to cover over-allotments, if any.

The underwriters expect to deliver the Class A common stock on or about         , 2016.

Ladenburg Thalmann	Compass Point

The date of this prospectus is             , 2016.

i

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any dealer, salesperson or other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell shares of our Class A common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Market and Industry Data and Forecasts

In this prospectus, we use market data and industry forecasts and projections derived from cited third-party sources, which data and forecasts are publicly available for free. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry and there can be no assurance that any of the forecasts or projections will be achieved. None of such data and forecasts was prepared specifically for us. No third-party source that has prepared such information has reviewed or passed upon our use of the information in this prospectus, and no third-party source is quoted or summarized in this prospectus as an expert. All statements contained in this prospectus in connection with or related to such data and forecasts are attributed to us, and not to any such third-party source or any other person. We believe that the surveys and market research others have performed are reliable, but neither we nor the underwriters have independently investigated or verified this information. Because the cannabis industry is relatively new, such market and industry data may be subject to significant change in a relatively short time period. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this prospectus.

ii

PROSPECTUS SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in shares of our Class A common stock. You should read the entire prospectus, including the section entitled “Risk Factors” and our financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in shares of our Class A common stock. Except as otherwise indicated, references to “common stock” refer to our Class A common stock.

Unless the context otherwise requires or indicates, references in this prospectus to “we,” “us,” “our,” and “our company” refer to Innovative Industrial Properties, Inc., a Maryland corporation, together with its subsidiaries, including IIP Operating Partnership, LP, a Delaware limited partnership, or our Operating Partnership, of which we are the sole general partner and through which we will conduct our business. Unless otherwise indicated, the information contained in this prospectus assumes that the underwriters’ over-allotment option is not exercised.

Our Company

We are a newly-formed, self-advised Maryland corporation focused on the acquisition, ownership and management of specialized industrial properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities. Initially, we intend to acquire our properties through sale-leaseback transactions and third-party purchases. We expect to lease our properties on a triple-net lease basis, where the tenant is responsible for all aspects of and costs related to the property and its operation during the lease term, including structural repairs, maintenance, taxes and insurance. We intend to elect and to operate our business so as to qualify to be taxed as a REIT for U.S. federal income tax purposes.

Our executive chairman, Alan D. Gold, is a 30-year veteran of the real estate industry, including co-founding two NYSE-listed REITs: BioMed Realty Trust, Inc. (formerly NYSE: BMR), or BioMed Realty, a REIT focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry; and Alexandria Real Estate Equities, Inc. (NYSE: ARE), or Alexandria Real Estate, an urban office REIT focused on collaborative science and technology campuses. Our senior management team has significant experience in all aspects of the real estate industry, including acquisitions, dispositions, construction, development, management, finance and capital markets. We believe the industry experience and relationships of our senior management team will provide us with a competitive advantage in sourcing and negotiating acquisition opportunities for our target properties, including through sale-leaseback transactions.

We do not currently own any properties. We plan to finance our growth through the application of the net proceeds of this offering, and, when necessary, through additional equity and debt offerings. We currently anticipate that the average size of our investments will range from $5 million to $30 million and will involve between 25,000 and 150,000 square feet of space.

We are actively seeking and evaluating medical-use cannabis facilities to purchase with the net proceeds of this offering. We have entered into a definitive purchase agreement for the acquisition of one 127,000-square foot industrial property, or our Initial Property, located in New York for a purchase price of approximately $30 million in a sale-leaseback transaction. See the section entitled “— Our Initial Property” below. In addition, our senior management team has identified and is in various stages of reviewing in excess of $88 million of additional potential properties for acquisition, which amount is estimated based on the sellers’ asking prices for the properties, preliminary discussions with sellers or our internal assessment of the values of such properties after taking into account the current and expected annualized lease revenue, operating history, age and condition of the property and other relevant factors. We have entered into two non-binding letters of intent with respect to five properties, comprising approximately $80 million of these potential acquisitions. The acquisition of our Initial Property is subject to ongoing diligence and the satisfaction of closing conditions and the acquisition of any property under a non-binding letter of intent requires the negotiation and execution of a definitive purchase agreement and is subject to diligence and the satisfaction of closing conditions. There can be no assurance that we will consummate the acquisition of any of the properties in our current acquisition pipeline on the terms anticipated, or at all.

Market Opportunity

The Industrial Real Estate Sub-Market

The industrial real estate sub-market recently has performed well with vacancies in several markets at historical lows. According to Colliers International, or Colliers, the U.S. industrial property vacancy rate declined for the 22nd consecutive quarter in the first quarter of 2016, declining 10 basis points to 6.3% and down 70 basis points from the first quarter of 2015. Almost 64 million square feet of industrial real estate was absorbed in the first quarter of 2016, an increase of 9.6% year over year, which resulted in increased rental rates for the 18th consecutive quarter, according to Colliers.

We believe this supply/demand dynamic creates significant opportunity for owners of industrial facilities, particularly those focused on niche categories, as options are limited for tenants requiring specialized buildings. We intend to capitalize on this opportunity by purchasing specialized industrial properties that are mission critical to the medical-use cannabis industry.

The Regulated Medical-Use Cannabis Industry

The regulated medical-use cannabis industry is a rapidly growing industry that we believe presents a unique real estate investment opportunity under current market conditions. In the United States, the development and growth of the industry has generally been driven by state law and regulation, and accordingly, the market varies on a state-by-state basis. State laws that legalize and regulate medical-use cannabis allow patients to consume cannabis for medicinal reasons with a doctor’s recommendation subject to various requirements and limitations. States have authorized numerous medical conditions as qualifying conditions for treatment with medical-use cannabis, including but not limited to treatment for cancer, glaucoma, HIV/AIDs, wasting syndrome, pain, nausea, seizures, muscle spasms, multiple sclerosis, post-traumatic stress disorder (PTSD), migraines, arthritis, Parkinson’s disease, Alzheimer’s, lupus, residual limb pain, spinal cord injuries, inflammatory bowel disease and terminal illness. As of November 15, 2016, 29 states, plus the District of Columbia, have passed laws allowing their citizens to use medical cannabis.

We believe that the following conditions create an attractive opportunity to invest in industrial real estate assets that support the regulated medical-use cannabis industry:

•	Significant industry growth in recent years and expected continued growth: According to ArcView Market Research, or ArcView, nationwide sales of legal cannabis grew to $5.4 billion in 2015, up from $4.6 billion in 2014, of which approximately 92% consisted of medical-use sales. Demand is expected to remain strong in 2016, with legal markets projected to grow to $6.7 billion, according to ArcView, a 24% increase over 2015, as new state medical-use markets, including Nevada, Illinois, Massachusetts and New York, continue to expand. According to ArcView, by 2020, legal market sales are expected to grow to approximately $21.8 billion, of which estimated medical-use sales are expected to be approximately $10.2 billion.
•	A shift in public opinion and increasing momentum toward the legalization of cannabis, especially as it relates to medical-use cannabis: We believe that the growth of the regulated cannabis industry has been fueled by changing public attitudes in the United States. A 2015 poll by Harris found 81% of Americans support the legalization of cannabis for medical use. Driven in part by this shift in public opinion, three additional states, including Florida, Arkansas and North Dakota, voted to legalize medical-use cannabis in November 2016. Expansion of the market opportunity to these states could be significant.
•	The federal government’s current policy toward certain cannabis-related activities that are legal under state law: Cannabis is classified as a Schedule I controlled substance by the Drug Enforcement Agency, or DEA, and the U.S. Department of Justice with no medical use, and therefore it is illegal to grow, possess and consume cannabis under federal law. Although the Controlled Substances Act of 1910, or CSA, basic prohibitions remain in force, the U.S. Department of Justice, under the Obama administration, has issued memoranda characterizing enforcement of federal cannabis prohibitions under the CSA as an inefficient use of federal investigative and prosecutorial resources when state regulatory and enforcement efforts are effective with respect to enumerated federal enforcement priorities under the CSA. In such instances, the U.S. Department of

Justice instructs federal prosecutors that enforcement of state law by state and local law enforcement should remain the primary means of addressing cannabis-related activity, including cultivation and distribution of cannabis. Congress has also enacted an omnibus spending bill including a provision prohibiting the U.S. Department of Justice (which includes the DEA) from using funds appropriated by that bill to prevent states from implementing their medical-use cannabis laws. This provision, however, is effective only until December 9, 2016 and must be renewed by Congress in subsequent years. In order to extend the prohibition, it must be specifically included in the fiscal year 2017 Commerce, Justice, and Science (CJS) Appropriations bill – the germane bill. Currently, only the Senate version of the CJS Appropriations bill includes the prohibition and the House version does not. In addition, members of the U.S. Congress have introduced various pieces of proposed legislation that would declassify cannabis as a Schedule I controlled substance or otherwise remove cannabis from all schedules of controlled substances. Although there is no assurance that any of these proposals will be approved, that the funds prohibition will be renewed or that the U.S. Department of Justice’s enforcement position will not change, we believe that the number and frequency of these proposals, when coupled with changing public attitudes and the prospect of legalization in additional states, indicate that the size and risk profile of the market in which our prospective tenants operate will likely improve.
•	Limited access to capital by industry participants in light of risk perceived by financial institutions of violating federal laws and regulatory guidelines for offering banking services to cannabis-related businesses: To date, the status of medical-use cannabis under federal law has significantly limited the ability of state-licensed industry participants to fully access the U.S. banking system and traditional financing sources. While we anticipate that future changes in federal and state laws may ultimately open up financing options that have not been available to date in this industry, we believe that such changes will take time, thereby creating an opportunity over the next few years to provide our sale-leaseback solutions to state-licensed industry participants that lack access to traditional financing sources.

We plan to take advantage of this market opportunity by purchasing the medical-use cannabis facilities of state-licensed growers with a focus on properties that we believe also have potential for long-term appreciation in value. We believe that our sale-leaseback solutions offer an attractive alternative to licensed cultivators who lack access to traditional financing alternatives. We intend to acquire medical-use cannabis facilities in states that permit medical-use cannabis cultivation, including New York, Illinois, Washington, Oregon, Nevada, California, Arizona, Massachusetts and Maryland. We expect that acquisition opportunities will continue to expand as additional states legalize medical-use cannabis and license new cultivators.

Notwithstanding the foregoing market opportunity and trends, and despite legalization at the state level, we continue to believe that the current state of federal law creates significant uncertainty and potential risks associated with investing in medical-use cannabis facilities. For a more complete description of these risks, see the sections entitled “Risk Factors — Risks Related to Regulation” and “Business — Government Regulation.”

Our Competitive Strengths

We believe that we have the following competitive strengths:

•	The Experience of Our Executive Chairman and Our Senior Management Team. Mr. Gold and our senior management team have substantial experience in all aspects of the real estate industry, including acquisitions, dispositions, construction, development, management, finance and capital markets. In particular, in August 2004, Mr. Gold and Gary A. Kreitzer, a member of our board of directors, founded BioMed Realty, an internally-managed REIT focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry, an industry they believed to be underserved by commercial property investors and lenders and poised for significant growth. According to public filings with the Securities and Exchange Commission, or the SEC, during their tenure at BioMed Realty, Messrs. Gold and Kreitzer oversaw the growth of the company’s portfolio of life science and laboratory real estate from 30 buildings with approximately 2.4 million rentable square feet at the time of the initial public offering in 2004 to 196 buildings with approximately 18.9 million rentable square feet as of January 2016.

•	Focus on Recurring and Dependable Revenue. Our business strategy will focus on acquiring real estate assets from, and entering into long-term, triple-net leasing arrangements with, licensed medical-use cannabis cultivators, which we believe will support a recurring and dependable revenue base from our properties.
•	Focus on Underserved Industry with Less Competition. Our focus on specialized industrial real estate assets leased to tenants in the regulated medical-use cannabis industry may result in significantly less competition from existing REITs and institutional buyers due to the unique nature of the real estate and its tenants. Moreover, we believe the banking industry’s general reluctance to finance owners of these facilities coupled with the owners’ need for capital to fund the growth of their operations will result in significant opportunities for us to acquire specialized industrial properties that provide stable and increasing rental revenue along with the potential for long-term appreciation in value.
•	Positive Medical-Use Cannabis Industry Trends. Based on the growth projections for the medical-use cannabis industry, we expect to see significant spending by state-licensed medical-use cannabis cultivators on their existing and new medical-use cannabis facilities.

Our Business Objectives and Growth Strategies

Our principal business objective is to maximize stockholder returns through a combination of (1) distributions to our stockholders, (2) sustainable long-term growth in cash flows from increased rents, which we hope to pass on to stockholders in the form of increased distributions, and (3) potential long-term appreciation in the value of our properties from capital gains upon future sale. Our primary strategy to achieve our business objective is to acquire and own a portfolio of medical-use cannabis facilities leased to tenants holding the requisite state licenses to operate in the regulated medical-use cannabis industry. This strategy includes the following components:

•	Owning Medical-Use Cannabis Cultivation Properties and Related Real Estate Assets for Income. We primarily intend to acquire medical-use cannabis facilities from licensed growers who will continue their cultivation operations after our acquisition of the property. We expect to hold acquired properties for investment and to generate stable and increasing rental income from leasing these properties to licensed growers.
•	Owning Medical-Use Cannabis Cultivation Properties and Related Real Estate Assets for Appreciation. We primarily intend to lease our acquired properties under long-term triple-net leases. However, from time to time, we may elect to sell one or more properties if we believe it to be in the best interests of our stockholders. Potential purchasers may include others in the regulated medical-use cannabis industry desiring access to properties having the requisite zoning and regulatory approvals for cultivation and production of medical-use cannabis or financial purchasers seeking to acquire property for investment purposes. Accordingly, we will seek to acquire properties that we believe also have potential for long-term appreciation in value.
•	Expanding Our Operations as Additional States Permit Medical-Use Cannabis Cultivation and Production. We intend to acquire properties in states that permit cannabis cultivation for medical use, including New York, Illinois, Washington, Oregon, Nevada, California, Arizona, Massachusetts and Maryland. We expect that our acquisition opportunities will continue to expand as additional states legalize medical-use cannabis and license new cultivators.

Our Target Markets

We anticipate that our initial target markets will be New York, Illinois, Washington, Oregon, Nevada, California, Arizona, Massachusetts and Maryland. We currently have a definitive agreement to purchase one medical-use cannabis cultivation facility in New York and non-binding letters of intent to purchase one medical-use cannabis cultivation facility in Illinois and four medical-use cannabis cultivation facilities in California.

The following is a list of states that have legalized cannabis for medical use in some form as of November 15, 2016:

Year(1)	Jurisdiction(1)	Population as of July 1, 2015 (in millions)(2)
1996	California	39.1
1998	Washington	7.2
1998	Oregon	4.0
1999	Alaska	0.7
1999	Maine	1.3
2000	Hawaii	1.4
2000	Colorado	5.5
2000	Nevada	2.9
2004	Vermont	0.6
2004	Montana	1.0
2006	Rhode Island	1.1
2007	New Mexico	2.1
2008	Michigan	9.9
2010	District of Columbia	0.7
2010	New Jersey	9.0
2010	Arizona	6.8
2011	Delaware	0.9
2012	Massachusetts	6.8
2012	Connecticut	3.6
2013	Illinois	12.9
2013	New Hampshire	1.3
2014	Maryland	6.0
2014	Minnesota	5.5
2014	New York	19.8
2016	Louisiana	4.7
2016	Pennsylvania	12.8
2016	Ohio	11.6
2016	Florida	20.3
2016	Arkansas	3.0
2016	North Dakota	0.8
Total	30	203.3

(1)	Source: ArcView
(2)	Source: U.S. Census Bureau

It is expected that new states that entered the marketplace in 2016, may drive industry growth in 2018 and 2019, when cannabis businesses in such states could begin to generate revenues. Experience shows that it generally takes one to two years for a state to establish regulations and for cannabis businesses to begin to generate revenue from operations. ArcView’s projected increase in legal cannabis sales by 2020 is, in part, attributable to this delay between legalization and revenue generation. In addition, continued development of the regulated medical-use cannabis industry depends upon continued legislative authorization of medical-use cannabis at the state level. Progress in the regulated medical-use cannabis industry, while encouraging, is not assured and any number of factors could slow or halt progress in this area.

Our Target Properties

We intend to acquire specialized industrial real estate assets operated by state-licensed medical-use cannabis growers through sale-leaseback transactions and third-party purchases. In sale-leaseback transactions, concurrently upon closing of the acquisition, we will lease the properties back to the state-licensed growers under long-term, triple-net lease agreements. We intend to target properties owned by growers that have been among the top candidates in the rigorous state licensing process and have been granted one or more licenses to operate multiple facilities. Based on our review of potential acquisitions in connection with this offering, indoor cultivation facilities generally appear to have similar shells as standard light industrial buildings. However, based on our initial diligence, the medical-use cultivation process typically requires a finely tuned environment to achieve consistent high quality and specificity in cannabinoid levels and to maximize yields, which translates into certain capital improvements in the building’s infrastructure. These improvements can include enhanced HVAC systems for climate and humidity control, high capacity plumbing systems, specialized lighting systems, and sophisticated building management, cultivation monitoring and security systems. Through this sale-leaseback strategy, we will serve as a source of capital to these licensed medical-use cannabis growers, which will allow them to redeploy their sale proceeds back into their core operations to grow their business and achieve higher returns.

Our Initial Property

We have entered into a definitive purchase agreement for the acquisition of our Initial Property, a 127,000-square foot industrial property located in Montgomery, New York for a purchase price of approximately $30 million. We expect to acquire our Initial Property with the net proceeds of this offering. While the acquisition of our Initial Property is subject to ongoing diligence and the satisfaction of closing conditions, at this time, we have determined that the acquisition of our Initial Property is “probable.” There can be no assurance, however, that we will consummate the acquisition of our Initial Property on the terms anticipated, or at all.

Property Description.  Our Initial Property consists of approximately 37 acres of usable land, which includes three buildings comprising approximately 127,000 square feet. Our Initial Property is also expected to support the future development of additional medical-use cannabis cultivation facilities totaling approximately 204,000 additional square feet. The current property owner and future tenant is licensed by the state of New York to operate a medical-use cannabis cultivation and processing facility, and has operated such facility at the property since June 2016, when construction of the facility was substantially completed.

Acquisition Terms.  On August 22, 2016, we entered into a definitive purchase agreement to acquire our Initial Property from PharmaCann LLC in a sale-leaseback transaction for an aggregate purchase price of $30 million. The purchase price for our Initial Property was determined by negotiation with the seller after taking into consideration the expected annualized lease revenue, expected lease, operating history, age and condition of the property, and other relevant factors. We paid a $375,000 deposit upon execution of the purchase agreement that is refundable in the event we do not close our initial public offering within a specified timeframe. The $375,000 deposit was paid on our behalf by IGP Advisers (as defined below) and is to be repaid with the proceeds of this offering. The definitive agreement provides for a due diligence period during which we have the right to access and inspect the property and may terminate the agreement if we determine that the property does not meet our criteria. Following the diligence period, we have agreed to purchase the property “as is,” subject to all faults and conditions thereon, which increases the risk that we may have to remedy defects or costs without recourse to the prior owner. The closing of the purchase is subject to the completion of this offering and customary closing conditions. The purchase agreement provides that closing is to occur within 30 days after the expiration of the due diligence period and the agreement is terminable at the option of either party thereafter. We intend to purchase our Initial Property as soon as reasonably practicable after satisfaction of all closing conditions, including the closing of this offering.

Lease Terms.  Upon the closing of the acquisition, we will lease 100% of our Initial Property to the seller of the property, PharmaCann LLC, to operate a medical-use cannabis cultivation and processing facility in compliance with applicable state and local law and in compliance with the terms of the tenant’s license from the state of New York. PharmaCann LLC is a start-up business that commenced retail operations in late 2015. PharmaCann LLC secured one of only five licenses granted to date in New York for the cultivation and dispensing of medical-use cannabis. As of the date of this prospectus, PharmaCann LLC operates two cultivation and processing facilities and four registered medical-use cannabis dispensaries in Illinois, and one cultivation and processing facility and four registered medical-use cannabis dispensaries in New York. The lease for our Initial Property is a triple-net lease, with the tenant responsible for paying all structural repairs, maintenance expenses, insurance and taxes related to the property. The base rent is approximately $319,580 per month, which shall be increased annually at a rate based on the higher of (i) 4% or (ii) 75% of the consumer price index, or CPI. We also receive a property management fee under the lease equal to 1.5% of the then-current base rent throughout the term, and supplemental base rent for the first five years of the term at a rate of $105,477 per month. Together, the annualized initial base rent, property management fee and supplemental base rent equate to approximately 17.2% of the purchase price of our Initial Property. The lease term is 15 years, with two options to extend the term of the lease for two additional five-year periods. As a start-up business, PharmaCann LLC has not been profitable. During 2016, the Company expects that PharmaCann LLC will continue to incur losses as its expenses increase in connection with the expansion of PharmaCann LLC’s operations. As a result, at least initially, we expect that PharmaCann LLC will make rent payments to us from proceeds from the sale of the property or cash on hand, and not from funds from operations.

Our Financing Strategy

We intend to meet our long-term liquidity needs through cash flow from operations and the issuance of equity and debt securities, including common stock, preferred stock and long-term notes. Where possible, we also may issue limited partnership interests in our Operating Partnership to acquire properties from existing owners seeking a tax-deferred transaction. We expect to issue equity and debt securities at times when we believe that our stock price is at a level that allows for the reinvestment of offering proceeds in accretive property acquisitions. We may also issue common stock to permanently finance properties that were previously financed by debt securities. However, we cannot assure you that we will have access to the capital markets at times and on terms that are acceptable to us. Our investment guidelines initially provide that our aggregate borrowings (secured and unsecured) will not exceed 50% of the cost of our tangible assets at the time of any new borrowing, subject to our board of directors’ discretion.

Risk Management

We estimate that we will purchase approximately 10 to 20 properties with the net proceeds of this offering and will attempt to diversify the investment size and location of our portfolio of properties in order to manage our portfolio-level risk. Over the long term, we intend that no single property will exceed 25% of our total assets and that no single tenant will exceed 30% of our total assets. However, until a sufficient number of properties are acquired, we anticipate that we will have single properties and single tenants in excess of these long-term targets.

We expect that single tenants will occupy our properties pursuant to triple-net lease arrangements in general and, therefore, the success of our investments will be materially dependent on the financial stability of these tenants. We intend to target tenants that have been among the top candidates in the state licensing process and have been granted one or more licenses to operate multiple facilities. We expect, however, that most of our tenants will be start-up businesses that have little or no revenue and, at least initially, will make rent payments to us from the sale proceeds of a sale-leaseback transaction with us or cash on hand. We expect to evaluate the credit quality of our tenants and any guarantors on an ongoing basis by reviewing, where available, the publicly filed financial reports, press releases and other publicly available industry information regarding our tenants and any guarantors. In addition, we will monitor the payment history data for all of our tenants and, in some instances, we intend to monitor our tenants by periodically conducting site visits and meeting with the tenants to discuss their operations. In many instances, we will generally not be entitled to financial results or other credit-related data from our tenants. See the section entitled “Risk Factors — Risks Related to Our Business.”

Summary Risk Factors

An investment in shares of our Class A common stock involves a high degree of risk. You should consider carefully the risks discussed below and under the section entitled “Risk Factors” beginning on page 15 of this prospectus before purchasing our Class A common stock. If any of the factors enumerated below or in the section entitled “Risk Factors” occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose some or all of your investment. Some of the more significant risks relating to this offering and an investment in our shares of Class A common stock include:

•	We were recently formed, have no operating history, and may not be able to operate our business successfully or generate sufficient cash flow to make or sustain distributions to our stockholders.
•	We do not currently own any properties. We have identified only one property to acquire and have not entered into binding contracts or commitments to acquire any other specific properties or committed a substantial portion of the net proceeds of this offering to any other specific investment in medical-use cannabis facilities. Investors will not be able to evaluate the economic merits of investments we make with a substantial portion of the net proceeds of this offering before purchasing our Class A common stock.
•	We may be unable to invest the proceeds of this offering on acceptable terms, or at all, and may suffer from delays in locating suitable investment properties.
•	Medical-use cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding medical-use cannabis would likely result in our inability and the inability of our tenants to execute our respective business plans.
•	New laws that are adverse to the business of our tenants may be enacted, and current favorable state or local laws relating to cultivation and production of medical-use cannabis may be modified or eliminated in the future.
•	We are dependent on our key personnel for our success. The departure of any of our executive officers or key personnel could have a material adverse effect on our business.
•	Our growth depends on external sources of capital, which may not be available on favorable terms or at all. In addition, banks and other financial institutions may be reluctant to enter into lending transactions with us, particularly secured lending, because we intend to acquire properties used in the cultivation and production of medical-use cannabis. If this source of funding is unavailable to us, our growth may be limited and our levered return on the properties we purchase may be lower.
•	We expect that most of our tenants, including the proposed tenant for our Initial Property, will be start-up businesses and may be unable to pay rent with funds from operations or at all, which could adversely affect our cash available to make distributions to our stockholders or otherwise impair the value of your investment.
•	Compliance with environmental laws could materially increase our operating expenses.
•	There may only be a limited number of medical-use cannabis facilities operated by suitable tenants available for us to acquire, which could adversely affect the return on your investment.
•	Our real estate portfolio will be concentrated in a limited number of properties, which subjects us to an increased risk of significant loss if any property declines in value or if we are unable to lease a property.
•	Because our real estate investments will consist of primarily industrial properties suitable for cultivation and production of medical-use cannabis, our properties may be difficult to sell or re-lease upon tenant defaults or early lease terminations, and our rental revenues will be significantly influenced by demand for these facilities.
•	Maintenance of our exemption from registration under the Investment Company Act of 1940, as amended, or the Investment Company Act, and our REIT qualification impose significant limits on our operations.
•	Our board of directors may change our investment objectives and strategies without stockholder consent.

•	Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders and may have significant adverse consequences on the market price of our Class A common stock. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or the Service, that we qualify as a REIT, and the statements in this prospectus are not binding on the Service or any court.
•	A material weakness has been identified in our internal control over financial reporting. If we fail to implement and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be impaired, investors could lose confidence in our reported financial information, the trading price of our shares of common stock could decline and our access to the capital markets or other financing sources could become limited.
•	We and our tenants may have difficulty accessing the service of banks.
•	If we are deemed to be subject to Section 280E of the Internal Revenue Code of 1986, as amended, or the Code, because of the business activities of our tenants, the resulting disallowance of tax deductions could cause us to incur U.S. federal income tax and jeopardize our REIT status.
•	Investors participating in this offering will incur immediate and substantial dilution.
•	We set the initial public offering price of our shares of Class A common stock arbitrarily and such price may not accurately reflect the value of our assets or our expected operating income.
•	There is no public market for our Class A common stock and a market may never develop which could cause our Class A common stock to trade at a discount and make it difficult for holders of our Class A common stock to sell their shares.
•	We may be unable to pay or maintain cash dividends and may borrow money, sell assets or use offering proceeds to make distributions to our stockholders, if we are unable to make distributions from cash flows from operations.

Our Operating Structure

We were formed as a Maryland corporation on June 15, 2016. We intend to conduct business in an umbrella partnership real estate investment trust, or UPREIT, structure through our Operating Partnership. We are the sole general partner of our Operating Partnership and, upon completion of this offering, we will own, directly or through a subsidiary, 100% of the limited partnership interests in our Operating Partnership. Our board of directors will oversee our business and affairs.

Our Operating Partnership was formed as a Delaware limited partnership on June 20, 2016 and will commence operations upon the completion of this offering. Following the completion of this offering, substantially all of our assets will be held by, and our operations will be conducted through, our Operating Partnership. We will contribute the net proceeds from this offering to our Operating Partnership in exchange for limited partnership interests. Our interest in our Operating Partnership will generally entitle us to share in cash distributions from, and in the profits and losses of, our Operating Partnership in proportion to our percentage ownership, which is currently 100%. As the sole general partner of our Operating Partnership, we generally will have the exclusive power under the partnership agreement to manage and conduct our Operating Partnership’s business and affairs. In the future, we may issue limited partnership interests in our Operating Partnership from time to time in connection with property acquisitions, as compensation or otherwise.

IGP Advisers LLC, or IGP Advisers, a company that is owned by Mr. Gold and Paul E. Smithers, our president, chief executive officer and a director nominee, and Gregory J. Fahey, our chief accounting officer and treasurer, is funding certain of our organization, offering and other costs. In addition, IGP Advisers funded an earnest money deposit pursuant to the purchase agreement for our Initial Property. IGP Advisers will seek reimbursement from us for these expenses upon completion of this offering and the acquisition of our Initial Property.

The chart below reflects our corporate structure after giving effect to this offering and the issuance of shares of our Class A common stock as described in this prospectus, including (i) 1,312,500 shares of Class A common stock that will be issued to founders, including certain executive officers and directors, in exchange for outstanding shares of Class B common stock (or 1,509,375 shares if the underwriters’ over-allotment option is fully exercised), (ii) 150,000 shares of Class A common stock that our executive chairman may purchase in this offering at the public offering price, and (iii) grants of an aggregate of 27,500 shares of Class A common stock to two of our executive officers under our 2016 Omnibus Incentive Plan, or the Incentive Plan, that are expected to be approved at the first meeting of the compensation committee of our board of directors upon the completion of this offering.

Restrictions on Ownership and Transfer of our Securities

In order for us to qualify as a REIT under the Code, the relevant sections of our charter provide that, after completion of this offering and subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding common stock or any class or series of our outstanding preferred stock. Our board of directors may, upon receipt of certain representations, undertakings and agreements and in its sole discretion, exempt (prospectively or retroactively) any person from the 9.8% ownership limits and establish a different limit, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limits will not then or in the future result in us failing the “closely held” test under Section 856(h) of the Code (without regard to whether the person’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT. Our charter further prohibits any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in us failing the “closely held” test under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT, and any person from transferring shares of our stock if such transfer would result in shares of our stock to be beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

If any transfer of shares of our stock would result in shares of our stock to be beneficially owned by fewer than 100 persons, such transfer will be void from the time of such purported transfer and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors or, our company to be “closely held” under Section 856(h) of the Code

(without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will automatically be transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee will acquire no rights in such shares.

Federal Income Tax Status

We intend to elect and qualify to be taxed as a REIT commencing with our tax year ending December 31, 2016 or, if later, the first year in which we have material real estate assets and operations. In addition, we may hold certain of our assets through taxable REIT subsidiaries, or TRSs, which are subject to corporate-level income tax at regular rates. Our qualification as a REIT depends on our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our shares of stock. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income we distribute currently to our stockholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. If we fail to qualify for taxation as a REIT in any taxable year, and the statutory relief provisions of the Code do not apply, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income or property and to U.S. federal income and excise taxes on our undistributed income.

Distribution Policy

U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain (which does not equal net income as calculated in accordance with U.S. generally accepted accounting principles, or GAAP), and that it pay U.S. federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We are a newly formed company that has not commenced operations and, as a result, we have not paid distributions as of the date of this prospectus. To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income tax, we intend to make quarterly distributions of all or substantially all of our taxable income to holders of our common stock out of assets legally available therefor. However, we cannot assure you that distributions will be made or sustained. Any distributions we make will be at the discretion of our board of directors and will depend upon a number of factors, including our actual results of operations, economic conditions, maintenance of REIT qualification and the applicable provisions of the Maryland General Corporation Law, or the MGCL, and such other factors as our board may determine in its sole discretion.

Lock-up Agreements

We and each of our executive officers and directors have agreed with the underwriters not to offer, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for or repayable with common stock (including limited partnership interests in our Operating Partnership) or any rights to acquire common stock for a period of 180 days after the date of this prospectus, without first obtaining the written consent of Ladenburg Thalmann & Co. Inc., the representative of the underwriters.

Implications of Being an “Emerging Growth Company”

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. An “emerging growth company” may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. While we are an “emerging growth company,” among other things:

•	we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or the Sarbanes Oxley Act;
•	we are permitted to provide less extensive disclosure about our executive compensation arrangements;
•	we are not required to give to our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements; and
•	we are permitted to use an extended transition period for complying with new or revised accounting standards.

We have elected to use an extended transition period for complying with new or revised accounting standards, and this election is irrevocable. We have not made a decision whether to take advantage of other exemptions. If we do take advantage of additional exemptions, some investors may find our Class A common stock less attractive, which may result in a less active trading market for our Class A common stock and a more volatile stock price.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Corporate Information

Our principal executive offices are located at 17190 Bernardo Center Drive, San Diego, CA 92128. Our telephone number is (858) 997-3332. Our website is www.innovativeindustrialproperties.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

THE OFFERING

Class A common stock offered by us
8,750,000 shares.(1)
Class A common stock to be outstanding after the offering
10,062,500 shares.(1)(2)
Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $161.2 million (or approximately $185.6 million if the underwriters’ over-allotment option is exercised in full), after deducting underwriting discounts and commissions, and estimated expenses of the offering, assuming a public offering price of $20.00 per share. We intend to use the net proceeds of this offering as follows: (i) approximately $30 million to acquire our Initial Property, (ii) approximately $50,000 to reimburse IGP Advisers for certain organizational costs, and (iii) approximately $500,000 to pay a consulting fee to IGP Advisers, which amount will increase by $3,300 for each day that the closing of this offering occurs after November 15, 2016. We intend to invest the remaining net proceeds in specialized industrial real estate assets that support the regulated medical-use cannabis industry that are consistent with our investment strategy. Until appropriate assets can be identified, we may invest the net proceeds of the offering in interest-bearing short-term investments that are consistent with our intention to qualify as a REIT. Any interest-bearing short-term investment we make likely will provide a lower net return than we will seek to achieve from our target assets. See the section entitled “Use of Proceeds.”
Dividend policy
We intend to make quarterly distributions of all or substantially all of our taxable income to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain (which does not equal net income as calculated in accordance with GAAP), and that it pay U.S. federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income.
NYSE symbol
“IIPR.”
Ownership and transfer restrictions
In order for us to qualify as a REIT under the Code, our charter provides that no person or entity may own or be deemed to own more than 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding common stock or any class or series of our outstanding preferred stock. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer.”

(1)	Excludes (i) up to 1,312,500 shares of our Class A common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, (ii) up to 196,875 shares of Class A common stock that may be issued to our founders, including certain executive officers and directors, who are holders of Class B common stock in connection with the exercise of the underwriters’ over-allotment option and (iii) 27,500 shares of Class A common stock that are expected to be issued to two of our executive officers under the Incentive Plan, upon approval at the first meeting of the compensation committee of the board of directors upon completion of this offering.
(2)	Includes 1,312,500 shares of our Class A common stock that will be issued to our founders, including certain executive officers and directors, in exchange for the outstanding shares of Class B common stock (which amount is subject to increase if the underwriters’ over-allotment option is fully exercised). The shares of our Class B common stock issued and outstanding immediately prior to the consummation of the offering will automatically convert upon the consummation of the offering into that number of shares of Class A common stock equal to 15% of the shares of our Class A common issued in this offering (including shares issued upon exercise of the underwriters’ over-allotment option). See the sections entitled “Certain Relationships and Related Transactions” and “Description of Securities.” Excludes 1,000,000 shares of common stock reserved for future issuance under the Incentive Plan.

RISK FACTORS

An investment in shares of our Class A common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus were to occur, our business, prospects, financial condition, liquidity, and results of operations and our ability to make distributions to our stockholders and achieve our goals could be materially and adversely affected, the value of our Class A common stock could decline significantly and you could lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”

Risks Related to Our Business

We were recently formed, have no operating history, and may not be able to operate our business successfully or generate sufficient cash flow to make or sustain distributions to our stockholders.

We were formed on June 15, 2016 and have no operating history. We have nominal assets and will commence operations only upon completion of this offering. We are subject to many of the business risks and uncertainties associated with any new business enterprise. We cannot assure you that we will be able to operate our business successfully or profitably, find suitable investments or implement our operating policies as described in this prospectus. Our ability to provide attractive risk-adjusted returns to our stockholders over the long term is dependent on our ability both to generate sufficient cash flow to pay an attractive dividend and to achieve capital appreciation, and we cannot assure you we will do either. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make distributions to stockholders. The results of our operations and the implementation of our business plan depend on several factors, including the availability of opportunities for investment, the availability of adequate equity and debt financing, the federal and state regulatory environment relating to the medical-use cannabis industry, conditions in the financial markets and economic conditions.

We have identified only one property to acquire and have not entered into binding contracts or commitments to acquire any other specific properties or committed a substantial portion of the net proceeds from this offering to any other specific property, other than our Initial Property and, therefore, investors will not be able to evaluate the economic merits of investments we make with a substantial portion of the net proceeds of this offering before purchasing our Class A common stock.

We currently do not own any properties. We have entered into a definitive purchase agreement to acquire our Initial Property within 30 days after the expiration of the due diligence period and have entered into two non-binding letters of intent with respect to five properties, but have not yet committed a substantial portion of the net proceeds of this offering to any other specific medical-use cannabis facilities. Furthermore, our senior management team will have broad discretion in selecting our properties and the tenants of those properties. Accordingly, you will not have the opportunity to evaluate the terms of transactions, the creditworthiness of our tenants or other economic or financial data concerning our acquisition of properties before purchasing shares of our Class A common stock, and you have to rely entirely on the ability of our senior management team to select suitable and successful investment opportunities. These factors increase the speculative nature of an investment in our Class A common stock.

We may be unable to invest the net proceeds of this offering on acceptable terms, or at all, and may suffer from delays in locating suitable investment properties, which could adversely affect the return on your investment.

Our ability to achieve our investment objectives and to make distributions to our stockholders depends upon our senior management team’s ability to identify suitable properties for acquisition and then negotiating and consummating the acquisition and triple-net leasing arrangement. The current market for properties that meet our investment objectives may be limited. We intend to conduct due diligence with respect to each investment and suitable investment opportunities may not be immediately available. Until appropriate investment properties can be identified and acquired, we may invest the net proceeds of this offering in interest-bearing short-term investments, including money market accounts and/or funds that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we seek to achieve from investments in our target assets. Any significant delay in investing the net proceeds of this offering would have a material adverse effect of our ability to generate cash flow and make distributions to our stockholders.

Additionally, as a public company, we will be subject to the ongoing reporting requirements under the Exchange Act. Pursuant to the Exchange Act, we may be required to file with the SEC financial statements of properties we acquire or financial statements of our tenants who have entered into triple-net leasing arrangements with us for a significant portion of our properties. To the extent any required financial statements are not available or cannot be obtained, we will not be able to acquire the property. As a result, we may be unable to acquire certain properties that otherwise would be a suitable investment. We could suffer delays in our acquisition of suitable properties due to these reporting requirements.

We expect that most of our tenants, including the proposed tenant for our Initial Property, will be start-up businesses and may be unable to pay rent with funds from operations or at all, which could adversely affect our cash available to make distributions to our stockholders or otherwise impair the value of your investment.

We expect that single tenants will occupy our properties and, therefore the success of our investments will be materially dependent on the financial stability of these tenants. We expect that our future tenants will be independent medical-use cannabis cultivation operators about which there is generally little or no publicly available operating and financial information. As a result, we will rely on our management team to perform due diligence investigations of their tenants and their properties, operations and prospects. We may not learn all of the material information we need to know regarding these businesses through our investigations. As a result it is possible that we could enter into a sale-leaseback arrangement with tenants or otherwise lease properties to tenants that ultimately are unable to pay rent to us, which could adversely impact our cash available for distributions.

We expect that most of our tenants, including the proposed tenant for our Initial Property, will be start-up businesses that have little or no revenue when they enter triple-net leasing arrangements with us and therefore, may be unable to pay rent with funds from operations. For example, PharmaCann LLC, the proposed tenant for our Initial Property, is not profitable and has experienced losses since inception. As a result, we expect that our tenants (including PharmaCann LLC) will make initial rent payments to us from proceeds from the sale of the property, in the case of sale-leaseback transactions, or other cash on hand. In addition, in general, as start-up businesses, we expect our tenants will be more vulnerable to adverse conditions resulting from federal and state regulations affecting their businesses or industries and will have limited access to traditional forms of financing.

Some of our tenants may have also been recently restructured using leverage acquired in a leveraged transaction or may otherwise be subject to significant debt obligations. Tenants that are subject to significant debt obligations may be unable to make their rent payments if there are adverse changes in their business plans or prospects, the regulatory environment in which they operate or in general economic conditions. Tenants that have experienced leveraged restructurings or acquisitions will generally have substantially greater debt and substantially lower net worth than they have prior to the leveraged transaction. In addition, the payment of rent and debt service may reduce the working capital available to leverage entities and prevent them from devoting the resources necessary to move from the start-up phase of their business into actual operations and profitability. Furthermore, we may be unable to monitor and evaluate tenant credit quality on an on-going basis.

Any lease payment defaults by a tenant could adversely affect our cash flows and cause us to reduce the amount of distributions to stockholders. In the event of a default by a tenant, we may also experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property as operators of medical-use cannabis cultivation and production facilities are generally subject to extensive state licensing requirements. Furthermore, we will not operate any of the facilities that we purchase.

Competition for the acquisition of properties suitable for the cultivation and production of medical-use cannabis may impede our ability to make acquisitions or increase the cost of these acquisitions, which could adversely affect our operating results and financial condition.

We will compete for the acquisition of properties suitable for the cultivation and production of medical-use cannabis with other entities engaged in agricultural and real estate investment activities, including corporate agriculture companies, cultivators and producers of medical-use cannabis, real estate companies and private real estate investors. These competitors may prevent us from acquiring desirable properties or may cause an increase in the price we must pay for properties. Our competitors may have greater resources than we do and may be willing to pay more for certain assets or may be willing to accept more risk than we believe can be prudently managed. In particular, larger companies may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Our competitors may also adopt transaction structures similar to ours, which would decrease our competitive advantage in offering flexible transaction terms. In addition, due to a number of factors, including but not limited to potential greater clarity of the laws and regulations governing medical-use cannabis by state and federal governments, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for these properties. If we pay higher prices for properties, our profitability may decrease, and you may experience a lower return on your investment. Increased competition for properties may also preclude us from acquiring those properties that would generate attractive returns to us.

There may only be a limited number of medical-use cannabis facilities operated by suitable tenants available for us to acquire, which could adversely affect the return on your investment.

We intend to use the net proceeds of this offering to purchase from licensed growers their medical-use cannabis facilities, which we then intend to lease to them under triple-net lease agreements. We also intend to target properties owned by growers that have been among the top candidates in the rigorous state licensing process and have been granted one or more licenses to operate multiple facilities. In light of the current regulatory landscape regarding medical-use cannabis, including but not limited to, the rigorous state licensing processes, limits on the number of licenses granted in certain states and in counties within such states, zoning regulations related to medical-use cannabis facilities, the inability of potential tenants to open bank accounts necessary to pay rent and other expenses and the ever-changing federal and state regulatory landscape, we may have only a limited number of medical-use cannabis facilities available to purchase that are operated by licensees that we believe would be suitable tenants. Our inability to locate suitable investment properties and tenants would have a material adverse effect on our ability to generate cash flow and make distributions to our stockholders.

Our growth will depend upon future acquisitions of real estate assets, and we may be unable to consummate acquisitions on advantageous terms.

Our growth strategy is focused on the acquisition of specialized industrial real estate assets on favorable terms as opportunities arise. Our ability to acquire these real estate assets on favorable terms is subject to the following risks:

•	competition from other potential acquirers may significantly increase the purchase price of a desired property;
•	we may not successfully purchase and lease our properties to meet our expectations;
•	we may be unable to obtain the necessary equity or debt financing to consummate an acquisition on satisfactory terms or at all;
•	agreements for the acquisition of properties are typically subject to closing conditions, including satisfactory completion of due diligence investigations, and we may spend significant time and money on potential acquisitions that we do not consummate; and
•	we may acquire properties without any recourse, or with only limited recourse, for liabilities, whether known or unknown, against the former owners of the properties.

Our real estate portfolio will be concentrated in a limited number of properties, which subjects us to an increased risk of significant loss if any property declines in value or if we are unable to lease a property.

Based on the anticipated net proceeds to be received from this offering, the expected investment size and our senior management team’s experience in the marketplace, we estimate that we will purchase approximately 10 to 20 properties with the net proceeds of this offering. However, currently a substantial portion of the net proceeds of this offering is not committed to specific properties. To the extent we are able to leverage our investment acquisitions with borrowed funds, we will acquire additional properties with the net proceeds of borrowings, subject to our debt policy. One consequence of a limited number of investments is that the aggregate returns we realize may be substantially adversely affected by the unfavorable performance of a small number of leases or a significant decline in the value of any single property. Lack of diversification will increase the potential that a single underperforming investment could have a material adverse effect on our cash flows and the price we could realize from the sale of our properties. Because we expect that the properties we initially acquire will be geographically concentrated in New York, Illinois, Maryland, California, Arizona, Washington, Nevada, Massachusetts and Oregon, we will be subject to any adverse change in the political or regulatory climate in those states or specific counties where our properties are located, which could adversely affect our properties and our ability to lease properties.

We may acquire a property or properties, including our Initial Property, “as-is,” which increases the risk of an investment that requires us to remedy defects or costs without recourse to the prior owner.

We may acquire real estate properties, including our Initial Property, “as is” with only limited representations and warranties from the property seller regarding matters affecting the condition, use and ownership of the property. There may also be environmental conditions associated with properties we acquire of which we are unaware despite our diligence efforts. In particular, medical-use cannabis facilities may present environmental concerns of which we are not currently aware. If environmental contamination exists on properties we acquire or develops after acquisition, we could become subject to liability for the contamination. As a result, if defects in the property (including any building on the property) or other matters adversely affecting the property are discovered, including but not limited to environmental matters, we may not be able to pursue a claim for any or all damages against the property seller. Such a situation could harm our business, financial condition, liquidity and results of operations.

We expect that the properties that we initially acquire will be geographically concentrated in New York, Illinois, Maryland, California, Arizona, Washington, Nevada, Massachusetts and Oregon, and we will be subject to social, political and economic risks of doing business in these states and any other state in which we may own property.

We expect that the properties that we initially acquire will be geographically concentrated in New York, Illinois, Maryland, California, Arizona, Washington, Nevada, Massachusetts and Oregon. Circumstances and developments related to operations in these markets that could negatively affect our business, financial condition, liquidity and results of operations include, but are not limited to, the following factors:

•	the responsibility of complying with multiple and likely conflicting state and federal laws, including with respect to cultivation and distribution of medical-use cannabis, licensing, banking and insurance;
•	difficulties and costs of staffing and managing operations;
•	unexpected changes in regulatory requirements and other laws;
•	potentially adverse tax consequences;
•	the impact of regional or state specific business cycles and economic instability; and
•	access to capital may be more restricted, or unavailable on favorable terms or at all in certain locations.

If our properties’ access to adequate water and power supplies is interrupted, it could harm our ability to lease the properties for medical-use cannabis cultivation and production, thereby adversely affecting our ability to generate returns on our properties.

In order to lease the properties that we intend to acquire with the proceeds of this offering, these properties will require access to sufficient water and power to make them suitable for the cultivation and production of medical-use cannabis. Although we expect to acquire properties with sufficient access to water, should the need arise for additional wells from which to obtain water, we would be required to obtain permits prior to drilling such wells. Permits for drilling water wells are required by state and county regulations, and such permits may be difficult to obtain due to the limited supply of water in areas where we expect to acquire properties. Similarly, our properties may be subject to governmental regulations relating to the quality and disposition of rainwater runoff or other water to be used for irrigation. In such case, we could incur costs necessary in order to retain this water. If we are unable to obtain or maintain sufficient water supply for our properties, our ability to lease them for the cultivation and production of medical-use cannabis would be seriously impaired, which would have a material adverse impact on the value of our assets and our results of operations.

Historically, states that have legalized medical-use cannabis cultivation have typically required that such cultivation take place indoors. Indoor cultivation of medical-use cannabis requires significant power for growing lights and ventilation and air conditioning to remove the hot air generated by the growing lights. While outdoor and greenhouse cultivation is gaining acceptance in many states with favorable climates for such growth, we expect that a significant number of our properties will continue to utilize indoor cultivation methods. Any extended interruption of the power supply to our properties, particularly those using indoor cultivation methods, would likely harm our tenants’ crops, which could result in their inability to make lease payments to us for our properties. Any lease payment defaults by a tenant could adversely affect our cash flows and cause us to reduce the amount of distributions to stockholders.

Some of our tenants could be susceptible to bankruptcy, which would affect our ability to generate rents from them and therefore negatively affect our results of operations.

In addition to the risk of tenants being unable to make regular rent payments, certain of our tenants who may depend on debt could be especially susceptible to bankruptcy in the event that their cash flows are insufficient to satisfy their debt. Any bankruptcy of one of our tenants would result in a loss of lease payments to us, as well as an increase in our costs to carry the property.

Additionally, under bankruptcy law, a tenant who is the subject of bankruptcy proceedings has the option of continuing (“assuming”) or giving up (“rejecting”) any unexpired lease of non-residential real property. If a bankrupt tenant decides to give up (reject) a lease with us, any claim we might have for breach of the lease, excluding a claim against (1) collateral securing the lease, or (2) a guarantor guaranteeing lease obligations, would be treated as a general unsecured claim in the tenant’s bankruptcy case. The laws governing bankruptcy cases would impact the treatment of our general unsecured claim. Our claim would likely be capped at the amount the tenant owed us for unpaid rent prior to the bankruptcy unrelated to the termination, plus the greater of one year of lease payments or 15% of lease payments payable under the remaining term of the lease, but in no case more than three years of lease payments. In addition to the cap on our damages for breach of the lease, even if our claim is timely submitted to the bankruptcy court, there is no guaranty that the tenant’s bankruptcy estate would have funds to satisfy the claims of general unsecured creditors. Finally, a bankruptcy court could re-characterize a net lease transaction as a disguised secured lending transaction. If that were to occur, we would not be treated as the owner of the property, but might have additional rights as a secured creditor. This would mean our claim in bankruptcy court could be limited to the amount we paid for the property, which could adversely impact our financial condition.

Because our real estate investments will consist of primarily industrial properties suitable for cultivation and production of medical-use cannabis, our rental revenues will be significantly influenced by demand for these facilities generally, and a decrease in such demand would likely have a greater adverse effect on our rental revenues than if we owned a more diversified real estate portfolio.

Because our portfolio of properties will consist of industrial properties used in the regulated medical-use cannabis industry, we will be subject to risks inherent in investments in a single industry. A decrease in the demand for medical-use cannabis cultivation facilities would have a greater adverse effect on our rental revenues than if we owned a more diversified real estate portfolio. Demand for medical-use cannabis cultivation facilities has been and could be adversely affected by changes in current favorable state or local laws relating to cultivation and production of medical-use cannabis or any change in the federal government’s current enforcement posture with respect to state-licensed cultivation of medical-use cannabis, among others. To the extent that any of these conditions occur, they are likely to affect demand and market rents for medical-use cannabis cultivation facilities, which could cause a decrease in our rental revenue. Any such decrease could impair our ability to make distributions to you. We do not expect to invest in other real estate or businesses to hedge against the risk that industry trends might decrease the profitability of our medical-use cannabis cultivation facilities.

Our real estate investments will consist of primarily industrial properties suitable for cultivation and production of medical-use cannabis, which may be difficult to sell or re-lease upon tenant defaults or early lease terminations, either of which would adversely affect returns to stockholders.

While our business objectives consist of principally acquiring and deriving rental income from industrial properties used in the regulated medical-use cannabis industry, we expect that at times we will deem it appropriate or desirable to sell or otherwise dispose of certain properties we own. These types of properties are relatively illiquid compared to other types of real estate and financial assets. This illiquidity could limit our ability to quickly dispose of properties in response to changes in regulatory, economic or other conditions. Therefore, our ability at any time to sell assets may be restricted and this lack of liquidity may limit our ability to make changes to our portfolio promptly, which could materially and adversely affect our financial performance. We cannot predict the various market conditions affecting the properties that we expect to acquire that will exist in the future. Due to the uncertainty of regulatory and market conditions which may affect the future disposition of the real estate assets we expect to acquire, we cannot assure you that we will be able to sell these assets at a profit in the future. Accordingly, the extent to which we will realize potential appreciation on the real estate investments we expect to acquire will depend upon regulatory and other market conditions. In addition, in order to qualify as a REIT and maintain our REIT status, we may not be able to sell properties when we would otherwise choose to do so, due to market conditions or changes in our strategic plan.

Furthermore, we may be required to make expenditures to correct defects or to make improvements before a property can be sold and we cannot assure you that we will have funds available to correct such defects or to make such improvements. With these kinds of properties, if the current lease is terminated or not renewed, we may be required to make expenditures and rent concessions in order to lease the property to another tenant. In addition, in the event we are forced to sell or re-lease the property, we may have difficulty finding qualified purchasers who are willing to buy the property or tenants who are willing to lease the property. These and other limitations may affect our ability to sell or re-lease properties, which may adversely affect returns to our stockholders.

Liability for uninsured losses could adversely affect our financial condition.

While the terms of our leases with our tenants generally will require that they carry property and casualty insurance, losses from disaster-type occurrences, such as earthquakes, floods and weather-related disasters, may be either uninsurable or not insurable on economically viable terms. Should an uninsured loss occur, we could lose our capital investment or anticipated profits and cash flows from one or more properties.

Potential liability for environmental matters could adversely affect our financial condition.

We intend to purchase real estate and will be subject to the risk of liabilities under federal, state and local environmental laws. Some of these laws could subject us to:

•	responsibility and liability for the cost of removal or remediation of hazardous substances released on our properties, generally without regard to our knowledge of or responsibility for the presence of the contaminants;
•	liability for the costs of removal or remediation of hazardous substances at disposal facilities for persons who arrange for the disposal or treatment of these substances; and

•	potential liability for claims by third parties for damages resulting from environmental contaminants.

We will generally include provisions in our leases making tenants responsible for all environmental liabilities and for compliance with environmental regulations, and we will seek to require tenants to reimburse us for damages or costs for which we have been found liable. However, these provisions will not eliminate our statutory liability or preclude third-party claims against us. Even if we were to have a legal claim against a tenant to enable us to recover any amounts we are required to pay, there are no assurances that we would be able to collect any money from the tenant. Our costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell or lease the property or to borrow using the property as collateral. Additionally, we could become subject to new, stricter environmental regulations, which could diminish the utility of our properties and have a material adverse impact on our results of operations.

Contingent or unknown liabilities could materially and adversely affect our business, financial condition, liquidity and results of operations.

We may in the future acquire properties, subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a claim were asserted against us based on ownership of any of these properties, we may have to pay substantial amounts to defend or settle the claim. If the magnitude of such unknown liabilities is high, individually or in the aggregate, our business, financial condition, liquidity and results of operations would be materially and adversely affected.

The assets we will acquire may be subject to impairment charges.

We will periodically evaluate the real estate investments we acquire and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based upon factors such as market conditions, tenant performance and legal structure. For example, the termination of a lease by a tenant may lead to an impairment charge. If we determine that an impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset which could have an adverse effect on our results of operations in the period in which the impairment charge is recorded.

We may own properties subject to ground leases that expose us to the loss of such properties upon breach or termination of the ground leases.

A ground lease agreement permits a tenant to develop and/or operate a land parcel (property) during the lease period, after which the land parcel and all improvements revert back to the property owner. Under a ground lease, property improvements are owned by the property owner unless an exception is created and all relevant taxes incurred during the lease period are paid for by the tenant. Ground leases typically have a long duration generally ranging from 50 to 99 years with additional extension options. As a lessee under a ground lease, we are exposed to the possibility of losing the property upon termination, or an earlier breach by us, of the ground lease, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our Class A common stock.

Due to our involvement in the regulated medical-use cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liabilities.

Insurance that is otherwise readily available, such as workers’ compensation, general liability, and directors’ and officers’ insurance, is more difficult for us to find and more expensive, because we lease our properties to companies in the regulated medical-use cannabis industry. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

We cannot predict every event and circumstance that may affect our business, and therefore, the risks and uncertainties discussed herein may not be the only ones you should consider.

We are not aware of any other publicly-traded REIT that focuses on the acquisition, ownership and management of medical-use cannabis facilities. Therefore, as we commence the operation of our business, we may encounter risks of which we are not aware at this time, which could have a material adverse impact on our business.

Risks Related to Financing Our Business

Our growth depends on external sources of capital, which may not be available on favorable terms or at all. In addition, banks and other financial institutions may be reluctant to enter into lending transactions with us, particularly secured lending, because we intend to acquire properties used in the cultivation and production of medical-use cannabis. If this source of funding is unavailable to us, our growth may be limited and our levered return on the properties we purchase may be lower.

We intend to grow by acquiring real estate assets, which we intend to finance primarily through newly issued equity or debt. We may not be in a position to take advantage of attractive investment opportunities for growth if we are unable, due to global or regional economic uncertainty, changes in the state or federal regulatory environment relating to the medical-use cannabis industry, our own operating or financial performance or otherwise, to access capital markets on a timely basis and on favorable terms or at all. In addition, U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gain and that it pay U.S. federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. Because we intend to grow our business, this limitation may require us to raise additional equity or incur debt at a time when it may be disadvantageous to do so.

Our access to capital will depend upon a number of factors over which we have little or no control, including general market conditions and the market’s perception of our current and potential future earnings. If general economic instability or downturn leads to an inability to borrow at attractive rates or at all, our ability to obtain capital to finance the purchase of real estate assets could be negatively impacted. In addition, banks and other financial institutions may be reluctant to enter into lending transactions with us, particularly secured lending, because we intend to acquire properties used in the cultivation and production of medical-use cannabis. If this source of funding is unavailable to us, our growth may be limited and our levered return on the properties we purchase may be lower.

If we are unable to obtain capital on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase. In addition, our ability to refinance all or any debt we may incur in the future, on acceptable terms or at all, is subject to all of the above factors, and will also be affected by our future financial position, results of operations and cash flows, which additional factors are also subject to significant uncertainties, and therefore we may be unable to refinance any debt we may incur in the future, as it matures, on acceptable terms or at all. All of these events would have a material adverse effect on our business, financial condition, liquidity and results of operations.

Any future indebtedness reduces cash available for distribution and may expose us to the risk of default under debt obligations that we may incur in the future.

Payments of principal and interest on borrowings that we may incur in the future may leave us with insufficient cash resources to operate the properties that we expect to acquire or to pay the distributions currently contemplated or necessary to satisfy the requirements for REIT qualification. Our level of debt and the limitations imposed on us by these debt agreements could have significant material and adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;
•	we may be unable to borrow additional funds as needed or on favorable terms, or at all;
•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	to the extent we borrow debt that bears interest at variable rates, increases in interest rates could materially increase our interest expense;
•	we may be forced to dispose of one or more of the properties that we expect to acquire, possibly on disadvantageous terms;
•	we may default on our obligations or violate restrictive covenants, in which case the lenders may accelerate these debt obligations; and
•	our default under any loan with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow, and our ability to make distributions to our stockholders could be materially and adversely affected.

Risks Related to Regulation

New laws that are adverse to the business of our tenants may be enacted, and current favorable state or local laws relating to cultivation and production of medical-use cannabis may be modified or eliminated in the future.

We are targeting for acquisition, properties that are owned by state-licensed cultivators and producers of medical-use cannabis. Relevant state or local laws may be amended or repealed, or new laws may be enacted in the future to eliminate existing laws permitting cultivation and production of medical-use cannabis. If our tenants involved in the cultivation and production of medical-use cannabis were forced to close their operations, we would need to replace those tenants with tenants who are not engaged in the cannabis industry, who may pay lower rents. Moreover, any changes in state or local laws that reduce or eliminate the ability to cultivate and produce medical-use cannabis would likely result in a high vacancy rate for the kinds of properties that we seek to acquire, which would depress our lease rates and property values. In addition, we would realize an economic loss on any and all improvements made to properties that were specific to the medical-use cannabis industry.

Our ability to grow our business depends on state laws pertaining to the cannabis industry.

Continued development of the medical-use cannabis industry depends upon continued legislative authorization of cannabis at the state level. The status quo of, or progress in, the regulated medical-use cannabis industry, while encouraging, is not assured and any number of factors could slow or halt further progress in this area. While there may be ample public support for legislative action permitting the manufacture and use of cannabis, numerous factors impact the legislative process. For example, in 2015, voters in Ohio rejected a ballot initiative that would have legalized medical and adult-use cannabis, but would have allowed commercial cultivation only at ten specifically designated parcels owned by certain private investors. Further legalization attempts at the state level that create bad public policy could slow or stop further development of the medical-use cannabis industry. In addition, several states, including Colorado, Washington and Oregon, have imposed significant taxes on the growth, processing and/or retail sales of cannabis, which may have the impact of dampening growth of the cannabis industry and making it difficult for cannabis businesses, including our tenants, to operate profitably in those states. Any one of these factors could slow or halt additional legislative authorization of medical-use cannabis, which could harm our business prospects.

Medical-use cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding medical-use cannabis would likely result in our inability and the inability of our tenants to execute our respective business plans.

Cannabis is a Schedule I controlled substance under the CSA. Even in those jurisdictions in which the manufacture and use of medical cannabis has been legalized at the state level, the possession, use and cultivation all remain violations of federal law that are punishable by imprisonment and substantial fines. Moreover, individuals and entities may violate federal law if they intentionally aid and abet another in violating these federal controlled substance laws, or conspire with another to violate them. The United States Supreme Court has ruled in United States v. Oakland Cannabis Buyers’ Coop. and Gonzales v. Raich that it is the federal government that has the right to regulate and criminalize cannabis, even for medical purposes. Therefore, were the federal government to strictly enforce federal law regarding cannabis, doing so would likely result in our inability to execute our business plan.

The U.S. Department of Justice, under the Obama administration, issued memoranda, including the so-called “Cole Memo” on August 29, 2013, characterizing enforcement of federal cannabis prohibitions under the CSA to prosecute those complying with state regulatory systems allowing the use, manufacture and distribution of medical cannabis as an inefficient use of federal investigative and prosecutorial resources when state regulatory and enforcement efforts are effective with respect to enumerated federal enforcement priorities under the CSA. In the “Cole Memo,” the U.S. Department of Justice provided guidance to all federal prosecutors indicating that federal enforcement of the CSA against cannabis-related conduct should be focused on eight priorities, which are to prevent: (1) distribution of cannabis to minors; (2) revenue from sale of cannabis to criminal enterprises, gangs and cartels; (3) transfer of cannabis from states where it is legal to states where it is illegal; (4) cannabis activity from being a pretext for trafficking of other illegal drugs or illegal activity; (5) violence or use of firearms in cannabis cultivation and distribution; (6) drugged driving and adverse public health consequences from cannabis use; (7) growth of cannabis on federal lands; and (8) cannabis possession or use on federal property.

In addition, Congress enacted an omnibus spending bill for fiscal year 2016 including a provision prohibiting the U.S. Department of Justice (which includes the DEA) from using funds appropriated by that bill to prevent states from implementing their medical-use cannabis laws. This provision, however, is effective only until December 9, 2016 and must be renewed by Congress in subsequent years. In order to extend the prohibition, it must be specifically included in the fiscal year 2017 Commerce, Justice, and Science (CJS) Appropriations bill — the germane bill. Currently, only the Senate version of the fiscal 2017 CJS Appropriations bill includes the prohibition and the House version does not. In USA vs. McIntosh, the United States Court of Appeals for the Ninth Circuit held that this provision prohibits the U.S. Department of Justice from spending funds from relevant appropriations acts to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. However, the Ninth Circuit’s opinion, which only applies to the states of Alaska, Arizona, California, Hawaii, and Idaho, also held that persons who do not strictly comply with all state laws and regulations regarding the distribution, possession and cultivation of medical-use cannabis have engaged in conduct that is unauthorized, and in such instances the U.S. Department of Justice may prosecute those individuals.

Federal prosecutors have significant discretion and no assurance can be given that the federal prosecutor in each judicial district where we purchase a property will agree that the activities of our tenant on the property located in such prosecutor’s district do not involve those enumerated in the Cole Memo. There is also no guarantee that the current administration or future administrations will not revise the federal enforcement priorities enumerated in the Cole Memo or otherwise choose to strictly enforce the federal laws governing cannabis production or distribution. Any such change in the federal government’s current enforcement posture with respect to state-licensed cultivation of medical-use cannabis would result in our inability to execute our business plan and we would likely suffer significant losses with respect to our investment in medical-use cannabis facilities in the U.S. Furthermore, if our tenants were to continue the cultivation and production of medical-use cannabis on properties that we own following any such change in the federal government’s enforcement position, we could be subject to criminal prosecution, which could lead to imprisonment and/or the imposition of penalties, fines, or forfeiture.

FDA regulation of medical-use cannabis and the possible registration of facilities where medical-use cannabis is grown could negatively affect the medical-use cannabis industry, which would directly affect our financial condition.

Should the federal government legalize cannabis for medical-use, it is possible that the U.S. Food and Drug Administration, or the FDA, would seek to regulate it under the Food, Drug and Cosmetics Act of 1938. Additionally, the FDA may issue rules and regulations including certified good manufacturing practices, or cGMPs, related to the growth, cultivation, harvesting and processing of medical cannabis. Clinical trials may be needed to verify efficacy and safety. It is also possible that the FDA would require that facilities where medical-use cannabis is grown register with the FDA and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, we do not know what the impact would be on the medical-use cannabis industry, including what costs, requirements and possible prohibitions may be enforced. If we or our tenants are unable to comply with the regulations or registration as prescribed by the FDA, we and or our tenants may be unable to continue to operate their and our business in its current form or at all.

We and our tenants may have difficulty accessing the service of banks, which may make it difficult to contract for real estate needs.

Financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statute and the Bank Secrecy Act. Recent guidance issued by the Financial Crimes Enforcement Network, or FinCen, a division of the U.S. Department of the Treasury, clarifies how financial institutions can provide services to cannabis-related businesses consistent with their obligations under the Bank Secrecy Act. Furthermore, supplemental guidance from the U.S. Department of Justice directs federal prosecutors to consider the federal enforcement priorities enumerated in the “Cole Memo” when determining whether to charge institutions or individuals with any of the financial crimes described above based upon cannabis-related activity. Nevertheless, banks remain hesitant to offer banking services to cannabis-related businesses. Consequently, those businesses involved in the regulated medical-use cannabis industry continue to encounter difficulty establishing banking relationships. Our inability to maintain our current bank accounts would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges and could result in our inability to implement our business plan.

The terms of our leases will require that our tenants make rental payments via check or wire transfer. The inability of our potential tenants to open accounts and continue using the services of banks may make it difficult for them to enter into triple-net lease arrangements with us or may result in their default under our lease agreements, either of which could materially harm our business.

Laws and regulations affecting the regulated cannabis industry are constantly changing, which could materially adversely affect our proposed operations, and we cannot predict the impact that future regulations may have on us.

Local, state and federal cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. It is also possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Applicable state laws may prevent us from maximizing our potential income.

Depending on the laws of each particular state, we may not be able to fully realize our potential to generate profit. Colorado and Washington have residency requirements for those directly involved in the medical-use cannabis industry, which may impede our ability to contract with cannabis businesses in those states. Furthermore, cities and counties are being given broad discretion to ban certain cannabis activities. Even if these activities are legal under state law, specific cities and counties may ban them.

Assets leased to cannabis businesses may be forfeited to the federal government.

Any assets used in conjunction with the violation of federal law are potentially subject to federal forfeiture, even in states where cannabis is legal. If the federal government decides to initiate forfeiture proceedings against cannabis businesses, such as the medical-use cannabis facilities that we intend to acquire, our investment in those properties may be lost.

The properties that we expect to acquire will be subject to extensive regulations, which may result in significant costs and materially and adversely affect our business, financial condition, liquidity and results of operations.

The properties that we expect to acquire will be subject to various local laws and regulatory requirements. Local property regulations may restrict the use of properties we acquire and may require us to obtain approval from local authorities with respect to the properties that we expect to acquire, including prior to acquiring a property or when developing or undertaking renovations. Among other things, these restrictions may relate to cultivation of medical-use cannabis, the use of water and the discharge of waste water, fire and safety, seismic conditions, asbestos-cleanup or hazardous material abatement requirements. We cannot assure you that existing regulatory policies will not materially and adversely affect us or the timing or cost of any future acquisitions, developments or renovations, or that additional regulations will not be adopted that would increase such delays or result in additional costs. Our failure to obtain such regulatory approvals could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Compliance with environmental laws could materially increase our operating expenses.

There may be environmental conditions associated with properties we acquire of which we are unaware. If environmental contamination exists on properties we acquire, we could become subject to liability for the contamination. The presence of hazardous substances on a property may materially and adversely affect our ability to sell the property and we may incur substantial remediation costs. In addition, although we may require in our leases that tenants operate in compliance with all applicable laws and indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we could nonetheless be subject to liability by virtue of our ownership interest and we cannot be sure that our tenants would satisfy their indemnification obligations to us. Such environmental liability exposure associated with properties we acquire could harm our business, financial condition, liquidity and results of operations.

Risks Related to Our Organization and Structure

We are dependent on our key personnel for our success.

We will depend upon the efforts, experience, diligence, skill and network of business contacts of our senior management team; therefore, our success will depend on their continued service. The departure of any of our executive officers or key personnel could have a material adverse effect on our business. If any of our key personnel were to cease their employment, our operating results could suffer. Further, we do not intend to maintain key person life insurance that would provide us with proceeds in the event of death or disability of any of our key personnel.

We believe our future success depends upon our senior management team’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such skilled personnel. If we lose or are unable to obtain the services of key personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Furthermore, we may retain independent contractors to provide various services for us, including administrative services, transfer agent services and professional services. Such contractors have no fiduciary duty to us and may not perform as expected or desired.

Our senior management team will manage our portfolio subject to very broad investment guidelines and generally will not seek board approval for each investment decision.

Our senior management team has broad discretion over the use of proceeds from this offering, and you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments that are not described in this prospectus or other periodic filings with the SEC. Furthermore, currently a substantial portion of the net proceeds of this offering is not committed to specific properties. We will rely on the senior management team’s ability to execute acquisitions and dispositions of medical-use cannabis facilities, subject to the oversight and approval of our board of directors. Our senior management team has not previously invested in medical-use cannabis facilities. Our senior management team will be authorized to execute acquisitions and dispositions of real estate investments in accordance with very broad investment guidelines. Our board of directors will periodically review our investment guidelines and our portfolio but will not, and will not be required to, review all of our proposed investments. Our senior management team will have great latitude within the broad parameters of our investment guidelines in determining the assets that are proper investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. Accordingly, you should not purchase shares of our Class A common stock unless you are willing to entrust all aspects of our day-to-day management to our senior management team.

Certain provisions of Maryland law could inhibit changes in control.

Under the MGCL, “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an “interested stockholder” or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An interested stockholder is defined as: (a) any person who beneficially owns 10% or more of the voting power of the then-outstanding voting stock of the corporation; or (b) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A Maryland corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, or held by an affiliate or associate of the interested stockholder unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

A Maryland corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder.

The “control share” provisions of the MGCL provide that, subject to certain exceptions, a holder of “control shares” of a Maryland corporation (defined as shares which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) has no voting rights with respect to such shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, our officers and our personnel who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future by our board of directors.

The “unsolicited takeover” provisions of Title 3, Subtitle 8 of the MGCL, or Subtitle 8, permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain takeover defenses, some of which (for example, a classified board) we do not yet have. Our charter provides that, at such time as we are able to make a Subtitle 8 election (which we expect to be upon the completion of this offering), vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, only with cause, (ii) vest in the board of directors the exclusive power to fix the number of directorships and (iii) require, unless called by our chairman of the board, our chief executive officer or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting of our stockholders.

These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide the holders of shares of Class A common stock with the opportunity to realize a premium over the then current market price. See the sections entitled “Certain Provisions of Maryland Law and Our Charter and Bylaws — Business Combinations,” “— Control Share Acquisitions” and “— Subtitle 8.”

Our board of directors may change our investment objectives and strategies without stockholder consent.

Our board of directors determines our major policies, including with regard to financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under our charter and the MGCL, our stockholders generally have a right to vote only on the following matters:

•	the election or removal of directors;
•	the amendment of our charter, except that our board of directors may amend our charter without stockholder approval to:
•	change our name;
•	change the name or other designation or the par value of any class or series of stock and the aggregate par value of our stock;
•	increase or decrease the aggregate number of shares of stock that we have the authority to issue;
•	increase or decrease the number of our shares of any class or series of stock that we have the authority to issue; and
•	effect certain reverse stock splits;
•	our liquidation and dissolution; and
•	our being a party to a merger, consolidation, sale or other disposition of all or substantially all of our assets or statutory share exchange.

All other matters are subject to the discretion of our board of directors.

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter permits our board of directors to authorize us to issue additional shares of our authorized but unissued common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have the authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the terms of the classified or reclassified shares. As a result, our board of directors may establish a class or series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for shares of our Class A common stock or otherwise be in the best interest of our stockholders.

Because of our holding company structure, we depend on our Operating Partnership and its subsidiaries for cash flow and we will be structurally subordinated in right of payment to the obligations of such operating subsidiary and its subsidiaries.

We are a holding company with no business operations of our own. Our only significant asset is and will be the general and limited partnership interests in our Operating Partnership. We conduct, and intend to conduct, all of our business operations through our Operating Partnership. Accordingly, our only source of cash to pay our obligations is distributions from our Operating Partnership and its subsidiaries of their net earnings and cash flows. We cannot assure you that our Operating Partnership or its subsidiaries will be able to, or be permitted to, make distributions to us that will enable us to make distributions to our stockholders from cash flows from operations. Each of our Operating Partnership’s subsidiaries is or will be a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from such entities. In addition, because we are a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations of our Operating Partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our Operating Partnership and its subsidiaries will be able to satisfy your claims as stockholders only after all of our and our Operating Partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

Our Operating Partnership may issue additional limited partnership interests to third parties without the consent of our stockholders, which would reduce our ownership percentage in our Operating Partnership and would have a dilutive effect on the amount of distributions made to us by our Operating Partnership and, therefore, the amount of distributions we can make to our stockholders.

We are the sole general partner of our Operating Partnership and, upon consummation of this offering, will own, directly or through a subsidiary, 100% of the outstanding partnership interests in our Operating Partnership. We may, in connection with our acquisition of properties or otherwise, cause our Operating Partnership to issue additional limited partnership interests to third parties. Such issuances would reduce our ownership percentage in our Operating Partnership and affect the amount of distributions made to us by our Operating Partnership and, therefore, the amount of distributions we can make to our stockholders. Because you will not directly own any interest in our Operating Partnership, you will not have any voting rights with respect to any such issuances or other partnership level activities of our Operating Partnership.

If we issue limited partnership interests in our Operating Partnership in exchange for property, the value placed on such partnership interests may not accurately reflect their market value, which may dilute your interest in us.

If we issue limited partnership interests in our Operating Partnership in exchange for property, the per unit value attributable to such interests will be determined based on negotiations with the property seller and, therefore, may not reflect the fair market value of such limited partnership interests if a public market for such limited partnership interests existed. If the value of such limited partnership interests is greater than the value of the related property, your interest in us may be diluted.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

We have entered into indemnification agreements with each of our executive directors and officers, that provide for idemnification to the maximum extent permitted by Maryland law. Maryland law permits us to include in our charter a provision eliminating the liability of our directors and officers and our stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or
•	active and deliberate dishonesty that was established by a final judgment and was material to the cause of action.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

See the section entitled “Certain Provisions of Maryland Law and Our Charter and Bylaws — Indemnification and Limitation of Directors’ and Officers’ Liability.”

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

Our charter provides that, subject to the rights of holders of any series of preferred stock, a director may be removed only with cause upon the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

Ownership limitations may restrict change in control or business combination opportunities in which our stockholders might receive a premium for their shares.

In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). In order for us to qualify as a REIT under the Code, the relevant sections of our charter provide that, after completion of this offering and subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding common stock or any class or series of our outstanding preferred stock. These ownership limits and other restrictions could have the effect of discouraging a takeover or other transaction in which holders of our Class A common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

A material weakness has been identified in our internal control over financial reporting. If we fail to implement and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be impaired, investors could lose confidence in our reported financial information, the trading price of our shares of common stock could decline and our access to the capital markets or other financing sources could become limited.

In preparing and reviewing our consolidated financial statements as of September 30, 2016 and for the period from June 15, 2016 (date of incorporation) through September 30, 2016, and in connection with our restatement of our previously issued audited balance sheet as of September 30, 2016, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. The material weakness identified related to our failure to obtain an independent valuation in connection with our accounting for our restricted stock grants of Class B common stock to founders, and lack of recognition of the related stock compensation during the period. As a result, a restatement was required for our consolidated financial statements as of September 30, 2016 and for the period then ended.

In addition, neither we nor our independent registered public accounting firm has performed an evaluation of our internal control over financial reporting during any period in accordance with the provisions of the Sarbanes-Oxley Act. In light of the material weakness that was identified as a result of the limited procedures performed, we believe that it is possible that, had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses or significant control deficiencies may have been identified.

If we fail to remediate the material weakness or to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results, or report them within the timeframes required by law or stock exchange regulations. Failure to comply with Section 404 of the Sarbanes-Oxley Act could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. We cannot assure you that we will be able to remediate the material weakness in a timely manner, or at all, or that in the future, additional material weaknesses will not exist or otherwise be discovered. If we fail to implement and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be impaired, which could result in late filings of our annual and quarterly reports under the Exchange Act, restatements of our consolidated financial statements or suspension or delisting of our common stock from the NYSE, investors could lose confidence in our reported financial information, the trading price of our shares of common stock could decline and our access to the capital markets or other financing sources could become limited.

We will be subject to financial reporting and other requirements for which our accounting and other management systems and resources may not be adequately prepared.

Following this offering, we will be subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting and, after we are no longer an “emerging growth company,” our independent registered public accounting firm to express an opinion on the effectiveness of our internal controls over financial reporting. To the extent applicable, these reporting and other obligations will place significant demands on our management, administrative, operational, and accounting resources and will cause us to incur significant expenses. We will need to create systems; implement financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. If we are unable to accomplish these objectives in a timely and effective manner, our ability to comply with the financial reporting requirements and other rules that apply to public reporting companies could be impaired. Any failure to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

Pursuant to the recently enacted JOBS Act, we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies for so long as we are an “emerging growth company.”

We qualify as an “emerging growth company,” as defined in the JOBS Act. An “emerging growth company” may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. While we are an “emerging growth company,” among other things:

•	we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;
•	we are permitted to provide less extensive disclosure about our executive compensation arrangements;

•	we are not required to give to our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements; and
•	we are permitted to use an extended transition period for complying with new or revised accounting standards.

We have elected to use an extended transition period for complying with new or revised accounting standards, and this election is irrevocable. We have not made a decision whether to take advantage of other exemptions. If we do take advantage of additional exemptions, some investors may find our Class A common stock less attractive, which may result in a less active trading market for our Class A common stock and a more volatile stock price.

We plan to operate our business so that we are not required to register as an investment company under the Investment Company Act.

We intend to engage primarily in the business of investing in real estate and we do not intend to register as an investment company under the Investment Company Act. If our primary business were to change in a manner that would require us register as an investment company under the Investment Company Act, we would have to comply with substantial regulation under the Investment Company Act which could restrict the manner in which we operate and finance our business and could materially and adversely affect our business operations and results.

Risks Related to Our Class A Common Stock

We set the initial public offering price of our shares of Class A common stock arbitrarily and such price may not accurately reflect the value of our assets or our expected operating income.

We established the initial offering price of our shares of Class A common stock on an arbitrary basis. This price bears no relationship to our book or asset values or to any other established criteria for valuing shares. Because the initial offering price is not based upon any valuation (independent or otherwise), the trading price of our shares of Class A common stock following the completion of this offering could be lower or higher than the initial public offering price.

There is no public market for our Class A common stock and a market may never develop which could cause our Class A common stock to trade at a discount and make it difficult for holders of our Class A common stock to sell their shares.

Shares of our Class A common stock are newly-issued securities for which there is no established trading market. We have been approved to list our Class A common stock on the NYSE, subject to official notice of issuance. However, there can be no assurance that an active trading market for our Class A common stock will develop, or if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our stockholders to sell their Class A common stock or the price that our stockholders may obtain for their Class A common stock.

Some of the factors that could negatively affect the market price of our Class A common stock include:

•	our actual or projected operating results, financial condition, cash flows and liquidity or changes in business strategy or prospects;
•	our ability to acquire our target assets on preferable terms or at all;
•	equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;
•	actual or anticipated accounting problems;
•	publication of research reports about us or the real estate industry;
•	changes in market valuations of similar companies;
•	adverse market reaction to any increased indebtedness we may incur in the future;
•	interest rate changes;

•	additions to or departures of our senior management team;
•	speculation in the press or investment community;
•	our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;
•	changes in governmental policies, regulations or laws;
•	failure to qualify, or maintain our qualification, as a REIT;
•	refusal of securities clearing firms to accept deposits of our securities;
•	price and volume fluctuations in the stock market generally; and
•	market and economic conditions generally, including the current state of the credit and capital markets and the market and economic conditions.

Market factors unrelated to our performance could also negatively impact the market price of our Class A common stock. One of the factors that investors may consider in deciding whether to buy or sell our Class A common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in capital markets can affect the market value of our Class A common stock.

Common stock and preferred stock eligible for future sale may have material and adverse effects on our share price.

Subject to applicable law, our board of directors, without stockholder approval, may authorize us to issue additional authorized and unissued shares of common stock and preferred stock on the terms and for the consideration it deems appropriate. In addition, upon completion of this offering, our founders, executive officers and directors will own approximately 14.8% of our total outstanding shares of Class A common stock, including (i) 1,312,500 shares of Class A common stock that will be issued to our founders, including certain executive officers and directors, in exchange of outstanding shares of Class B common stock (or 1,509,375 shares if the underwriters’ over-allotment option is fully exercised), (ii) 150,000 shares of Class A common stock that our executive chairman may purchase in this offering at the public offering price, and (iii) grants of an aggregate of 27,500 shares of Class A common stock to two of our executive officers under the Incentive Plan that are expected to be approved at the first meeting of the compensation committee of our board of directors upon the completion of this offering.

Upon completion of this offering and following grants of shares of our Class A common stock expected to be made to two of our executive officers, there will be 972,500 shares of Class A common stock available for future issuance and sale under the Incentive Plan. In connection with stock splits, dividends, recapitalizations and certain other events, our board will make equitable adjustments that it deems appropriate in the aggregate number of shares of our Class A common stock that may be issued under the Incentive Plan and the terms of outstanding awards. The sale of awards under the Incentive Plan will dilute the ownership interests of our existing stockholders and may depress the trading price of our Class A common stock.

We cannot predict the effect, if any, of future sales of our common stock or the availability of shares for future sales, on the market price of our Class A common stock. Sales of substantial amounts of common stock or the perception that such sales could occur may materially and adversely affect the prevailing market price for our common stock.

We cannot assure you of our ability to make distributions in the future. We may be unable to pay or maintain cash dividends, and may borrow money, sell assets or use offering proceeds to make distributions to our stockholders, if we are unable to make distributions from cash flows from operations.

U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain (which does not equal net income as calculated in accordance with GAAP), and that it pay U.S. federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We intend to make quarterly distributions of all or substantially all of our taxable income so as to satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income tax. However, we cannot assure you that distributions will be made or sustained. Any distributions we make will be at the direction of our board of directors and will depend upon a number of factors, including our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. In addition, we may borrow money, sell assets or use offering proceeds to make distributions to our stockholders, if we are unable to make distributions from cash flows from operations. See the section entitled “Distribution Policy.”

Our charter permits us to pay distributions from any source and, as a result, the amount of distributions paid at any time may not reflect the performance of our properties or as cash flow from operations.

Our organizational documents permit us to make distributions from any source. To the extent that our cash available for distribution is insufficient to cover our distributions, we expect to use the proceeds from this offering, the proceeds from the issuance of securities in the future, the proceeds from borrowings or other sources to pay distributions. It is possible that in our initial years of operation, any distributions declared will be paid from our offering proceeds, which would constitute a return of capital to our stockholders. If we fund distributions from borrowings, sales of properties or the net proceeds from this offering, we will have fewer funds available for the acquisition of additional properties resulting in potentially fewer investments, less diversification of our portfolio and a reduced overall return to our stockholders. In addition, the value of our shares of Class A common stock may be diluted because funds that would otherwise be available to make investments would be diverted to fund distributions.

The market price of our Class A common stock could be materially and adversely affected by our level of cash distributions.

The market value of the equity securities of a REIT is based primarily upon the market’s perception of our growth potential and its current and potential future cash distributions, whether from operations, sales or re-financings, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our Class A common stock may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our Class A common stock. Our failure to meet the market’s expectations with regard to future earnings and cash distributions likely would materially and adversely affect the market price of our Class A common stock.

Future offerings of debt or preferred equity securities, which may rank senior to our Class A common stock, may materially and adversely affect the market price of our Class A common stock.

If we decide to issue debt securities in the future, which would rank senior to our Class A common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any preferred equity securities or convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Class A common stock and may result in dilution to owners of our Class A common stock. We and, indirectly, our stockholders will bear the cost of issuing and servicing such securities. Because our decision to issue debt or preferred equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our Class A common stock will bear the risk of our future offerings reducing the market price of our Class A common stock and diluting the value of their stock holdings in us.

Investors participating in this offering will incur immediate and substantial dilution.

If you purchase shares of Class A common stock in this offering, you will incur immediate and substantial dilution in the amount of $4.08 per share, because the assumed initial public offering price of $20.00 is substantially higher than the pro forma net tangible book value per share of our outstanding common stock after the consummation of this offering and related transactions. This dilution is due in large part to the conversion of the shares of Class B common stock held by our founders, including certain executive officers and directors, into 1,312,500 shares of Class A common stock upon completion of this offering (or 1,509,375 shares if the underwriters’ over-allotment option is fully exercised). Investors who purchase shares in this offering will contribute approximately 100% of the total amount of equity capital raised by us through the date of this offering, but will only own approximately 87% of our outstanding shares of Class A common stock following the completion of this offering. For additional information, see the section entitled “Dilution.”

Your percentage of ownership may become diluted if we issue new shares of stock or other securities, and issuances of preferred stock or other securities by us may subordinate the rights of the holders of our Class A common stock.

Our board of directors is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the issuance of preferred stock (including equity or debt securities convertible into preferred stock), options, warrants and other rights, on terms and for consideration as our board of directors in its sole discretion may determine. Any such issuance could result in dilution of the equity of our stockholders.

Our charter also authorizes our board of directors, without stockholder approval, to designate and issue one or more classes or series of preferred stock (including equity or debt securities convertible into preferred stock) and to set or change the voting, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class of shares so issued. If any preferred stock is publicly offered, the terms and conditions of such preferred stock (including any equity or debt securities convertible into preferred stock) will be set forth in a registration statement registering the issuance of such preferred stock or equity or debt securities convertible into preferred stock. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock or other preferred stock. If we ever create and issue additional preferred stock or equity or debt securities convertible into preferred stock with a distribution preference over common stock or preferred stock, payment of any distribution preferences of new outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock and junior preferred stock. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional preferred stock may delay, prevent, render more difficult or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management.

Risks Related to Our Taxation as a REIT

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders and have significant adverse consequences on the market price of our Class A common stock.

We have been organized and we intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2016 or, if later, the first year in which we have material real estate assets and operations. We have not requested and do not intend to request a ruling from the Service that we qualify as a REIT, and the statements in this prospectus are not binding on the Service or any court. Qualification as a REIT involves the application of highly technical and complex Code provisions and regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, thereunder for which there are limited judicial and administrative interpretations. Accordingly, we cannot provide assurance that we will qualify or remain qualified as a REIT.

To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions to stockholders. Our ability to satisfy these asset tests depends upon the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to manage successfully the composition of our income and assets on an ongoing basis. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Thus, while we intend to operate in a manner to qualify as a REIT, in view of the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, we cannot provide assurance that we will so qualify for any particular year. These considerations also might restrict the types of income we can realize, or assets that we can acquire in the future.

If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions to our stockholders in any year in which we fail to qualify, nor will we be required to make distributions to our stockholders. In such a case, we might need to borrow money, sell assets, or reduce or even cease making distributions in order to pay our taxes. Our payment of income tax would reduce significantly the amount of cash available for distribution to our stockholders. If we fail to qualify as a REIT, all distributions to stockholders, to the extent of current and accumulated earnings and profits, will be taxable to the stockholders as dividend income (which may be subject to tax at preferential rates) and corporate distributes may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Furthermore, if we fail to qualify as a REIT, we no longer would be required to distribute substantially all of our net taxable income to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify. We might not be entitled to the statutory relief described in this paragraph in all circumstances.

The REIT distribution requirements could adversely affect our ability to execute our business plan, require us to borrow funds during unfavorable market conditions or subject us to tax, which would reduce the cash available for distribution to our stockholders.

To qualify as a REIT, we must distribute to our stockholders, on an annual basis, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. In addition, we will be subject to U.S. federal income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income (including net capital gain) and will be subject to a 4% nondeductible excise tax on the amount by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute our net income to our stockholders in a manner intended to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax. However, we can provide no assurances that we will have sufficient cash or other liquid assets to meet these requirements. Difficulties in meeting the distribution requirements might arise due to competing demands for available funds or timing differences between tax reporting and cash receipts. In addition, if the Service were to disallow certain of our deductions, such as employee salaries, depreciation or interest expense, by alleging that we, through our rental agreements with our state-licensed medical cannabis tenants, are primarily or vicariously liable for “trafficking” a Schedule 1 substance (cannabis) under Section 280E of the Code or otherwise, we would be unable to meet the distribution requirements and would fail to qualify as a REIT. Likewise, if any governmental entity were to impose fines on us for our business involvement in state-licensed medical-use cannabis, such fines would not be deductible and the inability to deduct such fines could also cause us to be unable to satisfy the distribution requirement.

We may also generate less cash flow than taxable income in a particular year. In such event, we may be required to use cash reserves, incur debt or liquidate assets at rates or times that we regard as unfavorable or, to the extent possible, make a taxable distribution of our stock in order to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax in that year. Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay penalties and interest based upon the amount of any deduction taken for deficiency dividends. If we do not have sufficient cash to distribute, we may incur U.S. federal income tax, U.S. federal excise tax and/or our REIT status may be jeopardized.

If we are deemed to be subject to Section 280E of the Code because of the business activities of our tenants, the resulting disallowance of tax deductions could cause us to incur U.S. federal income tax and jeopardize our REIT status.

Section 280E of the Code provides that, with respect to any taxpayer, no deduction or credit is allowed for expenses incurred during a taxable year “in carrying on any trade or business if such trade or business (or the activities which comprise such trade or business) consists of trafficking in controlled substances (within the meaning of Schedule I and II of the CSA) which is prohibited by federal law or the law of any State in which such trade or business is conducted.” Because cannabis is a Schedule I controlled substance under the CSA, Section 280E by its terms applies to the purchase and sale of medical-use cannabis products. Although we will not be engaged in the purchase, sale, growth, cultivation, harvesting, or processing of medical-use cannabis products, we will lease our properties to tenants who will engage in such activities, and therefore our tenants will likely be subject to Section 280E. If the Service were to take the position that, through our rental agreements with our state-licensed medical-use cannabis tenants, we are primarily or vicariously liable under federal law for “trafficking” a Schedule 1 substance (cannabis) under section 280E of the Code or for any other violations of the CSA, the Service may seek to apply the provisions of Section 280E to our company and disallow certain tax deductions, including for employee salaries, depreciation or interest expense. If such tax deductions are disallowed, we would be unable to meet the distribution requirements applicable to REITs under the Code, which could cause us to incur U.S. federal income tax and fail to qualify as a REIT. Because we will not be engaged in the purchase and/or sale of a controlled substance, we do not believe that we will be subject to the disallowance provisions of Section 280E, and neither we nor our tax advisors are aware of any tax court cases or guidance from the Service in which a taxpayer not engaged in the purchase or sale of a controlled substance was disallowed deductions under Section 280E. However, there is no assurance that the Service will not take such a position either currently or in the future.

Complying with REIT requirements may cause us to forego otherwise attractive business opportunities or liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually. In addition, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans, certain kinds of mortgage-backed securities and certain securities issued by other REITs. The remainder of our investment in securities (other than government securities, securities of corporations that are treated as TRSs, and qualified REIT real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total securities can be represented by securities of one or more TRSs, and, the aggregate value of debt instruments issued by public REITs held by us that are not otherwise secured by real property may not exceed 25% of the value of our total assets. See the section entitled “Material U.S. Federal Income Tax Considerations — Asset Tests.” If we fail to comply with these asset requirements at the end of any calendar quarter, we generally must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences.

To meet these tests, we may be required to take or forgo taking actions that we would otherwise consider advantageous. For instance, in order to satisfy the gross income or asset tests applicable to REITs under the Code, we may be required to forego investments that we otherwise would make. Furthermore, we may be required to liquidate from our portfolio otherwise attractive investments. In addition, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders. Thus, compliance with the REIT requirements may hinder our investment performance.

The tax on prohibited transactions could limit our ability to engage in certain transactions or subject us to a 100% penalty tax.

We will be subject to a 100% tax on any income from a prohibited transaction. “Prohibited transactions” generally include sales or other dispositions of property (other than property treated as foreclosure property under the Code) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, either directly or indirectly through certain pass-through subsidiaries. Although we do not intend to hold a significant amount of assets as inventory or primarily for sale to customers in the ordinary course of our business, the characterization of an asset sale as a prohibited transaction depends on the particular facts and circumstances. The Code provides a safe harbor that, if met, allows a REIT to avoid being treated as engaged in a prohibited transaction. It is likely that we may sell certain properties that have not met all of the requirements of such safe harbor if we believe the transaction would not be a prohibited transaction based on a facts and circumstances analysis. If the Service were to successfully argue that such a sale was in fact a prohibited transaction, we would be subject to a 100% penalty tax with respect to such sale.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.

In order to qualify as a REIT, we must annually distribute to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Currently, there is uncertainty as to the Service’s position regarding whether certain arrangements that REITs have with their stockholders could give rise to the inadvertent payment of a preferential dividend (e.g., the pricing methodology for stock purchased under a distribution reinvestment program inadvertently causing a greater than 5% discount on the price of such stock purchased). There is no de minimis exception with respect to preferential dividends; therefore, if the Service were to take the position that we inadvertently paid a preferential dividend, we may be deemed to have failed the 90% distribution test, and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure. While we believe that our operations will be structured in such a manner that we will not be treated as inadvertently paying preferential dividends, we can provide no assurance to this effect.

The “preferential dividend” prohibition described above does not apply to a “publicly offered REIT,” which generally is a REIT that is required to make regular filings with the SEC under the Exchange Act. While we intend to qualify as a “publicly offered REIT” and therefore expect that the preferential dividend prohibition will not apply to us, we cannot provide you with assurance that we will so qualify and, accordingly, we may be subject to the prohibition.

The ability of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that the board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if the board of directors determines that it is no longer in our best interest to attempt to, or continue to, qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our net taxable income and we generally would no longer be required to distribute any of our net taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our Class A common stock.

The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends (other than capital gain dividends) payable by REITs, however, generally are not eligible for the reduced rates and therefore may be subject to a 39.6% maximum

U.S. federal income tax rate on ordinary income when paid to such stockholders. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of our Class A common stock.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS generally will not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

Non-U.S. stockholders will generally be subject to withholding tax with respect to our ordinary dividends.

Non-U.S. stockholders (as defined in “Material U.S. Federal Income Tax Considerations”) generally will be subject to U.S. federal withholding tax on ordinary dividends received from us at a 30% rate, subject to reduction under an applicable treaty or a statutory exemption under the Code.

Legislative or regulatory tax changes related to REITs could materially and adversely affect our business.

At any time, the U.S. federal income tax laws or Treasury Regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation. You also should note that our counsel’s tax opinion is based upon existing law, applicable as of the date of its opinion, all of which will be subject to change, either prospectively or retroactively.

Your investment has various tax risks.

Although provisions of the Code generally relevant to an investment in shares of our Class A common stock are described in “Material U.S. Federal Income Tax Considerations,” you should consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in our Class A common stock.

Retirement Plan Risks

If the fiduciary of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA (such as a profit sharing, Section 401(k) or pension plan), or an owner of a retirement arrangement subject to Section 4975 of the Code (such as an Individual Retirement Account, or IRA) fails to meet the fiduciary and other standards under ERISA or the Code as a result of an investment in our shares of Class A common stock, the fiduciary could be subject to penalties and other sanctions.

There are special considerations that apply to employee benefit plans subject to ERISA (such as profit sharing, Section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the

Code (such as an IRA) that are investing in our shares of Class A common stock. Fiduciaries and IRA owners investing the assets of such a plan or account in our Class A common stock should satisfy themselves that:

•	the investment is consistent with their fiduciary and other obligations under applicable law, including ERISA and the Code;
•	the investment is made in accordance with the documents and instruments governing the plan, trust or IRA, including the plan’s or account’s investment policy;
•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Code;
•	the investment will not impair the liquidity needs of the plan or IRA;
•	the investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;
•	our stockholders will be able to comply with the requirements under ERISA and the Code to value the assets of the plan or IRA annually; and
•	the investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code or other applicable statutory or common law may result in the imposition of civil and criminal penalties and could subject the fiduciary to claims for damages or for equitable remedies, including liability for investment losses. In addition, if an investment in our shares constitutes a non-exempt prohibited transaction under ERISA or the Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. In addition, the investment transaction must be undone. In the case of a non-exempt prohibited transaction involving an IRA owner, the IRA may be disqualified as a tax-exempt account and all of the assets of the IRA may be deemed distributed and subjected to tax. ERISA plan fiduciaries and IRA owners should consult with their legal, tax, financial and other advisors before making an investment in our Class A common stock. The sale of shares of our Class A common stock to a plan is in no respect a representation by us or any other person associated with the offering of our common stock that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

For a further discussion of the issues and risks associated with an investment in our Class A common stock by employee benefit plans, IRAs and other benefit plan investors, see the section entitled “ERISA Considerations.”

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	use of proceeds of this offering;
•	our business and investment strategy;
•	our projected operating results;
•	actions and initiatives of the U.S. or state governments and changes to government policies and the execution and impact of these actions, initiatives and policies;
•	the state of the U.S. economy generally or in specific geographic areas;
•	economic trends and economic recoveries;
•	shifts in public opinion regarding medical-use cannabis;
•	the estimated growth in the medical-use cannabis market;
•	the demand for medical-use cannabis facilities;
•	the expected medical-use or adult-use cannabis legalization in certain states;
•	our ability to access capital;
•	financing rates for our target assets;
•	our expected leverage;
•	changes in the values of our assets;
•	our expected portfolio of assets;
•	our expected investments;
•	interest rate mismatches between our target assets and our borrowings used to fund such investments;
•	changes in interest rates and the market value of our target assets;
•	rates of default on leases for our target assets;
•	the degree to which any interest rate or other hedging strategies may or may not protect us from interest rate volatility;
•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;
•	our ability to qualify as a REIT and, once qualified, maintain our qualification as a REIT for U.S. federal income tax purposes;
•	our ability to maintain our exemption from registration under the Investment Company Act;
•	availability of suitable investment opportunities in the medical-use cannabis industry;
•	availability of qualified personnel;
•	our understanding of our competition; and
•	market trends in our industry, interest rates, real estate values, the securities markets or the general economy.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Market data and industry forecasts and projections used in this prospectus have been obtained from independent industry sources. Forecasts, projections and other forward-looking information obtained from such sources are subject to similar qualifications and uncertainties as other forward-looking statements in this prospectus.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $161.2 million (or approximately $185.6 million if the underwriters’ over-allotment option is exercised in full), after deducting underwriting discounts and commissions, and estimated expenses of the offering (including, but not limited to, $720,000 in estimated offering costs reimbursable to IGP Advisers), assuming a public offering price of $20.00 per share. IGP Advisers is funding certain of our expenses in connection with our organization, this offering, the acquisition of our Initial Property and other costs. We will reimburse IGP Advisers for those expenses incurred by it with the net proceeds of this offering. See the section entitled “Certain Relationships and Related Transactions — Reimbursement of IGP Advisers.”

We will contribute the net proceeds of this offering to our Operating Partnership. Our Operating Partnership intends to use the net proceeds of this offering as follows:

•	approximately $30 million, or 18.6% of the net proceeds of $161.2 million, to acquire our Initial Property, including acquisition costs of $50,000 (of which $20,000 will be paid by us as a reimbursement to IGP Advisers) and the reimbursement to IGP Advisers for an earnest money deposit of $375,000;
•	approximately $50,000 to reimburse IGP Advisers for certain organizational costs; and
•	approximately $500,000 to pay a consulting fee to IGP Advisers, which amount will increase by $3,300 for each day that the closing of this offering occurs after November 15, 2016.

We intend to invest the remaining net proceeds in specialized industrial real estate assets that support the regulated medical-use cannabis industry that are consistent with our investment strategy. Our general goal is to invest the remaining net proceeds within six to 12 months following completion of this offering, which will depend on the amount of time necessary to evaluate a target property’s suitability based on our acquisition criteria. However, we cannot predict if or when we will identify and acquire properties that meet our acquisition criteria so as to permit us to invest the net proceeds of this offering.

Until appropriate assets can be identified, we may invest the net proceeds of the offering in interest-bearing short-term investments that are consistent with our intention to qualify as a REIT. Any interest-bearing short-term investment we make likely will provide a lower net return than we will seek to achieve from our target assets.

DISTRIBUTION POLICY

We intend to elect and qualify to be treated as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2016 or, if later, the first year in which we have material real estate assets and operations. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain (which does not equal net income as calculated in accordance with GAAP), and that it pay U.S. federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income.

We are a newly formed company that has not commenced operations and, as a result, we have not paid distributions as of the date of this prospectus. To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income tax, we intend to make quarterly distributions of all or substantially all of our taxable income to holders of our common stock out of assets legally available therefor. However, we cannot assure you that distributions will be made or sustained. Any distributions we make will be at the direction of our board of directors and will depend upon a number of factors, including our actual results of operations, economic conditions, maintenance of REIT qualification and the applicable provisions of the MGCL and such other factors as our board may determine in its sole discretion.

Our organizational documents permit us to make distributions from any source. If our cash available for distribution is insufficient to cover our distributions, we expect to use the proceeds from this offering, the proceeds from the issuance of securities in the future, the proceeds from borrowings or other sources to pay distributions. During our initial years of operation, we expect that a portion of our distributions declared may be paid from offering proceeds, which would constitute a return of capital to our stockholders.

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see the section entitled “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Holders — Taxation of Taxable U.S. Holders on Distributions on Shares.”

CAPITALIZATION

The following table sets forth (i) our actual capitalization as of September 30, 2016, and (ii) our pro forma capitalization, as adjusted to give effect to the sale of the 8,750,000 shares of our Class A common stock in this offering, at an assumed initial public offering price of $20.00 per share, after deducting underwriting discounts and commissions and estimated organization, offering and other expenses payable by us, and the issuance of 1,312,500 shares of Class A common stock to our founders, including certain executive officers and directors, in exchange for outstanding shares of Class B common stock.

You should read this table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

	September 30, 2016
	Actual	As Adjusted(1)(2)
Stockholders’ equity:
Class A common stock, par value $0.001 per share; 49,000,000 shares authorized and no shares issued and outstanding on an actual basis, and 10,062,500 shares issued and outstanding, as adjusted	$—	$10,063
Class B common stock, par value $0.001 per share; 1,000,000 shares authorized and 508,065 shares issued and outstanding on an actual basis, and no shares issued and outstanding as adjusted	508	—
Preferred Stock, par value $0.001 per share; 50,000,000 shares authorized and no shares issued and outstanding	—	—
Additional paid-in capital	200,000	161,390,445
Accumulated deficit	(200,000)	(750,000)
Total stockholders’ equity	$508	$160,650,508

(1)	Excludes (i) up to 1,312,500 shares of our Class A common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, (ii) up to 196,875 shares of Class A common stock that may be issued to our founders, including certain executive officers and directors, who are holders of Class B common stock in connection with the exercise of the underwriters’ over-allotment option and (iii) an aggregate of 27,500 shares of Class A common stock that are expected to be issued to two executive officers under the Incentive Plan upon approval at the first meeting of the compensation committee of our board of directors upon completion of this offering.
(2)	The as adjusted amounts include 1,312,500 shares of Class A common stock (excluding shares of Class A common stock issuable upon exercise of the underwriters’ over-allotment option) that will be issued to our founders, including certain executive officers and directors, in exchange for outstanding shares of Class B common stock. The shares of Class B common stock issued and outstanding immediately prior to the consummation of the offering will have automatically converted upon the consummation of the offering into that number of shares of Class A common stock equal to 15% of the shares of Class A common issued in this offering (including any shares issued upon exercise of the underwriters’ over-allotment option). See the sections entitled “Certain Relationships and Related Transactions” and “Description of Securities.” The as adjusted amounts do not include 1,000,000 shares of Class A common stock reserved for future issuance under the Incentive Plan.

DILUTION

Investors participating in this offering will incur immediate and substantial dilution. If you invest in shares of our Class A common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock upon completion of this offering, taking into account the issuance of shares of Class A common stock under the Incentive Plan upon completion of this offering and the automatic conversion of all outstanding shares of Class B common stock into 15% of the shares of Class A common stock to be issued in this offering.

After giving effect to our sale of 8,750,000 shares of our Class A common stock in this offering, at an assumed initial public offering price of $20.00 per share and after deducting the estimated underwriting discounts and commission and estimated organizational, offering and other expenses payable by us, our pro forma net tangible book value as of September 30, 2016 would have been approximately $160.7 million, or $15.92 per share of our Class A common stock. This represents an immediate decrease in pro forma net tangible book value of $4.08 per share to new investors purchasing shares in this offering. See the section entitled “Risk Factors — Risks Related to Our Class A Common Stock — Investors in this offering will incur immediate and substantial dilution.”

The following table illustrates this dilution:

Assumed initial public offering price per share	$20.00
Pro forma net tangible book value per share after the offering, before the conversion of shares of Class B common stock and the issuance of shares under the Incentive Plan(1)	$18.36
Decrease in pro forma net tangible book value per share to existing stockholders attributable to the conversion of shares of Class B common stock and the issuance of shares under the Incentive Plan(2)	$(2.44)
Pro forma net tangible book value per share after this offering(3)	$15.92
Dilution per share to new investors(4)	$4.08

(1)	After deducting underwriting discounts, commissions and organizational, offering and other costs.
(2)	Includes the issuance of (i) an aggregate of 27,500 shares of Class A common stock that are expected to be issued to two of our executive officers under the Incentive Plan upon approval at the first meeting our of compensation committee of our board of directors upon completion of this offering and (ii) 1,312,500 shares of Class A common stock upon conversion of the outstanding shares of Class A common stock as follows: 886,251 shares of Class A common stock issued to Mr. Gold, 232,500 shares of Class A common stock issued to Mr. Smithers, 64,583 shares of Class A common stock issued to Mr. Fahey, 64,583 shares of Class A common stock issued to Andrew Fenton, a co-founder, and 64,583 shares of Class A common stock issued to Mr. Kreitzer. The actual number of shares of Class A common stock issued to our founders upon conversion of the Class B common stock will be equal, in the aggregate, to 15% of the shares of common stock issued in this offering (including any shares issued upon exercise of the underwriters’ over-allotment option). If the underwriters’ over-allotment option is fully exercised, holders of our Class B common stock immediately before this offering will receive an additional 196,875 shares of Class A common stock as follows: 132,936 shares to Mr. Gold, 34,875 shares to Mr. Smithers, 9,688 shares to Mr. Fahey, 9,688 shares to Mr. Fenton, and 9,688 shares to Mr. Kreitzer.
(3)	Based on pro forma net tangible book value attributable to common stockholders of approximately $160.7 million divided by the sum of (i) 8,750,000 shares of our common shares to be issued in this offering, (ii) 27,500 shares expected to be issued under the Incentive Plan, and (iii) 1,312,500 shares to be issued upon the conversion of shares of Class B common stock.
(4)	Dilution is determined by subtracting pro forma net tangible book value per share of our Class A common stock after giving effect to this offering from the initial public offering price paid by a new investor for a shares of Class A common stock.

The information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing The number of shares of our Class A common stock to be outstanding after this offering for purposes of this dilution calculation is based on a total of 10,090,000 shares of our Class A common stock, consisting of 8,750,000 shares of Class A common stock sold in this offering, 27,500 shares of Class A common stock expected to be issued under the Incentive Plan upon completion of this offering, 1,312,500 shares of Class A common stock resulting from the automatic conversion of Class B common stock upon the completion of this offering and excludes 972,500 additional shares of our Class A common stock reserved for future issuance under the Incentive Plan. There will be further dilution to new investors with respect to the shares issued pursuant to stock awards issued under the Incentive Plan.

The following table shows on a pro forma as adjusted basis, as of September 30, 2016, after giving effect to this offering on an assumed initial public offering price of $20.00 per share, the difference between the holders of Class B common stock and new investors with respect to the total number of shares of Class A common stock purchased from us (taking into account the automatic conversion of all outstanding shares of Class B common stock into 15% of the shares issued in this offering, or approximately 13% of the shares of Class A common stock to be outstanding following the offering), the total consideration paid to us for these shares, and the price per share paid, before deducting estimated underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased		Total Consideration(1)		Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	1,312,500	13.0%	$508	0.0%	$0.0004
New investors	8,750,000	87.0	175,000,000	100.0	20.00
Total	10,062,500	100.0%	$175,000,508	100.0%

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following table sets forth selected historical and pro forma financial information that has been derived from our historical audited consolidated financial statements as of September 30, 2016 and for the period from June 15, 2016 (date of incorporation) through September 30, 2016. Except for the historical information as of September 30, 2016 and for the period from June 15, 2016 (date of incorporation) through September 30, 2016, the information provided below is unaudited.

The unaudited pro forma consolidated balance sheet as of September 30, 2016 gives effect to the completion of the initial public offering, the acquisition of our Initial Property and the entry into the related lease agreement, and the payment of a consulting fee and reimbursement of other costs to IGP Advisers from the net proceeds of the initial public offering, as if the closing of the offering and the acquisition of our Initial Property occurred on September 30, 2016. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2015 and the nine months ended September 30, 2016 give effect to the completion of the initial public offering, the acquisition of our Initial Property and the entry into the related lease agreement, as if the completion of the offering and the acquisition of our Initial Property had occurred on January 1, 2015.

The unaudited pro forma financial information incorporates certain assumptions that are included in the Notes to the Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this prospectus. The unaudited pro forma financial information is presented for informational purposes only, and is not necessarily indicative of future results of operations or financial condition and should not be viewed as indicative of future results of operations or financial condition. The unaudited pro forma financial information does not purport to represent what our actual financial position or results of operations would have been as of or for the periods indicated had the transactions been completed as of the date indicated.

You should read the following selected historical and pro forma financial information together with “Management’s Discussion and Analyses of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus. As of the date of this prospectus, we have not commenced any operations because we are in our organizational state. We will not commence any significant operations until we have completed this offering.

	For the Year Ended December 31, 2015		For the Nine Months Ended September 30, 2016
	Historical	Pro Forma	Historical	Pro Forma
Statement of operations data:
Revenues:
Rental income	$—	$5,628,169	$—	$4,221,127
Total revenues	—	5,628,169	—	4,221,127
Expenses:
Depreciation and amortization	—	641,429	—	481,072
General and administrative(1)	—	—	200,000	200,000
Total expenses	—	641,429	200,000	681,072
Net income (loss)	$—	$4,986,740	$(200,000)	$3,540,055
Net income (loss) per share	$—	$2.51	$(0.39)	$1.78
Weighted average shares outstanding(2)		1,987,769	508,065	1,987,769

(1)	Other than certain stock-based compensation expenses, the unaudited pro forma consolidated financial statements do not include any general and administrative expenses expected to be incurred to operate as a public company as such expenses are not yet known or factually supportable. We expect annual costs for items such as legal, accounting, insurance, public company reporting, stockholder relations, public relations, travel, office rent, compensation, director fees and other general and administrative expenses associated with operating a public company to be between $6 million and $7 million. This estimate is based on management’s previous experience in managing public REITs and is not reflected in the pro forma consolidated statements of operations.

(2)	Represents shares of Class A common stock whose proceeds are being reflected in pro forma adjustments in the statement of operations, such as proceeds used for acquisitions and offering costs. The pro forma weighted average shares outstanding assumes (i) the issuance of 1,728,495 shares of Class A common stock at $20.00 per share, which provides sufficient cash (net of underwriting discounts and commissions) to purchase our Initial Property and pay offering and other costs; and (ii) the conversion of 508,065 shares of Class B common stock into 259,274 shares of Class A common stock (which is 15% of the shares of Class A common stock assumed to be issued in the initial public offering). The 8,074,731 additional shares of Class A common stock issued in the initial public offering (assuming that the underwriters’ over-allotment option to purchase additional shares of Class A common stock is not exercised and that no restricted shares are awarded) and related transactions are excluded for purposes of the calculations of the pro forma net income per share.

	As of September 30, 2016
	Historical	Pro Forma
Balance sheet data:
Assets:
Cash and cash equivalents	$508	$132,712,982
Property escrow deposit	375,000	—
Buildings	—	22,450,000
Land	—	7,600,000
Total real estate investments	—	30,050,000
Total assets	$375,508	$162,762,982
Liabilities:
Security deposit	$—	$2,112,474
Due to IGP Advisers, a related party	375,000	—
Total liabilities	375,000	2,112,474
Stockholders’ Equity:
Class A common stock	—	10,063
Class B common stock	508	—
Additional paid-in-capital	200,000	161,390,445
Accumulated deficit	(200,000)	(750,000)
Total stockholders’ equity	508	160,650,508
Total liabilities and stockholders’ equity	$375,508	$162,762,982

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Business Overview

We are a newly-formed, self-advised Maryland corporation focused on the acquisition, ownership and management of specialized industrial properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities. Initially, we intend to acquire our properties through sale-leaseback transactions and third-party purchases. We expect to lease our properties on a triple-net lease basis, where the tenant is responsible for all aspects of and costs related to the property and its operation during the lease term, including structural repairs, maintenance, taxes and insurance. We intend to elect and to operate our business so as to qualify to be taxed as a REIT fo U.S. Federal income tax purposes.

Our executive chairman, Alan D. Gold, is a 30-year veteran of the real estate industry, including co-founding two NYSE-listed REITs: BioMed Realty, a REIT focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry; and Alexandria Real Estate, an urban office REIT focused on collaborative science and technology campuses. Our senior management team has significant experience in all aspects of the real estate industry, including acquisitions, dispositions, construction, development, management, finance and capital markets. We believe the industry experience and relationships of our senior management team will provide us with a competitive advantage in sourcing and negotiating acquisition opportunities for our target properties, including through sale-leaseback transactions.

We do not currently own any properties. We plan to finance our growth through the application of the net proceeds of this offering, and, when necessary, through additional equity and debt offerings. We currently anticipate that the average size of our investments will range from $5 million to $30 million and will involve between 25,000 and 150,000 square feet of space.

Our principal business objective is to maximize stockholder returns through a combination of (1) distributions to our stockholders, (2) sustainable long-term growth in cash flows from increased rents, which we hope to pass on to stockholders in the form of increased distributions, and (3) potential long-term appreciation in the value of our properties from capital gains upon future sale. Our primary strategy to achieve our business objective is to acquire and own a portfolio of medical-use cannabis facilities leased to tenants holding the requisite state licenses to operate in the regulated medical-use cannabis industry.

We intend to elect and to operate our business so as to qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2016 or, if later, the first year in which we have material real estate assets and operations. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income to the extent that we annually distribute all of our taxable income on a timely basis to stockholders. We will conduct all of our operations through our Operating Partnership.

Factors Impacting Our Operating Results

We expect that our results of operations will be affected by a number of factors and will primarily depend on the rental revenue we receive from the properties that we expect to acquire, the timing of lease expirations, general market conditions, the regulatory environment in the medical-use cannabis industry, and the competitive environment for real estate assets that support the regulated medical-use cannabis industry.

Rental Revenues

We expect to receive income primarily from rental revenue generated by the properties that we expect to acquire. The amount of rental revenue will depend upon a number of factors, including:

•	our ability to enter into leases with increasing or market value rents for the properties that we expect to acquire; and
•	rent collection, which primarily relates to each of our future tenant’s financial condition and ability to make rent payments to us on time.

The properties that we expect to acquire will consist of real estate assets that support the regulated medical-use cannabis industry. Changes in current favorable state or local laws in the cannabis industry may impair our ability to renew or re-lease properties and the ability of our tenants to fulfill their lease obligations and could materially and adversely affect our ability to maintain or increase rental rates for our properties.

Conditions in Our Markets

Positive or negative changes in regulatory, economic or other conditions, drought, and natural disasters in the markets where we acquire properties may affect our overall financial performance.

Competitive Environment

We face competition from a diverse mix of market participants, including but not limited to, other companies with similar business models, independent investors, hedge funds and other real estate investors, hard money lenders, as well as would be clients, cannabis operators themselves, all of whom may compete with us in our efforts to acquire real estate zoned for cannabis cultivation and production operations. Competition from others may diminish our opportunities to acquire a desired property on favorable terms or at all. In addition, this competition may put pressure on us to reduce the rental rates below those that we expect to charge for the properties that we acquire, which would adversely affect our financial results.

Operating Expenses

Our operating expenses will include general and administrative expenses, including personnel costs, legal, accounting, and other expenses related to corporate governance, public reporting and compliance with the various provisions of U.S. securities laws. We will structure our leases so that the tenant is responsible for taxes, maintenance, insurance, and structural repairs with respect to the premises throughout the lease term. Increases or decreases in such operating expenses will impact our overall financial performance.

Our Qualification as a REIT

We have been organized and we intend to elect, and to operate our business so as to qualify, to be taxed as a REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2016 or, if later, the first year in which we have material real estate assets and operations. Shares of our Class A common stock are subject to restrictions on ownership and transfer that are intended, among other purposes, to assist us in qualifying and maintaining our qualification as a REIT. In order for us to qualify as a REIT under the Code, the relevant sections of our charter provide that, after completion of this offering and subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding common stock or any class or series of our outstanding preferred stock.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with GAAP, and are the basis for our discussion and analysis of financial condition and results of operations. In the future, when preparing our consolidated financial statements, we will be required to make a number of estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. We will strive to make these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We will continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions.

Acquisition of Rental Property, Depreciation and Impairment

In order to prepare our consolidated financial statements according to the rules and guidelines set forth by GAAP, many subjective judgments must be made with regard to critical accounting policies. One of these judgments is our estimate for useful lives in determining depreciation expense for our properties. Depreciation on a majority of our buildings and improvements will be computed using the straight-line method over an estimated useful life of 30 to 40 years for buildings and 4 to 20 years for improvements, which we believe are appropriate estimates of useful life. If we use a shorter or longer estimated useful life, it could have a material impact on our results of operations.

Management must make significant assumptions in determining the fair value of assets acquired and liabilities assumed. Upon acquisition of property, we allocate the purchase price of the properties in accordance with guidance issued by the Financial Accounting Standards Board, or FASB, under FASB Accounting Standard Codification 805, Business Combinations, based upon the fair value of the assets acquired and liabilities assumed, which generally consists of land, buildings, site improvements, and furniture and fixtures. We allocate the purchase price to the fair value of the tangible assets of an acquired property by valuing the property as if it were vacant. If the acquisition does not meet the definition of a business, we record the acquisition as an asset acquisition. For asset acquisitions, the purchase price allocation is based upon the relative fair values of all assets acquired and liabilities assumed. For transactions that are business combinations, acquisition costs are expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date are expensed in periods subsequent to the acquisition date. For transactions that are an asset acquisition, acquisition costs are capitalized as incurred.

Another significant judgment must be made as to if, and when, impairment losses should be taken on our properties when events or a change in circumstances indicate that the carrying amount of the asset may not be recoverable. A provision is made for impairment if estimated future operating cash flows (undiscounted and without interest charges) plus estimated disposition proceeds (undiscounted) are less than the current book value of the property. Key inputs that we utilize in this analysis include projected rental rates, estimated holding periods, historical sales and releases, capital expenditures, and property sales capitalization rates. If a property is held for sale, it is carried at the lower of carrying cost or estimated fair value, less estimated cost to sell. The carrying value of our real estate is anticipated to be the largest component of our consolidated balance sheet. Our strategy of primarily holding properties, long-term, directly decreases the likelihood of their carrying values not being recoverable, thus requiring the recognition of an impairment. However, if our strategy, or one or more of the above assumptions were to change in the future, an impairment may need to be recognized. If events should occur that require us to reduce the carrying value of our real estate by recording provisions for impairment, they could have a material impact on our results of operations.

Revenue Recognition and Accounts Receivable

We anticipate that all leases will be triple-net leases and will be accounted for as operating leases. Under this method, leases that have fixed and determinable rent increases are recognized on a straight-line basis over the lease term. Any rental revenue contingent upon a tenant’s sales is recognized only after the tenant exceeds its sales breakpoint. Rental increases based upon changes in the CPI are recognized only after the changes in the indexes have occurred and are then applied according to the lease agreements. In certain cases, our leases may contain reimbursement obligations. Contractually obligated reimbursements from tenants for recoverable real estate taxes and operating expenses will be included in tenant reimbursements in the period when such costs are incurred.

We will recognize an allowance for doubtful accounts relating to accounts receivable for amounts deemed uncollectible. We consider tenant specific issues, such as financial stability and ability to pay, when determining collectability of accounts receivable and appropriate allowances to record.

Stock-Based Compensation

Stock-based compensation for equity awards is based on the grant date fair value of the equity instrument and is recognized over the requisite service period.

Gain on Sales of Properties

When real estate is sold, the related net book value of the applicable assets is removed and a gain from the sale is recognized in our consolidated statements of operations. We will record a gain from the sale of real estate provided that various criteria relating to the terms of the sale have been met.

Income Taxes

We have been organized and we intend to elect, and to operate our business so as to qualify, to be taxed as a REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2016 or, if later, the first year in which we have material real estate assets and operations. Under the REIT operating structure, we are permitted to deduct dividends paid to our stockholders in determining our taxable income for U.S. federal income tax purposes. As long as our dividends equal or exceed our taxable net income, we generally will not be required to pay U.S. federal income tax on such income.

Adoption of New or Revised Accounting Standards

As an “emerging growth company” under the JOBS Act, we can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. An “emerging growth company” may opt out of the extended transition period for complying with new or revised accounting standards. A decision to opt out, however, is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we can adopt the standard for the private company. This may make comparison of our financial statements with a public company that either is not an “emerging growth company” or is an “emerging growth company” that has opted out of using the extended transition period difficult or impossible as different or revised accounting standards may be used.

Results of Operations

As of the date of this prospectus, we have not commenced any operations because we are in our organizational state. We will not commence any significant operations until we have completed this offering. The factors that we anticipate impacting our results of operations in the future are discussed above under the section entitled “— Factors Impacting Our Future Operating Results.”

We recognized stock compensation expense of $200,000 for the period from June 15, 2016 (date of incorporation) through September 30, 2016, related to the issuance of Class B common stock to our founders. We estimated the fair value of these shares at the June 15, 2016 grant date and at subsequent modification dates using a Monte Carlo simulation model. The fair value calculation is primarily based on management’s estimates of the probability of its initial public offering and the estimated proceeds of such offering. We expect to recognize the remaining stock compensation expense related to the issuance of our Class B common stock (or the shares of Class A common stock issued upon conversion thereof) of approximately $3.5 million over the remaining service period of approximately 3.5 years through July 2020.

In addition, upon completion of this offering, we expect to award an aggregate of 27,500 restricted shares of Class A common stock to two of our executive officers under the Incentive Plan. We expect to recognize stock compensation expense equal to the fair value of these restricted shares (estimated to be $550,000 based on the price per share of our Class A common stock in this offering) over a service period of six months.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements. We expect to use significant cash to acquire our target properties, pay dividends to our stockholders, fund our operations, and meet other general business needs.

We expect to meet our short-term liquidity requirements generally through the net proceeds of this offering and cash flows from operations. We intend to meet our long-term liquidity needs, such as property acquisitions, through the net proceeds of this offering, cash flows from operations and the issuance of equity and debt securities, including common stock, preferred stock and long-term notes. Generally, we do not expect to incur debt, pursuant to a revolving credit facility or otherwise, other than possibly assuming debt in connection with an acquisition. Our investment guidelines initially provide that our aggregate borrowings (secured and unsecured) will not exceed 50% of the cost of our tangible assets at the time of any new borrowing, subject to our board of directors’ discretion.

We intend to invest in our target properties only as suitable opportunities arise. In the near-term, we intend to fund acquisitions with the net proceeds of this offering. Longer term, we intend to finance our investments with the net proceeds from additional issuances of equity and debt securities, including common stock, preferred stock and long-term notes. Where possible, we also may issue limited partnership interests in our Operating Partnership to acquire properties from existing owners seeking a tax-deferred transaction. We expect to issue equity and debt securities at times when we believe that our stock price is at a level that allows for the investment of offering proceeds in accretive property acquisitions. We may also issue common stock to permanently finance properties that were previously financed by debt securities. The success of our acquisition strategy may depend, in part, on our ability to access additional capital through issuances of equity securities. There can be no assurance that we will have access to the capital markets at times and on terms that are acceptable to us or make any investments in any properties that meet our investment criteria.

We will pay, or reimburse IGP Advisers and its affiliates, for expenses incurred in connection with our organization and this offering.

Impact of Real Estate and Credit Markets

In the commercial real estate market, property prices generally continue to fluctuate. Likewise, during certain periods, the U.S. credit markets have experienced significant price volatility, dislocations, and liquidity disruptions, which may impact our access to and cost of capital. We continually monitor the commercial real estate and U.S. credit markets carefully and, if required, will make decisions to adjust our business strategy accordingly.

Off Balance Sheet Arrangements

We have no unconsolidated investments or any other off-balance sheet arrangements.

Interest Rate Risk

We have not issued any debt and have no debt outstanding, so we are not exposed to interest rate changes. At this time, we have no plans at this time to issue debt instruments. It is possible that a property we acquire in the future would be subject to a mortgage, which we may assume.

Impact of Inflation

We intend to enter into leases that generally provide for limited increases in rent as a result of increases in the CPI (typically subject to ceilings) or fixed increases. We expect these lease provisions to result in rent increases over time. During times when inflation is greater than increases in rent, as provided for in the leases, rent increases may not keep up with the rate of inflation.

Quantitative and Qualitative Disclosures about Market Risk

We have not issued any debt and have no debt outstanding, so we are not exposed to interest rate changes. If we were to issue debt or enter into a credit facility in the future, we would be exposed to interest rate changes. At this time, we have no plans at this time to issue debt instruments, other than possibly assuming debt in connection with an acquisition.

BUSINESS

Our Company

We are a newly-formed, self-advised Maryland corporation focused on the acquisition, ownership and management of specialized industrial properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities. Initially, we intend to acquire our properties through sale-leaseback transactions and third-party purchases. We expect to lease our properties on a triple-net lease basis, where the tenant is responsible for all aspects of and costs related to the property and its operation during the lease term, including structural repairs, maintenance, taxes and insurance. We intend to elect and to operate our business so as to qualify to be taxed as a REIT for U.S. federal income tax purposes.

Our executive chairman, Alan D. Gold, is a 30-year veteran of the real estate industry, including co-founding two NYSE-listed REITs: BioMed Realty, a REIT focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry; and Alexandria Real Estate, an urban office REIT focused on collaborative science and technology campuses. Our senior management team has significant experience in all aspects of the real estate industry, including acquisitions, dispositions, construction, development, management, finance and capital markets. We believe the industry experience and relationships of our senior management team will provide us with a competitive advantage in sourcing and negotiating acquisition opportunities for our target properties, including through sale-leaseback transactions.

We do not currently own any properties. We plan to finance our growth through the application of the net proceeds of this offering, and, when necessary, through additional equity and debt offerings. We currently anticipate that the average size of our investments will range from $5 million to $30 million and will involve between 25,000 and 150,000 square feet of space.

We are actively seeking and evaluating medical-use cannabis facilities to purchase with the net proceeds of this offering. We have entered into a definitive purchase agreement for the acquisition of our Initial Property, a 127,000-square foot industrial property located in New York for a purchase price of approximately $30 million in a sale-leaseback transaction. See the section entitled “— Our Initial Property” below. In addition, our senior management team has identified and is in various stages of reviewing in excess of $88 million of additional potential properties for acquisition, which amount is estimated based on the sellers’ asking prices for the properties, preliminary discussions with sellers or our internal assessment of the values of such properties after taking into account the current and expected annualized lease revenue, operating history, age and condition of the property and other relevant factors. We have entered into two non-binding letters of intent with respect to five properties, comprising approximately $80 million of these potential acquisitions. The acquisition of our Initial Property is subject to ongoing diligence and the satisfaction of closing conditions, and the acquisition of any property under a non-binding letter of intent requires the negotiation and execution of a definitive purchase agreement and is subject to diligence and the satisfaction of closing conditions. There can be no assurance that we will consummate the acquisition of any of the properties in our current acquisition pipeline on the terms anticipated, or at all.

Market Opportunity

The Industrial Real Estate Sub-Market

The industrial real estate sub-market recently has performed well with vacancies in several markets at historical lows. According to Colliers, the U.S. industrial property vacancy rate declined for the 22nd consecutive quarter in the first quarter of 2016, declining 10 basis points to 6.3% and down 70 basis points from the first quarter of 2015. Almost 64 million square feet of industrial real estate was absorbed in the first quarter of 2016, an increase of 9.6% year over year, which resulted in increased rental rates for the 18th consecutive quarter, according to Colliers.

We believe this supply/demand dynamic creates significant opportunity for owners of industrial facilities, particularly those focused on niche categories, as options are limited for tenants requiring specialized buildings. We intend to capitalize on this opportunity by purchasing specialized industrial properties that are mission critical to the medical-use cannabis industry.

The Regulated Medical-Use Cannabis Industry

We believe that a convergence of changing public attitudes and increased legalization momentum in various states toward regulated medical-use cannabis creates an attractive opportunity to invest in the industrial real estate sector with a focus on regulated medical-use cannabis facilities. We also believe that the increased sophistication of the regulated medical-use cannabis industry and the development of strong business, operational and compliance practices have made the sector more attractive for investment. Increasingly, stated-licensed, medical-use cannabis cultivation and processing facilities are becoming sophisticated business enterprises that use state-of-the-art technologies and well-honed business and operational processes to maximize product yield and revenues. Additionally, growers and dispensers have developed a growing portfolio of products into which they are able to incorporate legal medical-use cannabis in a safe and appealing manner, including a variety of edibles, drinks and topicals.

In the United States, the development and growth of the regulated medical-use cannabis industry has generally been driven by state law and regulation, and accordingly, the market varies on a state-by-state basis. State laws that legalize and regulate medical-use cannabis allow patients to consume cannabis for medicinal reasons with a doctor’s recommendation subject to various requirements and limitations. States have authorized numerous medical conditions as qualifying conditions for treatment with medical-use cannabis, including but not limited to treatment for cancer, glaucoma, HIV/AIDs, wasting syndrome, pain, nausea, seizures, muscle spasms, multiple sclerosis, post-traumatic stress disorder (PTSD), migraines, arthritis, Parkinson’s disease, Alzheimer’s, lupus, residual limb pain, spinal cord injuries, inflammatory bowel disease and terminal illness. As of November 15, 2016, 29 states, plus the District of Columbia, have passed laws allowing their citizens to use medical cannabis.

We believe that the following conditions, which are described in more detail below, create an attractive opportunity to invest in industrial real estate assets that support the regulated medical-use cannabis industry:

•	significant industry growth in recent years and expected continued growth;
•	a shift in public opinion and increasing momentum toward the legalization of cannabis, especially as it relates to medical-use cannabis;
•	the federal government’s current policy toward certain cannabis-related activities that are legal under state law; and
•	limited access to capital by industry participants in light of risk perceived by financial institutions of violating federal laws and regulatory guidelines for offering banking services to cannabis-related businesses.

Industry Growth and Trends

According to ArcView, nationwide sales of legal cannabis grew to $5.4 billion in 2015, up from $4.6 billion in 2014, of which approximately 92% consisted of medical-use sales. Demand is expected to remain strong in 2016 with legal markets projected to grow to $6.7 billion, according to ArcView, a 24% increase over 2015, as new state medical-use markets, including Nevada, Illinois, Massachusetts and New York, continue to expand. According to ArcView, by 2020, legal market sales are expected to grow to approximately $21.8 billion, of which estimated medical-use sales are expected to be approximately $10.2 billion.

According to ProCon.org, as of March 1, 2016, an estimated 1.2 million people use or were registered to use legalized medical cannabis. As the industry continues to evolve, new ways to consume cannabis are being developed in order for patients to have the treatment needed for their condition in a safe and appealing manner. In addition to smoking and vaporizing of dried leaves, cannabis can be incorporated into a variety of edibles, including cookies, crackers, nut mixes, lollipops, chews, teas, juices, smoothies and sodas, and incorporated into spray products or transdermal patches as well as topicals that have no psychoactive effects, such as salves, ointments, lotions and sprays.

As with any nascent but growing industry, operational and business practices evolve and become more sophisticated over time. We believe that the quality and experience of industry participants and the development of sound business, operational and compliance practices have reached a turning point that makes the regulated medical-use cannabis industry attractive for investment at this time.

Shifting Public Attitudes and State Law and Legislative Activity

We believe that the growth of the regulated cannabis industry has been fueled by changing public attitudes in the United States. A 2015 poll by Harris found 81% of Americans support the legalization of cannabis for medical use. Driven in part by this shift in public opinion, three additional states, Florida, Arkansas and North Dakota, voted to legalize medical-use cannabis in November 2016. Anticipated expansion of the market opportunity to these states could be significant.

As of November 15, 2016, 29 states, plus the District of Columbia, have passed laws allowing their citizens to use medical cannabis. The first state to permit the use of cannabis for medicinal purposes was California in 1996, upon adoption of the Compassionate Care Act. The law allowed doctors to recommend cannabis for serious medical conditions and patients were permitted to use, possess and grow cannabis themselves. Several other states adopted medical-use laws in 1998 and 1999, and the remaining medical-use states adopted their laws on various dates through 2016.

In 2016, a number of state legislative or ballot measures passed that are expected to increase the size of the regulated cannabis industry. Some of the more significant measures are summarized below.

•	California: California legalized adult-use cannabis in November 2016. The ballot initiative created a regulated framework for legalizing, selling and taxing cannabis sales similar to alcohol. As California is home to almost 40 million people and the state accounts for the largest medical-use cannabis industry in the country, it is estimated that the state could generate billions of dollars in increased cannabis sales.
•	Connecticut: Connecticut originally enacted its medical-use cannabis program in 2012. Connecticut expanded its medical-use cannabis program twice in 2016, including expanding the list of permitted medical conditions for treatment and allowing minors to qualify for medical-use cannabis if they have been diagnosed with certain medical conditions.
•	Florida: Florida legalized medical-use cannabis in November 2016. Florida is the second-largest potential market in terms of population for medical-use cannabis behind California.
•	Maine: Maine legalized adult-use cannabis in November 2016. Maine was one of the first states to legalize medical-use cannabis in 1999.
•	Massachusetts: Massachusetts first approved medical-use cannabis in 2012. Massachusetts legalized adult-use cannabis in November 2016.
•	Michigan: In September 2016, Michigan’s state legislature approved cannabis regulations for medical use that cover the entire state, which was signed into law by Michigan’s governor.
•	Nevada: Nevada legalized adult-use cannabis in November 2016. Nevada currently permits out-of-state medical-use cannabis cardholders to purchase cannabis while visiting Nevada. In addition, numerous public officials support the cannabis industry in general, viewing it as a source of growth for tourism and the state’s economy.

Source: Batter Up:  The Next States to Legalize, Marijuana Business Magazine, January 2016; Marijuana Policy Project.

Following the approval of medical or adult-use cannabis, state programs must be developed and businesses must be licensed before commencing cannabis sales. Some states have developed the necessary procedures and licensing requirements quickly, while other states have taken years to develop their programs for production and sales of cannabis. According to Marijuana Business Daily, the average amount of time that elapsed between the legalization of medical cannabis sales and the opening of the first dispensaries in six states that recently commenced sales was 27 months. Also, according to Marijuana Business Daily, there are signs of industry maturation, and states are increasingly demonstrating an ability to efficiently and quickly establish regulatory frameworks following legalization. This is particularly true when adult-use cannabis is legalized in states where regulated medical-use cannabis systems are already in place. For example, according to Marijuana Business Daily, the average amount of time that elapsed between voters approving adult-use cannabis production and sales to the opening of the first stores in Colorado, Washington and Oregon was 15 months.

Even where regulatory frameworks for cannabis production and sales are in place, states tend to revise these rules over time. These revisions often impact sales, making it difficult to predict the potential of new markets. States may restrict the number of cannabis businesses permitted, limit the medical conditions that are eligible for cannabis treatment or require registration of doctors and/or patients, each of which can limit growth of the cannabis industry in those states. Alternatively, states may relax their initial regulations relating to cannabis production and sales, which would likely accelerate growth of the cannabis industry in such states.

The Federal Legal Landscape

Cannabis is classified as a Schedule I controlled substance by the DEA and the U.S. Department of Justice with no medical use, and therefore it is illegal to grow, possess and consume cannabis under federal law. The CSA bans cannabis-related businesses; the possession, cultivation, and production of cannabis-infused products; and the distribution of cannabis and products derived from it. Moreover, on two separate occasions the U.S. Supreme Court ruled that the CSA trumps state law. That means that the federal government has the option of enforcing U.S. drug laws, creating a climate of legal uncertainty regarding the production and sale of medical-use cannabis. Although the CSA’s basic prohibition remains in force, the U.S. Department of Justice, under the Obama administration, has issued memoranda characterizing enforcement of federal cannabis prohibitions under the CSA as an inefficient use of federal investigative and prosecutorial resources when state regulatory and enforcement efforts are effective with respect to enumerated federal enforcement priorities under the CSA. In such instances, the U.S. Department of Justice instructs federal prosecutors that enforcement of state law by state and local law enforcement should remain the primary means of addressing cannabis-related activity, including cultivation and distribution of cannabis. Congress has also enacted an omnibus spending bill including a provision prohibiting the U.S. Department of Justice (which includes the DEA) from using funds appropriated by that bill to prevent states from implementing their medical-use cannabis laws. This provision, however, is effective only until December 9, 2016 and must be renewed by Congress in subsequent years. In order to extend the prohibition, it must be specifically included in the fiscal year 2017 Commerce, Justice, and Science (CJS) Appropriations bill – the germane bill. Currently, only the Senate version of the CJS Appropriations bill includes the prohibition and the House version does not. See the section entitled “Business — Government Regulation.”

Cannabis reform has gained the support of a bipartisan coalition of members of Congress, some of whom have introduced legislation on various reform-related topics. Certain proposed legislation introduced into the 114th Congress is summarized below. If passed, this legislation would address certain conflicts existing between state and federal law. In addition, although there is no assurance that any of these proposals will be approved, that the funds prohibition will be renewed or that the U.S. Department of Justice’s enforcement position will not change, we believe that the number and frequency of these proposals, when coupled with changing public attitudes and the prospect of legalization in additional states, indicate that the size and risk profile of the market in which our prospective tenants operate will likely improve.

•	H.R. 1940 — The Respect State Marijuana Laws Act. H.R. 1940 codifies in federal law the current position of the U.S. Department of Justice refraining from prosecuting participants in state-authorized cannabis programs under the CSA. The law amends the CSA by excepting from federal law persons that operate in compliance with state cannabis laws. The bill also addresses the lack of access to banking services by the state-authorized cannabis industry as well as public safety issues created by contradictory state and federal laws.
•	H.R. 1538 and S. 683 — The Compassionate Access, Research Expansion and Respect States Act of 2015, or CARERS Act. The CARERS Act amends the CSA to allow states to set medical cannabis laws, moves cannabis to Schedule II of the CSA, alters federal banking laws to allow banks to provide services to legal cannabis businesses, removes barriers to medical research, and allows federal Veterans Affairs physicians to discuss medical cannabis with patients.
•	H.R. 1013 — The Regulate Marijuana Like Alcohol Act. The bill removes cannabis from all CSA schedules of controlled substances and subjects cannabis to provisions that apply to spirits and liquors. H.R. 1013 provides to the FDA the same authority for cannabis as the FDA exercises with regard to alcohol. Cannabis enforcement functions are also moved from the DEA to the Bureau of Alcohol, Tobacco, Firearms and Explosives.
•	H.R. 1014 — The Marijuana Tax Revenue Act of 2015. The bill levies an excise tax on “marijuana enterprises,” which include persons who engage in commercial activities with respect to the production, sale, or transfer of cannabis, by amending the Code.
•	H.R. 262 — The States Medical Marijuana Property Rights Protection Act. The bill denies federal officials from using civil forfeiture laws against owners of properties that have been leased to cannabis dispensaries and other operations that are in compliance with state medical-use cannabis laws.
•	H.R. 1855 and S. 987 — The Small Business Access to Banking Act. The bill amends the Code to permit trades or businesses that sell cannabis in compliance with state laws to receive tax credits and deduct business expenses.
•	S. 1726 and H.R. 2076 — The Marijuana Business Access to Banking Act. The bill enables financial institutions to provide banking services to cannabis-related businesses that operate legally under state laws. The bill resolves banking-related conflicts between state and federal law while addressing the issue of reporting suspicious activity by financial institutions with respect to cannabis-related businesses.

Access to Capital

To date, the status of medical-use cannabis under federal law has significantly limited the ability of state-licensed industry participants to fully access the U.S. banking system and traditional financing sources. These limitations, when combined with the high costs of maintaining licensed and stringently regulated medical-use cannabis facilities (including meeting extensive zoning requirements), substantially increase the cost of production. While we anticipate that future changes in federal and state laws may ultimately open up financing options that have not been available to date in this industry, we believe that such changes will take time, thereby creating an opportunity over the next few years to provide our sale-leaseback solutions to state-licensed industry participants that lack access to traditional financing sources.

Market Opportunity and Associated Risks

We plan to take advantage of this market opportunity by purchasing the medical-use cannabis facilities of state-licensed growers with a focus on properties that we believe also have potential for long-term appreciation in value. We believe that our sale-leaseback solutions offer an attractive alternative to licensed cultivators who lack access to traditional financing alternatives. We intend to acquire medical-use cannabis facilities in states that permit medical-use cannabis cultivation, including New York, Illinois, Washington, Oregon, Nevada, California, Arizona, Massachusetts and Maryland. We expect that acquisition opportunities will continue to expand as additional states legalize medical-use cannabis and license new cultivators.

Notwithstanding the foregoing market opportunity and trends, and despite legalization at the state level, we continue to believe that the current state of federal law creates significant uncertainty and potential risks associated with investing in medical-use cannabis facilities. For a more complete description of these risks, see the sections entitled “Risk Factors — Risks Related to Regulation” and “Business — Governmental Regulation.”

Our Competitive Strengths

We believe that we have the following competitive strengths:

•	The Experience of Our Executive Chairman and Our Senior Management Team. Mr. Gold and our senior management team have substantial experience in all aspects of the real estate industry, including acquisitions, dispositions, construction, development, management, finance and capital markets. In particular, in August 2004, Messrs. Gold and Kreitzer founded BioMed Realty, an internally-managed REIT focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry, an industry they believed to be underserved by commercial property investors and lenders and poised for significant growth. According to public filings with the SEC, during their tenure at BioMed Realty, Messrs. Gold and Kreitzer oversaw the growth of the company’s portfolio of life science and laboratory real estate from 30 buildings with approximately 2.4 million rentable square feet at the time of the initial public offering in 2004 to 196 buildings with approximately 18.9 million rentable square feet as of January 2016. Although Messrs. Gold and Kreitzer, along with the other members of our senior management team, have a demonstrated track record for evaluating and investing in real estate, they have also experienced significant challenges at times, particularly during the economic downturn from 2008 through 2010, which saw rising capitalization rates and a corresponding decline in the net asset value of BioMed Realty. As a result, certain investors, depending on the timing of their investments and holding periods, may not have earned positive returns on their investments in the company. In early 2016, an affiliate of The Blackstone Group L.P. purchased BioMed Realty in a transaction valued at approximately $8 billion (including indebtedness that was paid or assumed at the closing).
•	Focus on Recurring and Dependable Revenue. Our business strategy will focus on acquiring real estate assets from and entering into long-term, triple-net leasing arrangements with licensed medical-use cannabis cultivators, which we believe will support a recurring and dependable revenue base from our properties.
•	Focus on Underserved Industry with Less Competition. Our focus on specialized industrial real estate assets leased to tenants in the regulated medical-use cannabis industry may result in significantly less competition from existing REITs and institutional buyers due to the unique nature of the real estate and its tenants. Moreover, we believe the banking industry’s general reluctance to finance owners of these facilities coupled with the owners’ need for capital to fund the growth of their operations will result in significant opportunities for us to acquire specialized industrial properties that provide stable and increasing rental revenue along with the potential for long-term appreciation in value.
•	Positive Medical-Use Cannabis Industry Trends. Based on the growth projections for the medical-use cannabis industry, we expect to see significant spending by state-licensed medical-use cannabis cultivators on their existing and new medical-use cannabis facilities.

Our Business Objectives and Growth Strategies

Our principal business objective is to maximize stockholder returns through a combination of (1) distributions to our stockholders, (2) sustainable long-term growth in cash flows from increased rents, which we hope to pass on to stockholders in the form of increased distributions, and (3) potential long-term appreciation in the value of our properties from capital gains upon future sale. Our primary strategy to achieve our business objective is to acquire and own a portfolio of medical-use cannabis facilities leased to tenants holding the requisite state licenses to operate in the regulated medical-use cannabis industry. This strategy includes the following components:

•	Owning Medical-Use Cannabis Cultivation Properties and Related Real Estate Assets for Income. We primarily intend to acquire medical-use cannabis facilities from licensed growers who will continue their cultivation operations after our acquisition of the property. We expect to hold acquired properties for investment and to generate stable and increasing rental income from leasing these properties to licensed growers.
•	Owning Medical-Use Cannabis Cultivation Properties and Related Real Estate Assets for Appreciation. We primarily intend to lease our acquired properties under long-term triple-net leases. However, from time to time, we may elect to sell one or more properties if we believe it to be in the best interests of our stockholders. Potential purchasers may include others in the regulated medical-use cannabis industry desiring access to properties having the requisite zoning and regulatory approvals for cultivation and production of medical-use cannabis or financial purchasers seeking to acquire property for investment purposes. Accordingly, we will seek to acquire properties that we believe also have potential for long-term appreciation in value.

•	Expanding Our Operations As Additional States Permit Medical-Use Cannabis Cultivation and Production. We intend to acquire properties in states that permit cannabis cultivation for medical use, including New York, Illinois, Washington, Oregon, Nevada, California, Arizona, Massachusetts and Maryland. We expect that our acquisition opportunities will continue to expand as additional states legalize medical-use cannabis and license new cultivators.

Our Target Markets

We anticipate that our initial target markets will be New York, Illinois, Washington, Oregon, Nevada, California, Arizona, Massachusetts and Maryland. We currently have a definitive agreement to purchase one medical-use cannabis cultivation facility in New York and non-binding letters of intent to purchase one medical-use cannabis cultivation facility in Illinois and four medical-use cannabis cultivation facilities in California.

The following is a list of the states that have legalized cannabis for medical use in some form as of November 15, 2016:

Year(1)	Jurisdiction(1)	Population as of July 1, 2015 (in millions)(2)
1996	California	39.1
1998	Washington	7.2
1998	Oregon	4.0
1999	Alaska	0.7
1999	Maine	1.3
2000	Hawaii	1.4
2000	Colorado	5.5
2000	Nevada	2.9
2004	Vermont	0.6
2004	Montana	1.0
2006	Rhode Island	1.1
2007	New Mexico	2.1
2008	Michigan	9.9
2010	District of Columbia	0.7
2010	New Jersey	9.0
2010	Arizona	6.8
2011	Delaware	0.9
2012	Massachusetts	6.8
2012	Connecticut	3.6
2013	Illinois	12.9
2013	New Hampshire	1.3
2014	Maryland	6.0
2014	Minnesota	5.5
2014	New York	19.8
2016	Louisiana	4.7
2016	Pennsylvania	12.8
2016	Ohio	11.6
2016	Florida	20.3
2016	Arkansas	3.0
2016	North Dakota	0.3
Total	30	203.3

(1)	Source: ArcView
(2)	Source: U.S. Census Bureau

Although the above states have all approved the medical use of cannabis, the applicable state and local laws and regulations vary widely. For example, most states’ laws allow commercial production and sales through dispensaries and set forth rigorous licensing requirements; in other states the licensing rules are unclear. In some states, dispensaries are mandated to operate on a not-for-profit basis. Some states permit home cultivation activities. The states also differ on the form in which cannabis can be sold. For example, some states do not permit cannabis-infused products such as concentrates, edibles and topicals.

According to ArcView, the following is a description of the regulated medical-use cannabis market opportunity in the states we currently intend to target:

•	Arizona: Arizona legalized medical-use cannabis in 2010 and its first legal dispensary opened in December 2012. By 2015, Arizona had approximately 100 licensed medical-use cannabis dispensaries and approximately 87,000 registered patients able to purchase cannabis. The market for medical-use cannabis sales in Arizona was $215.3 million in 2015 and is projected to be $269.4 million in 2016. Growth levels are projected to remain in double digits through 2020. Voters in Arizona rejected a ballot initiative to legalize adult-use cannabis in 2016.
•	California: California passed legislation legalizing medical-use cannabis in 1996. California represents approximately 62% of the national medical-use cannabis market with estimated sales of $2.7 billion in 2015. California’s medical-use cannabis market operated for nearly 20 years with limited government regulation. In 2015, however, California took steps to establish more stringent regulations for medical-use cannabis businesses. In California, voters approved a ballot initiative in November 2016, which is modeled on the successful initiatives in Washington and Colorado. This initiative created a regulated framework for legalizing, selling and taxing adult and medical-use cannabis sales similar to alcohol. With the passage of this initiative, sales in the California adult-use cannabis market are projected to be $1.4 billion in the first full year of operations and $6.6 billion after five years of operations.
•	Illinois: Illinois legalized medical-use cannabis in 2013, and in 2015, the medical-use cannabis market was $1.7 million. The medical-use cannabis market in Illinois is projected to be $15.6 million in 2016. Illinois has taken steps over time to broaden access to its medical-use cannabis program, including amending its laws to expand treatable conditions.
•	Maryland: Maryland adopted a comprehensive medical-use cannabis program in 2014 that addressed patient registration, licensing and commercial distribution. The medical-use cannabis market is not yet operational in Maryland, but is expected to be operational in 2017. Geographically, Maryland is in a strategic position that could bolster its growth, as it borders the District of Columbia where it is legal to possess and consume cannabis, but not to sell it. As a result, the market environment in Maryland is believed to be favorable for a newly legalized medical-use cannabis state and the medical-use cannabis market in Maryland is expected to grow at a compound annual rate of 81%, from $9.7 million in 2017, to $57.4 million by 2020.
•	Massachusetts: Massachusetts first approved medical-use cannabis in 2012. However, only four medical-use cannabis dispensaries were open in Massachusetts by the end of 2015. In 2015, the medical-use cannabis market in Massachusetts was $7.9 million and is projected to grow to $78.7 million in 2016 as the state’s regulatory framework matures. By 2017, Massachusetts is projected to have the sixth largest medical-use cannabis market in the country. Massachusetts legalized adult-use cannabis in November 2016.
•	Nevada: The first legal, medical-use cannabis sale took place in Nevada at a licensed dispensary in August 2015. In 2015, the medical-use cannabis market in Nevada was $25.8 million, and is projected to be $75 million in 2016. The state legalized adult-use cannabis in November 2016. The adult-use cannabis market in Nevada is expected to quickly surpass the medical-use market, and by 2020 adult-use sales are expected to account for more than 62% of the state’s total legal cannabis market. With the legalization of adult-use cannabis in Nevada, it could become the largest cannabis market in the U.S. due to Nevada’s sizable tourism industry.

•	New York: New York permitted medical-use cannabis sales for the first time in 2016 and has acted quickly to implement its regulatory framework. In 2016, medical-use cannabis sales in New York are projected to be $33.3 million. Annual medical-use cannabis sales in New York are projected to increase to $248.9 million by 2020. The size of the medical-use cannabis market in New York is modest compared to other states of similar size due to bans on smoking cannabis. The medical-use cannabis market in New York is expected to remain conservative until there are legislative changes that permit smoking or other cannabis product delivery formats are more widely accepted.
•	Oregon: In October of 2015, Oregon became the third state to legalize cannabis for both medical and adult use. Oregon’s total legal cannabis market (medical and adult use) is expected to reach annual sales of $1.3 billion by 2020. Approximately 75% of such sales are expected to be derived from the adult-use market.
•	Washington: In 2012, Washington legalized adult-use cannabis, and opened its first dispensary in 2014. The adult-use cannabis market in 2015 was $615.6 million and is projected to be $1.1 billion in 2016. Washington is projected to have $2.6 billion in annual sales in the adult-use cannabis market by 2020.

It is expected that new states that entered the marketplace in 2016, may drive industry growth in 2018 and 2019, when cannabis businesses in such states could begin to generate revenues. Experience shows that it generally takes one to two years for a state to establish regulations and for cannabis businesses to begin to generate revenue from operations. ArcView’s projected increase in legal cannabis sales by 2020 is, in part, attributable to this delay between legalization and revenue generation. In addition, continued development of the regulated medical-use cannabis industry depends upon continued legislative authorization of medical-use cannabis at the state level. Progress in the regulated medical-use cannabis industry, while encouraging, is not assured and any number of factors could slow or halt progress in this area.

Our Target Properties

We intend to acquire specialized industrial real estate assets operated by state-licensed medical-use cannabis growers through sale-leaseback transactions and third-party purchases. In sale-leaseback transactions, concurrently upon closing of the acquisition, we will lease the properties back to the state-licensed growers under long-term, triple-net lease agreements. We intend to target properties owned by growers that have been among the top candidates in the rigorous state licensing process and have been granted one or more licenses to operate multiple facilities. Based on our review of potential acquisitions in connection with this offering, indoor cultivation facilities generally appear to have similar shells as standard light industrial buildings. However, based on our initial diligence, the medical-use cultivation process typically requires a finely tuned environment to achieve consistent high quality and specificity in cannabinoid levels and to maximize yields, which translates into certain capital improvements in the building’s infrastructure. These improvements can include enhanced HVAC systems for climate and humidity control, high capacity plumbing systems, specialized lighting systems, and sophisticated building management, cultivation monitoring and security systems. Through this sale-leaseback strategy, we will serve as a source of capital to these licensed medical-use cannabis growers, which will allow them to redeploy their sale proceeds back into their core operations to grow their business and achieve higher returns.

We are actively seeking and evaluating medical-use cannabis facilities to purchase with the net proceeds of this offering. We have entered into a definitive purchase agreement for the acquisition of our Initial Property, a 127,000-square foot industrial property located in New York for a purchase price of approximately $30.0 million in a sale-leaseback transaction. See the section entitled “— Our Initial Property” below. In addition, our senior management team has identified and is in various stages of reviewing in excess of $88 million of additional potential properties for acquisition, which amount is estimated based on the sellers’ asking prices for the properties, preliminary discussions with the sellers or our internal assessment of the values of such properties after taking into account the current and expected annualized lease revenue, operating history, age and condition of the property and other relevant factors. We have entered into two non-binding letters of intent with respect to five properties, comprising approximately $80 million of these potential acquisitions. There can be no assurance that we will consummate the acquisition of any of the properties in our current acquisition pipeline on the terms anticipated, or at all.

Our letters of intent provide that the purchase and sale of the property will only occur pursuant to a definitive and binding purchase and sale agreement between the parties, if any. Neither we nor the potential seller has any obligation to negotiate further or pursue a transaction. The letters of intent set forth only general terms, the majority of which are subject to further negotiation and revision. The purchase prices remain subject to our completion of due diligence, which we have not yet commenced. Based on the foregoing, there can be no assurance that we and the sellers will enter into a definitive binding agreement on the terms set forth in the letter of intent, or at all. Any definitive purchase and sale agreement would need to address numerous conditions to closing, including obtaining third-party consents and approvals that are beyond our control and due diligence, including receipt of satisfactory engineering, environmental, survey and title reports. Accordingly, we have concluded that the acquisition of the properties subject to non-binding letters of intent are not currently “probable.”

Our Initial Property

We have entered into a definitive purchase agreement for the acquisition of our Initial Property, a 127,000-square foot industrial property located in Montgomery, New York for a purchase price of approximately $30 million. We expect to acquire our Initial Property with the net proceeds of this offering. While the acquisition of our Initial Property remains subject to ongoing diligence and the satisfaction of closing conditions, at this time, we have determined that the acquisition of our Initial Property is “probable.” There can be no assurance, however, that we will consummate the acquisition of our Initial Property on the terms anticipated, or at all.

Property Description.  Our Initial Property consists of approximately 37 acres of usable land, which includes three buildings comprising approximately 127,000 square feet. Our Initial Property is also expected to support the future development of additional medical-use cannabis cultivation facilities totaling approximately 204,000 additional square feet. The current property owner and future tenant is licensed by the state of New York to operate a medical-use cannabis cultivation and processing facility, and has operated such facility at the property since June 2016, when construction of the facility was substantially completed.

Acquisition Terms.  On August 22, 2016, we entered into a definitive purchase agreement to acquire our Initial Property from PharmaCann LLC in a sale-leaseback transaction for an aggregate purchase price of $30 million. The purchase price for our Initial Property was determined by negotiation with the seller after taking into consideration the expected annualized lease revenue, expected lease, operating history, age and condition of the property, and other relevant factors. We paid a $375,000 deposit upon execution of the purchase agreement that is refundable in the event we do not close our initial public offering within a specified timeframe. The $375,000 deposit was paid on our behalf by IGP Advisers and is to be repaid with the proceeds of this offering. The definitive agreement provides for a due diligence period during which we have the right to access and inspect the property and may terminate the agreement if we determine that the property does not meet our criteria. Following the diligence period, we have agreed to purchase the property “as is,” subject to all faults and conditions thereon, which increases the risk that we may have to remedy defects or costs without recourse to the prior owner. The closing of the purchase is subject to the completion of this offering and customary closing conditions. The purchase agreement provides that closing is to occur within 30 days after the expiration of the due diligence period and the agreement is terminable at the option of either party thereafter. We intend to purchase our Initial Property as soon as reasonably practicable after satisfaction of all closing conditions, including the closing of this offering.

Lease Terms.  Upon the closing of the acquisition, we will lease 100% of our Initial Property to the seller of the property, PharmaCann LLC, to operate a medical-use cannabis cultivation and processing facility in compliance with applicable state and local law and in compliance with the terms of the tenant’s license from the state of New York. PharmaCann LLC is a start-up business that commenced retail operations in late 2015. PharmaCann LLC secured one of only five licenses granted to date in New York for the cultivation and dispensing of medical-use cannabis. As of the date of this prospectus, PharmaCann LLC operates two cultivation and processing facilities and four registered medical-use cannabis dispensaries in Illinois, and one cultivation and processing facility and four registered medical-use cannabis dispensaries in New York. The lease for our Initial Property is a triple-net lease, with the tenant responsible for paying all structural repairs, maintenance expenses, insurance and taxes related to the property. The base rent is approximately $319,580 per month, which shall be increased annually at a rate based on the higher of (i) 4% or (ii) 75% of the CPI.

We also receive a property management fee under the lease equal to 1.5% of the then-current base rent throughout the term, and supplemental base rent for the first five years of the term at a rate of $105,477 per month. Together, the annualized initial base rent, property management fee and supplemental base rent equate to approximately 17.2% of the purchase price of our Initial Property. The lease term is 15 years, with two options to extend the term of the lease for two additional five-year periods. As a start-up business, PharmaCann LLC has not been profitable. During 2016, the Company expects that PharmaCann LLC will continue to incur losses as its expenses increase in connection with the expansion of PharmaCann LLC’s operations. As a result, at least initially, we expect that PharmaCann LLC will make rent payments to us from proceeds from the sale of the property or cash on hand, and not funds from operations.

Our Financing Strategy

We intend to meet our long-term liquidity needs through cash flow from operations and the issuance of equity and debt securities, including common stock, preferred stock and long-term notes. Where possible, we also may issue limited partnership interests in our Operating Partnership to acquire properties from existing owners seeking a tax-deferred transaction. We expect to issue equity and debt securities at times when we believe that our stock price is at a level that allows for the reinvestment of offering proceeds in accretive property acquisitions. We may also issue common stock to permanently finance properties that were previously financed by debt securities. However, we cannot assure you that we will have access to the capital markets at times and on terms that are acceptable to us. Our investment guidelines initially provide that our aggregate borrowings (secured and unsecured) will not exceed 50% of the cost of our tangible assets at the time of any new borrowing, subject to our board of directors’ discretion.

Our Leases

The following is a general description of the type of lease we typically expect to enter into with our tenants. The terms and conditions of any actual lease may vary from those described below. If we determine that the terms of a lease at a property, in the context of the entire investment, are favorable to us, we may enter into leases with terms that are substantially different from the terms described below.

We intend to acquire industrial medical-use cannabis facilities and lease them to tenants who are the state-licensed operators of such facilities. While we target the acquisition of medical-use cannabis facilities, our leases do not prohibit cannabis cultivation for adult-use that is permissible under the state and local laws where our facilities are located. Consequently, certain of our tenants may subsequently cultivate adult-use cannabis in our medical-use cannabis facilities, if permitted by such state and local laws. Our leases with tenants will be triple-net lease arrangements, where we as the landlord have limited exposure to expense escalations. While the structure of our leases may vary depending on the type and location of the property, we generally seek to structure our leases so that the tenant is responsible for taxes, maintenance, insurance, and structural repairs with respect to the premises throughout the lease term. We expect that our lease structure will offer predictability and stability of our expenses, which we believe will help us to achieve stable and consistent cash distributions to our stockholders.

We expect to enter into lease agreements for a term of 15 years with two consecutive five-year renewal options. We expect that the leases will commence concurrent with the closing of our purchase of the property. We may acquire properties and enter into lease agreements with shorter lease terms if the property benefits from an attractive location, if the property is difficult to replace or if the property has other significant and favorable real estate attributes. We also may enter into leases with longer lease terms if we believe the potential investment yield is particularly attractive.

Under most commercial leases, tenants are obligated to pay a predetermined annual base rent on a monthly basis. We expect that our leases will contain annual rent adjustments at the rate based on the higher of (i) 4% or (ii) 75% of the CPI. The terms of our leases will require that our tenants make rental payments via check or wire transfer. A tenant may experience difficulty curing a default of the manner of payment requirement under our lease due to continued reluctance of banks to accept clients who operate in the medical-use cannabis industry. See the section entitled “Risk Factors — We and our tenants may have difficulty accessing the service of banks, which may make it difficult to contract for real estate needs.”

Generally, our leases will require each tenant to procure, at its expense, commercial general liability insurance. The tenant typically will pay for property insurance covering the structures for the full replacement value and naming the owner as the additional insured on the policy. In addition, we generally expect to obtain loss-of-rent (business interruption) insurance for a period of approximately 36 months in case of property damage, fire, or other instances which render the property uninhabitable. Tenants will be required to provide proof of insurance by furnishing a certificate of insurance to us upon request.

We do not typically expect to permit leases to be assigned or subleased without our prior written consent. If we do consent to an assignment or sublease, generally we expect the terms of such consent to provide that the original tenant will remain fully liable under the lease unless we release that original tenant from its obligations.

Certain properties that we acquire may be subject to ground leases. A ground lease agreement permits a tenant to develop and/or operate a land parcel (property) during the lease period, after which the land parcel and all improvements revert back to the property owner. Under a ground lease, property improvements are owned by the property owner unless an exception is created and all relevant taxes incurred during the lease period are paid for by the tenant. Ground leases typically have a long duration generally ranging from 50 to 99 years with additional extension options.

Risk Management

We estimate that we will purchase approximately 10 to 20 properties with the net proceeds of this offering and will attempt to diversify the investment size and location of our portfolio of properties in order to manage our portfolio-level risk. Over the long term, we intend that no single property will exceed 25% of our total assets and that no single tenant will exceed 30% of our total assets. However, until a sufficient number of properties are acquired, we anticipate that we will have single properties and single tenants in excess of these long-term targets.

We expect that single tenants will occupy our properties pursuant to triple-net lease arrangements in general and, therefore, the success of our investments will be materially dependent on the financial stability of these tenants. We intend to target tenants that have been among the top candidates in the state licensing process and have been granted one or more licenses to operate multiple facilities. We expect, however, that most of our tenants will be start-up businesses that have little or no revenue and, at least initially, will make rent payments to us from the sale proceeds of a sale-leaseback transaction with us or cash on hand. We expect to evaluate the credit quality of our tenants and any guarantors on an ongoing basis by reviewing, where available, the publicly filed financial reports, press releases and other publicly available industry information regarding our tenants and any guarantors. In addition, we will monitor the payment history data for all of our tenants and, in some instances, we intend to monitor our tenants by periodically conducting site visits and meeting with the tenants to discuss their operations. In many instances, we will generally not be entitled to financial results or other credit-related data from our tenants. See the section entitled “Risk Factors — Risks Related to Our Business.”

Investment Guidelines

Our board of directors will adopt the following initial investment guidelines:

•	No investment will be made that would cause us to fail to qualify as a REIT.
•	No investment will be made that would cause us to be regulated as an investment company under the Investment Company Act.
•	The proceeds of this offering, any future offering by us or our Operating Partnership, and cash from operations and capital transactions may be invested in interest-bearing, short-term, investment-grade investments, subject to the requirements for maintaining our status as a REIT.
•	No investment in any single property will exceed 25% of our total assets.
•	No more than 30% of our total assets will be invested in properties having the same tenant.
•	Our aggregate borrowings (secured and unsecured) will not exceed 50% of the cost of its tangible assets at the time of any new borrowing.

The restrictions on investments in any single property or in properties having the same tenant described above shall not apply until we have invested 80% of the proceeds of this offering. Subject to oversight by our board of directors, our senior management team will oversee our investment portfolio and compliance with our investment guidelines and policies. These investment guidelines may be changed or waived by our board of directors without the approval of our stockholders. We will disclose any material changes to our investment guidelines in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Form 10-Q or Form 10-K for the period in which the change was made, or in a Current Report on Form 8-K, if required by the rules of the SEC or the board of directors believes it advisable, in their sole discretion. Furthermore, it is expected that our board of directors will delegate authority to a management investment committee, generally comprised of our executive officers, for certain investments, subject to specified parameters, which may include, among other things, dollar limits on investments on an individual basis and in the aggregate for any calendar year; that any investment not be with a “related party” as defined in applicable securities laws or our related party transaction policy; and that the investments be limited to stabilized medical-use cannabis facilities. Our board would retain approval authority over any investments that do not fall within the authority of the management investment committee, and would periodically evaluate this delegation of authority and make any changes that the board deems appropriate in its discretion.

Our Operating Structure

We were formed as a Maryland corporation on June 15, 2016. We intend to conduct business in an UPREIT structure through our Operating Partnership. We are the sole general partner of our Operating Partnership and, upon completion of this offering, we will own, directly or through a subsidiary, 100% of the limited partnership interests in our Operating Partnership. Our board of directors will oversee our business and affairs.

Our Operating Partnership was formed as a Delaware limited partnership on June 20, 2016 and will commence operations upon the completion of this offering. Following the completion of this offering, substantially all of our assets will be held by, and our operations will be conducted through, our Operating Partnership. We will contribute the net proceeds from this offering to our Operating Partnership in exchange for limited partnership interests. Our interest in our Operating Partnership will generally entitle us to share in cash distributions from, and in the profits and losses of, our Operating Partnership in proportion to our percentage ownership, which is currently 100%. As the sole general partner of our Operating Partnership, we generally will have the exclusive power under the partnership agreement to manage and conduct our Operating Partnership’s business and affairs, subject to certain limited approval and voting rights of the limited partners, which are described in the section entitled “Our Operating Partnership and the Operating Partnership Agreement.” In the future, we may issue limited partnership interests in our Operating Partnership from time to time in connection with property acquisitions, as compensation or otherwise.

IGP Advisers, a company that is owned by Messrs. Gold, Smithers and Fahey, is funding certain of our organization, offering and other costs. In addition, IGP Advisers funded an earnest money deposit pursuant to the purchase agreement for our Initial Property. IGP Advisers will seek reimbursement from us for these expenses upon completion of this offering and the acquisition of our Initial Property.

The chart below reflects our corporate structure after giving effect to this offering and the issuance of shares of our Class A common stock as described in this prospectus, including (i) 1,312,500 shares of Class A common stock that will be issued to founders, including certain executive officers and directors in exchange for outstanding shares of Class B common stock (or 1,509,375 shares if the underwriters’ over-allotment option is fully exercised), (ii) 150,000 shares of Class A common stock that our executive chairman may purchase in this offering at the public offering price, and (iii) grants of an aggregate of 27,500 shares of Class A common stock to two of our executive officers under the Incentive Plan that are expected to be approved at the first meeting of the compensation committee of our board of directors upon completion of this offering.

Competition

The current market for properties that meet our investment objectives may be limited. In additon, we believe finding properties that are appropriate for the specific use of allowing medical-use cannabis growers may be limited as more competitors enter the market. We face significant competition from a diverse mix of market participants, including but not limited to, other companies with similar business models, independent investors, hedge funds and other real estate investors, hard money lenders, and cannabis operators themselves, all of whom may compete with us in our efforts to acquire real estate zoned for medical-use cannabis facilities. Several competitors have recently entered the marketplace, including Kalyx Development, Inc., AmeriCann, Inc., Zoned Properties, Cannabis-RX, Inc., The CannaBusiness Group, Inc., MJ Holdings, Inc., MJ Real Estate Investors, Home Treasure Finders, Inc., Advanced Cannabis Solutions, Inc. and Grow Condos, Inc. In some instances, we will be competing to acquire real estate with persons who have no interest in the cannabis industry, but have identified value in a piece of real estate that we may be interested in acquiring.

These competitors may prevent us from acquiring desirable properties or may cause an increase in the price we must pay for properties. Our competitors may have greater resources than we do and may be willing to pay more for certain assets or may be willing to accept more risk than we believe can be prudently managed. In particular, larger companies may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Our competitors may also adopt transaction structures similar to ours, which would decrease our competitive advantage in offering flexible transaction terms. In addition, due to a number of factors, including but not limited to potential greater clarity of the laws and regulations governing medical-use cannabis by state and federal governments, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for these properties. If we pay higher prices for properties, our profitability may decrease, and you may experience a lower return on your investment. Increased competition for properties may also preclude us from acquiring those properties that would generate attractive returns to us.

Governmental Regulation

Agricultural Regulation

The properties that we intend to acquire will be used primarily for cultivation and production of medical-use cannabis and will be subject to the laws, ordinances and regulations of state, local and federal governments, including laws, ordinances and regulations involving land use and usage, water rights, treatment methods, disturbance, the environment, and eminent domain.

Each governmental jurisdiction has its own distinct laws, ordinances and regulations governing the use of agricultural lands. Many such laws, ordinances and regulations seek to regulate water usage and water runoff because water can be in limited supply, as is the case in certain locations including Illinois and New York, where we anticipate our initial properties will be located. In addition, runoff from rain or from irrigation is governed by laws, ordinances and regulations from state, local and federal governments. Additionally, if any of the water used on or running off from our properties flows to any rivers, streams, ponds, the ocean or other waters, there may be specific laws, ordinances and regulations governing the amount of pollutants, including sediments, nutrients and pesticides, that such water may contain.

We expect that the properties in our portfolio will, at the time of acquisition, have sources of water, including wells and/or surface water, that will provide sufficient amounts of water necessary for the current growing operations at each location. However, should the need arise for additional water from wells and/or surface water sources, we may be required to obtain additional permits or approvals or to make other required notices prior to developing or using such water sources. Permits for drilling water wells or withdrawing surface water may be required by federal, state and local governmental entities pursuant to laws, ordinances, regulations or other requirements, and such permits may be difficult to obtain due to drought, the limited supply of available water within the districts of the states in which our properties are located or other reasons.

In addition to the regulation of water usage and water runoff, state, local and federal governments also seek to regulate the type, quantity and method of use of chemicals and materials for growing crops, including fertilizers, pesticides and nutrient rich materials. Such regulations could include restricting or preventing the use of such chemicals and materials near residential housing or near water sources. Further, some regulations have strictly forbidden or significantly limited the use of certain chemicals and materials. Licenses, permits and approvals must be obtained from governmental authorities requiring such licenses, permits and approvals before chemicals and materials can be used at grow facilities. Reports on the usage of such chemicals and materials must be submitted pursuant to applicable laws, ordinances, and regulations and the terms of the specific licenses, permits and approvals. Failure to comply with laws, ordinances and regulations, to obtain required licenses, permits and approvals or to comply with the terms of such licenses, permits and approvals could result in fines, penalties and/or imprisonment.

The use of land for agricultural purposes in certain jurisdictions is also subject to regulations governing the protection of endangered species. When agricultural lands border, or are in close proximity to, national parks, protected natural habitats or wetlands, the agricultural operations on such properties must comply with laws, ordinances and regulations related to the use of chemicals and materials and avoid disturbance of habitats, wetlands or other protected areas.

Because the properties we own will be used for growing cannabis, there may be other additional land use and zoning regulations at the state or local level that affect our properties that may not apply to other types of agricultural uses. For example, both New York and Illinois require stringent security systems in place at grow facilities, and also require stringent procedures for disposal of waste materials.

As an owner of agricultural lands, we may be liable or responsible for the actions or inactions of our tenants with respect to these laws, regulations and ordinances.

Environmental Matters

Our properties and the operations thereon are subject to federal, state and local environmental laws, ordinances and regulations, including laws relating to water, air, solid wastes and hazardous substances. Our properties and the operations thereon are also subject to federal, state and local laws, ordinances, regulations and requirements related to the federal Occupational Safety and Health Act, as well as comparable state statutes relating to the health and safety of our employees and others working on our properties. Although we believe that we and our tenants are in material compliance with these requirements, there can be no assurance that we will not incur significant costs, civil and criminal penalties and liabilities, including those relating to claims for damages to persons, property or the environment resulting from operations at our properties. See the section entitled “Risk Factors — Risks Related to Our Business — Potential liability for environmental matters could adversely affect our financial condition.”

Real Estate Industry Regulation

Generally, the ownership and operation of real properties is subject to various laws, ordinances and regulations, including regulations relating to zoning, land use, water rights, wastewater, storm water runoff and lien sale rights and procedures. These laws, ordinances or regulations, such as the Comprehensive Environmental Response and Compensation Liability Act and its state analogs, or any changes to any such laws, ordinances or regulations, could result in or increase the potential liability for environmental conditions or circumstances existing, or created by tenants or others, on our properties. Laws related to upkeep, safety and taxation requirements may result in significant unanticipated expenditures, loss of our properties or other impairments to operations, any of which would adversely affect our cash flows from operating activities.

Our property management activities, to the extent we are required to engage in them due to lease defaults by tenants or vacancies on certain properties, will likely be subject to state real estate brokerage laws and regulations as determined by the particular real estate commission for each state.

State Laws Applicable to the Medical-Use Cannabis Industry

In most states that have legalized cannabis in some form, the growing and/or dispensing of cannabis generally requires that the operator obtain one or more licenses in accordance with applicable state requirements. In addition, many states regulate various aspects of the growing and/or dispensing of medical-use cannabis. For example, New York limits the types of strains that can be grown, prices are set by the State Program Commissioner, a registered pharmacist is required to be on the premises of all dispensaries during hours of operation, and both flower and edibles are prohibited. Local governments in some cases also impose rules and regulations on the manner of operating cannabis businesses. As a result, applicable state and local laws and regulations vary widely. As a result of licensing requirements, if our tenants default under their leases, we may not be able to find new tenants that have the requisite license to engage in the cultivation of medical cannabis on the properties.

Federal Laws Applicable to the Medical-Use Cannabis Industry

Cannabis is a Schedule I controlled substance under the CSA. Even in those jurisdictions in which the manufacture and use of medical cannabis has been legalized at the state level, the possession, use, cultivation, and transfer of cannabis remains a violation of federal law. Federal law criminalizing the use of cannabis preempts state laws that legalize its use for medicinal or adult-retail purposes, and therefore strict enforcement of federal law regarding cannabis would likely result in our inability to execute our business plan.

The U.S. Department of Justice, under the Obama administration, has issued memoranda, including the so-called “Cole Memo” on August 29, 2013, characterizing enforcement of federal cannabis prohibitions under the CSA to prosecute those complying with state regulatory systems allowing the use, manufacture and distribution of medical cannabis as an inefficient use of federal investigative and prosecutorial resources when state regulatory and enforcement efforts are effective with respect to enumerated federal enforcement priorities under the CSA. In the “Cole Memo,” the U.S. Department of Justice provided guidance to all federal prosecutors indicating that federal enforcement of the CSA against cannabis-related conduct should be focused on eight priorities, which are to prevent: (1) distribution of cannabis to minors; (2) revenue from sale of cannabis to criminal enterprises, gangs and cartels; (3) transfer of cannabis from states where it is legal to states where it is illegal; (4) cannabis activity from being a pretext for trafficking of other illegal drugs or illegal activity; (5) violence or use of firearms in cannabis cultivation and distribution; (6) drugged driving and adverse public health consequences from cannabis use; (7) growth of cannabis on federal lands; and (8) cannabis possession or use on federal property.

In addition, as it did for the fiscal year 2015, Congress enacted an omnibus spending bill for fiscal year 2016 including a provision prohibiting the U.S. Department of Justice (which includes the DEA) from using funds appropriated by that bill to prevent states from implementing their medical-use cannabis laws. This provision, however, is effective only until December 9, 2016 and must be renewed by Congress in subsequent years. In order to extend the prohibition, it must be specifically included in the fiscal year 2017 Commerce, Justice, and Science (CJS) Appropriations bill – the germane bill. Currently, only the Senate version of the CJS Appropriations bill includes the prohibition and the House version does not. In USA vs. McIntosh, the United States Circuit Court of Appeals for the Ninth Circuit held that this provision prohibits the U.S. Department of Justice from spending funds from relevant appropriations acts to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. However, the Ninth Circuit’s opinion, which only applies in the states of Alaska, Arizona, California, Hawaii and Idaho, also held that persons who do not strictly comply with all state laws and regulations regarding the distribution, possession and cultivation of medical-use cannabis have engaged in conduct that is unauthorized, and in such instances the U.S. Department of Justice may prosecute those individuals.

We do not intend to acquire properties from or lease properties to companies whose activities involve or support those enumerated in the Cole Memo, but federal prosecutors have significant discretion in their interpretation of these priorities. Therefore, no assurance can be given that the federal prosecutor in each judicial district where we purchase a property will agree that the activities of our tenant on the property located in such prosecutor’s district do not involve those enumerated in the Cole Memo. There is also no guarantee that the current administration or future administrations will not revise the federal enforcement priorities enumerated in the Cole Memo or otherwise choose to strictly enforce the federal laws governing cannabis production or distribution. Any such change in the federal government’s current enforcement posture with respect to state-licensed cultivation of medical-use cannabis would result in our inability to execute our business plan and we would likely suffer significant losses with respect to our investment in medical-use cannabis facilities in the U.S.

Laws Applicable to Banking for Medical-Use Cannabis Industry

All banks are subject to federal law, whether the bank is a national bank or state-chartered bank. At a minimum, all banks maintain federal deposit insurance which requires adherence to federal law. Violation of federal law could subject a bank to loss of its charter. Financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statutes and the Bank Secrecy Act. For example, under the Bank Secrecy Act, banks must report to the federal government any suspected illegal activity, which would include any transaction associated with a cannabis-related business. These reports must be filed even though the business is operating in compliance with applicable state and local laws. Therefore, financial institutions that conduct transactions with money generated by cannabis-related conduct could face criminal liability under the Bank Secrecy Act for, among other things, failing to identify or report financial transactions that involve the proceeds of cannabis-related violations of the CSA.

FinCen issued guidance in February 2014 which clarifies how financial institutions can provide services to cannabis-related businesses consistent with their obligations under the Bank Secrecy Act. Concurrently, with the FinCen guidance, the U.S. Department of Justice issued supplemental guidance directing federal prosecutors to consider the federal enforcement priorities enumerated in the Cole Memo with respect to federal money laundering, unlicensed money transmitter and Bank Secrecy Act offenses based on cannabis-related violations of the CSA. The FinCen guidance sets forth extensive requirements for financial institutions to meet if they want to offer bank accounts to cannabis-related businesses, including close monitoring of businesses to determine that they meet all of the requirements established by the U.S. Department of Justice, including those enumerated in the Cole Memo. This is a level of scrutiny that is far beyond what is expected of any normal banking relationship.

As a result, many banks are hesitant to offer any banking services to cannabis-related businesses, including opening bank accounts. While we currently have a bank account, our inability to maintain that account or the lack of access to bank accounts or other banking services in the future, would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges. Similarly, if our proposed tenants are unable to access banking services, they will not be able to enter into triple-net leasing arrangements with us, as our leases will require rent payments to be made by check or wire transfer.

Employees

Upon completion of this offering, we, through our Operating Partnership, will initially have five employees.

Legal Proceedings

We are not a party to any legal proceedings.

Implications of Being an “Emerging Growth Company”

We qualify as an “emerging growth company,” as defined in the JOBS Act. An “emerging growth company” may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. While we are an “emerging growth company,” among other things:

•	we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;
•	we are permitted to provide less extensive disclosure about our executive compensation arrangements;
•	we are not required to give to our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements; and
•	we are permitted to use an extended transition period for complying with new or revised accounting standards.

We have elected to use an extended transition period for complying with new or revised accounting standards, and this election is irrevocable. We have not made a decision whether to take advantage of other exemptions. If we do take advantage of additional exemptions, some investors may find our Class A common stock less attractive, which may result in a less active trading market for our Class A Common Stock and a more volatile stock price.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

OUR MANAGEMENT

Our Executive Officers, Directors and Director Nominees

The following table sets forth certain information about our executive officers, directors and director nominees.

Name	Age	Position(s) with Our Company
Alan D. Gold	56	Executive Chairman
Paul E. Smithers	59	President, Chief Executive Officer and Director Nominee
Robert M. Sistek	40	Chief Financial Officer and Executive Vice President, Investments
Gregory J. Fahey	56	Chief Accounting Officer and Treasurer
Brian J. Wolfe	40	Vice President, General Counsel and Secretary
Gary A. Kreitzer	61	Director
Gary M. Malino	58	Director Nominee
Scott Shoemaker	50	Director Nominee
David Stecher	55	Director Nominee

Alan D. Gold has served as executive chairman of our board of directors since our formation. Mr. Gold served as chairman, chief executive officer, and president of BioMed Realty (formerly NYSE: BMR), a REIT specializing in acquiring, leasing, developing and managing laboratory and office space for the life science industry, from its inception in 2004 through the sale of the company to affiliates of Blackstone Real Estate Partners VIII L.P. in January 2016. Mr. Gold also served as chairman, president and chief executive officer of BioMed Realty’s privately-held predecessor, Bernardo Property Advisors, Inc., from August 1998 until August 2004. In addition, Mr. Gold was a co-founder and served as president and a director of Alexandria Real Estate (NYSE: ARE), a NYSE-listed urban office REIT, from its predecessor’s inception in 1994 until August 1998. Mr. Gold served as managing partner of GoldStone Real Estate Finance and Investments, a partnership engaged in the real estate and mortgage business, from 1989 to 1994. He also served as assistant vice president of commercial real estate for Northland Financial Company, a full service commercial property mortgage banker, from 1989 to 1990 and as real estate investment officer of commercial real estate for John Burnham Company, a regional full service real estate company, from 1985 to 1989. From December 2013 to June 2016, Mr. Gold served on the board of directors and as a member of the nominating and compensation committees of CatchMark Timber Trust, Inc. (NYSE: CTT), a publicly traded REIT focused on timberland ownership. From August 2011 to March 2013, Mr. Gold also served on the board of directors and as a member of the audit committee of American Assets Trust, Inc. (NYSE: AAT), a publicly traded REIT focused on acquiring, developing and managing retail, office, multifamily and mixed-use properties. Mr. Gold currently serves as a member of the board of trustees for the Salk Institute for Biological Studies, a research organization dedicated to fundamental research in biology and its relation to health, and as a member of the board of directors of the Campanile Foundation, a philanthropic foundation that supports San Diego State University. Mr. Gold received his Bachelor of Science Degree in Business Administration and his Master of Business Administration from San Diego State University. We believe that Mr. Gold’s 30 years of experience in the real estate industry, expertise in NYSE-listed REITs, and extensive management experience make him qualified to serve as executive chairman of our board of directors.

Paul E. Smithers has served as our president and chief executive officer since our formation and is a director nominee. From August 2013 to July 2015, Paul Smithers served as co-founder and chief legal officer of Iso Nano International, LLC, a designer and manufacturer of advanced materials for use in the aerospace, consumer goods, electronics and safety industries. Prior to his time at Iso Nano, Mr. Smithers was the managing partner of Smithers & Player, Attorneys at Law from September 1989 to July 2013. Mr. Smithers is a member of the California Bar. We believe that Mr. Smithers’ management expertise and over 30 years of legal and regulatory experience are valuable to our board of directors.

Robert M. Sistek serves as our chief financial officer and executive vice president, investments. Prior to joining us, Mr. Sistek held the positions of senior vice president, investments from March 2015 through October 2016 and vice president, finance from May 2011 to March 2015 with BioMed Realty (formerly NYSE: BMR), a REIT specializing in acquiring, leasing, developing and managing laboratory and office space for the life science industry. Prior to BioMed Realty, Mr. Sistek was senior vice president of capital markets for CoreSite Realty Corporation (NYSE: COR), a publicly-traded REIT specializing in institutional quality data centers. Previously, he was a senior associate with The Carlyle Group, a predecessor company of CoreSite, from 2007 to 2010, vice president of finance and capital markets at DCT Industrial Trust (NYSE: DCT) from 2006 to 2007, and held senior positions with GMAC Commercial Mortgage and ProLogis, Inc. (NYSE: PLD) from 2001 to 2005. Mr. Sistek received his Master of Business Administration from the Kellogg School of Management at Northwestern University and his Bachelor of Science in Accounting, summa cum laude, from the University of Northern Colorado. He is a Certified Public Accountant (inactive) and a member of the American Institute of Certified Public Accountants.

Gregory J. Fahey serves as our chief accounting officer and treasurer. Mr. Fahey has over 28 years of experience in the real estate industry. Prior to joining us, Mr. Fahey served as the senior vice president, controller of Realty Income Corporation (NYSE: O), a NYSE-listed REIT, from January 2013 to June 2014. He joined Realty Income Corporation in 1986, serving in various positions until April 1998, when he began serving as the vice president, controller (a position he held until January 2013). As the controller, Mr. Fahey was the chief accounting officer of Realty Income Corporation and was responsible for the accounting and reporting functions of the company, including its SEC filings. He also worked on the each of the securities offerings of Realty Income Corporation. From June 2014 until joining us, Mr. Fahey was retired. Mr. Fahey is accredited as a certified management accountant.

Brian J. Wolfe serves as our vice president, general counsel and secretary. Until March 2016, Mr. Wolfe served as vice president, corporate legal and assistant secretary of BioMed Realty (formerly NYSE: BMR), a REIT specializing in acquiring, leasing, developing and managing laboratory and office space for the life science industry, having joined BioMed Realty in 2007. Prior to that, Mr. Wolfe was an attorney with Latham & Watkins LLP, where he represented public and private companies in a broad range of industries with a focus on corporate finance, mergers and acquisitions, securities law compliance and corporate governance. Mr. Wolfe received his Juris Doctor Degree with honors from the University of Virginia School of Law and his A.B. in Economics with honors from Harvard College. Mr. Wolfe is a member of the California State Bar and San Diego County Bar Association.

Gary A. Kreitzer has served as a member of our board of directors since our formation. Mr. Kreitzer is a co-founder of BioMed Realty (formerly NYSE: BMR), a REIT specializing in acquiring, leasing, developing and managing laboratory and office space for the life science industry, and served as its general counsel from the company’s formation in 2004 until August 2012. Mr. Kreitzer currently serves as BioMed Realty’s executive vice president, a position he has held since its formation in 2004. Mr. Kreitzer also served in the same roles with Bernardo Property Advisors from December 1998 to August 2004. Mr. Kreitzer was a co-founder and served as senior vice president and in-house counsel of Alexandria Real Estate (NYSE: ARE), a NYSE-listed urban office REIT, from its predecessor’s inception in 1994 until December 1998. From 1990 to 1994, Mr. Kreitzer was in-house counsel and vice president for Seawest Energy Corporation, an alternative energy facilities development company. Mr. Kreitzer also served The Christiana Companies, Inc., a publicly traded investment and real estate development company, in a number of roles from 1982 to 1989, including as in-house counsel, secretary and vice president. Mr. Kreitzer is a member of the California Bar. We believe that Mr. Kreitzer’s 30 years of experience in the real estate industry, expertise in NYSE-listed REITs, and legal expertise are valuable to our board of directors.

Gary M. Malino is one of our director nominees. Mr. Malino has been a member of the board of directors and the audit committee of PriceSmart, Inc. (NASDAQ: PSMT), a publicly traded company that operates membership warehouse clubs in Central America, South America and the Caribbean, since May of 2016. He is a retired senior executive of Realty Income Corporation (NYSE: O), a NYSE-listed REIT. Mr. Malino joined Realty Income Corporation in 1985 and was the chief financial officer of the company from 1994 until 2001, when he was promoted to president, chief operating officer, a position that he held until his retirement in December 2014. Prior to joining Realty Income, he was a certified public accountant for a Los Angeles based accounting firm and assistant controller with McMillin Development Company, a real estate development company. We believe that Mr. Malino’s extensive experience as an executive of a publicly traded company, his audit background as a certified public accountant, his knowledge of SEC filing requirements and his extensive experience with finance and compensation matters are valuable to our board of directors.

Scott Shoemaker, MD is one of our director nominees. Mr. Shoemaker is a practicing orthopedic surgeon specializing in pediatrics and trauma for Kaiser Permanente, an integrated managed care consortium, since 1999. He is also an inventor, assists in the development of medical devices and is on a patent for a spine deformity system developed by NuVasive, Inc. for which he receives royalties. Mr. Shoemaker is also a founder of BOSS Logic, LLC, a company designed to generate ideas for the intellectual property and biotechnology sectors. BOSS Logic, LLC holds multiple patents relating to how mobile devices share and distribute contact information. He is part owner and developer of Aztek Paddles, a carbon fiber company. In this role, he assisted in designing paddles, writing patents and testing paddles. We believe that Mr. Shoemaker’s management experience and medical expertise are valuable to our board of directors.

David Stecher is one of our director nominees. Mr. Stecher has led the executive benefits practice at both NFP Retirement and its sister company, Retirement Plan Advisory Group, since December of 2009. NFP Retirement and Retirement Plan Advisory Group are companies that specialize in corporate retirement plans. Previously, Mr. Stecher served, from April 2004 to September 2009, as executive vice president for Retirement Capital Group, a company that provides employee compensation and benefits advisory services; from January 1984 to September 1986, as tax and auditing accountant for KPMG Peat Marwick; and from June 1997 to April 2004, as executive vice president and head of West Coast operations for AXA Advisors’ executive benefits group, a group that designs and implements corporate executive benefits and provides individual planning for asset accumulation and preservation. Mr. Stecher holds a wide range of certifications, including, CPA, CFP, CLU, and ChFC, as well as his Series 6, 7, 63, 65 and 24 licenses. We believe that Mr. Stecher’s expertise in employee compensation and benefits as well as his accounting background and experience are valuable to our board of directors.

Additional Background of Our Executive Chairman

As noted above, Mr. Gold served as the chairman, chief executive officer and president of BioMed Realty from its inception and initial public offering in 2004 until its sale in January 2016. Investors who held BioMed Realty common stock from its initial public offering in 2004 until its sale in 2016 received a 163.6% total return on their investment, assuming the reinvestment of dividends into common stock. From and including BioMed Realty’s initial public offering in August 2004 through its sale in January 2016, BioMed Realty raised an aggregate of approximately $3.5 billion in gross proceeds from equity offerings through the issuance of approximately 182.5 million shares of common stock. BioMed Realty benefited from a generally healthy economy and favorable operating environment for life science real estate from 2004 to 2007. However, in the severe economic downturn from 2008 through 2010, BioMed Realty’s stock price experienced a significant correction. After 2010, the overall economy recovered gradually, and BioMed Realty’s stock price recovered gradually over time as well.

Set forth below is the annual return on investment of investors in BioMed Realty during Mr. Gold's tenure at the company. Except as otherwise indicated, annual return on investment of BioMed Realty for the years presented are calculated based on the increase or decrease in the closing price of BioMed Realty’s common stock on the NYSE on December 31 of the applicable year compared to December 31 of the prior year and takes into account the reinvestment of dividends paid in the applicable year into shares of common stock. The table below also provides a comparison of the stock performance of BioMed Realty against the MSCI US REIT Index and the S&P 500 during the same periods.

According to MSCI Inc., the MSCI US REIT Index represents approximately 85% of the publicly-traded U.S. REIT market with each REIT in the index having a market capitalization of at least $100 million, and is comprised of equity REIT securities that belong to the MSCI US Investable Market 2500 Index. The MSCI US REIT Index includes only REIT securities that are of reasonable size in terms of full and free float-adjusted market capitalization to ensure that the performance of the equity REIT universe can be captured and replicated in actual institutional and retail portfolios of different sizes. The REITs that are included in the MSCI US REIT Index reflect a broad spectrum of real estate sectors, including REITs that operate in the office, retail, hotel, multifamily, industrial, healthcare and storage sectors in one or more regions of the United States or across the entire United States. We believe that the MSCI US REIT Index is an industry benchmark used by investors for purposes of comparing stock performance and stockholder returns. However, comparison of BioMed Realty’s stock performance to the performance of the MSCI US REIT Index may be limited due to the differences between BioMed Realty and the other companies represented in the

MSCI US REIT Index, including with respect to size, asset type, geographic concentration and investment strategy. The information regarding total return to stockholders achieved by BioMed Realty is not a guarantee or prediction of the returns that we may achieve in the future, and we can offer no assurance that we will be able to replicate these returns.

Total Return(1)	2004(2)	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016(3)	Total Return(4)
BioMed Realty	40.9%	15.3%	22.1%	(15.2%)	(46.2%)	46.6%	22.3%	1.1%	11.8%	(1.9%)	26.5%	15.3%	0.5%	163.6%
MSCI US REIT	22.8%	12.1%	35.9%	(16.8%)	(38.0%)	28.6%	28.5%	8.7%	17.8%	2.5%	30.4%	2.5%	(4.6%)	162.7%
S&P 500	13.4%	4.9%	15.8%	5.5%	(37.0%)	26.5%	15.1%	2.1%	16.0%	32.4%	13.7%	1.4%	(7.8%)	117.7%

(1)	BioMed Realty data obtained from SNL Financial data provider. MSCI US REIT Index data obtained from the MSCI Inc. website. S&P 500 data obtained from the Standard & Poor’s website.
(2)	For the period beginning on August 6, 2004 (BioMed Realty initial public offering date) through December 31, 2004.
(3)	For the period beginning on January 1, 2016 through January 27, 2016 (the date of sale of BioMed Realty). Ending stock price is equal to cash consideration of $23.8239 per share paid to BioMed Realty common stockholders at the closing of the sale of BioMed Realty.
(4)	For the period beginning on August 6, 2004 (BioMed Realty’s initial public offering date) through January 27, 2016, the date of sale of BioMed Realty.

The table below sets forth BioMed Realty's net income, assets, liabilities, stock price and dividends per share from the company’s initial public offering in 2004 to January 2016. This information was obtained from BioMed Realty’s public filings with the SEC. We have not independently verified the accuracy of such data.

Financial Metric	2004(1)	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014(2)	2015(3)	2016(3)(4)
Total Revenues	$29	$139	$219	$266	$302	$361	$386	$440	$518	$637	$675	N/A	N/A
Net Income	5	17	35	56	48	42	22	26	(3)	38	194	N/A	N/A
Assets	582	1,337	2,693	3,057	3,227	3,283	3,960	4,429	4,834	5,973	6,171	N/A	N/A
Liabilities	138	586	1,459	1,653	1,598	1,459	1,647	1,816	2,350	2,986	3,101	N/A	N/A
High Stock Price	$22.95	$26.06	$32.41	$31.20	$29.50	$16.59	$19.50	$21.03	$20.30	$23.13	$22.62	$25.11	$23.82
Low Stock Price	$15.75	$19.39	$23.75	$20.89	$5.88	$6.02	$13.36	$14.94	$17.52	$17.90	$17.98	$17.94	$23.56
End of Year Stock Price	$22.21	$24.40	$28.60	$23.17	$11.72	$15.78	$18.65	$18.08	$19.33	$18.12	$21.54	$23.69	$23.81
Dividends Declared Per Share	$0.42	$1.08	$1.16	$1.24	$1.34	$0.70	$0.63	$0.80	$0.88	$0.96	$1.01	$0.78	—
Dividends Paid Per Share(5)	$0.283673	$1.010305	$1.075722	$1.220000	$1.315000	$0.890000	$0.600000	$0.770000	$0.845000	$0.940000	$1.300000	$1.040000	$—

Note: dollars in millions, except per share data.

(1)	From August 6, 2004 (initial public offering) through December 31, 2014.
(2)	Excludes a special dividend of $0.30 per share paid in December 2014 relating to BioMed Realty’s disposition of a Maryland property on December 9, 2014 described below.
(3)	Data not presented is not available, or N/A.
(4)	From January 1, 2016 through January 27, 2016, the date of sale of BioMed Realty. Data not presented is not available, or N/A.
(5)	Represents dividends paid which were allocable to the applicable year for tax purposes. In addition, set forth below is the tax treatment of the annual dividends paid per share of common stock of BioMed Realty. This information was obtained from BioMed Realty’s press releases. We have not independently verified such data.

Tax Treatment	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
Taxable Ordinary Dividend	$0.283673	$1.010305	$1.064520	$0.982341	1.083176	$0.449560	$0.387974	$0.440921	$0.626330	$0.940000	$0.502580	$0.019032	$—
Return of Capital	—	—	0.011202	0.220871	0.231824	0.440440	0.212026	0.329079	0.218670	—	—	—	—
Long-Term Capital Gain	—	—	—	0.016788	—	—	—	—	—	—	0.797420	0.337584	—
Unrecaptured Section 1250 Gain	—	—	—	0.009224	—	—	—	—	—	—	0.218513	—	—
Non-Dividend Distributions	—	—	—	—	—	—	—	—	—	—	—	0.683384	—

According to BioMed Realty’s public filings with the SEC, at the time of BioMed Realty’s sale in January 2016, BioMed Realty owned 129 properties located in Massachusetts, California, United Kingdom (Cambridge), New York, New Jersey, Maryland, North Carolina, Pennsylvania, Washington and near certain universities and their related medical systems comprising 196 buildings, approximately 18.9 million rentable square feet of space, and land supporting future development of an estimated additional 6.4 million rentable square feet. In addition, according to BioMed Realty’s public filings with the SEC, from January 1, 2013 through its sale in January 2016, BioMed Realty sold five properties as follows:

Property Type	State	Closing Date	Rentable Square Feet	Gross Proceeds	Gain/(Loss) on Sale(1)
Life Science Laboratory and Office Facility	Pennsylvania	May 29, 2015	547,000	$35.2 million	($32.3) million
Life Science Laboratory and Office Facility	Maryland	September 24, 2015	42,900	$7.9 million	$1.9 million
Life Science Manufacturing Facility	Maryland	December 9, 2014	289,912	$322.5 million	$136.6 million
Life Science Laboratory and Office Facility	New Hampshire	July 31, 2013	21,500	$5.9 million	Not available(2)
Life Science Laboratory and Office Facility	Pennsylvania	September 4, 2013	27,750	$2.1 million	Not available	(2)

(1)	Gain/(loss) on sale represents the excess/(deficiency) of the book value of the property at the time of sale over the net proceeds from sale. None of the properties sold was subject to mortgage financing at the time of sale.
(2)	Information not available in BioMed Realty’s public filings with the SEC.

Our Board of Directors and Board Committees

Upon completion of this offering, we expect our board of directors will consist of six directors, including our existing directors Messrs. Gold and Kreitzer. Of the six directors, we expect that our board of directors will determine that a majority of our directors are independent in accordance with the independence standards of the NYSE. NYSE rules require that we have a majority of independent directors within one year of listing our Class A common stock on the NYSE. Upon the expiration of their terms at the annual meeting of stockholders in 2017, the directors will be elected to serve one-year terms. Our bylaws provide that a majority of the entire board of directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than one, which is the minimum number required by the MGCL, nor more than 15. All of our executive officers will serve at the discretion of our board of directors.

Our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee upon completion of this offering. The principal functions of each committee are briefly described below. Matters put to a vote of any one of our three committees must be approved by a majority of the directors on the committee who are present at a meeting, in person or as otherwise permitted by our bylaws, at which there is a quorum or by unanimous written consent of the directors on that committee.

Audit Committee

The audit committee will be composed of Messrs. Malino, Shoemaker and Stecher, each of whom will be an independent director for purpose of service on the audit committee and “financially literate” under the rules of the NYSE. Mr. Malino will serve as chair of the audit committee and as the “audit committee financial expert” as that term is defined by the SEC. The audit committee assists the board of directors in overseeing:

•	our accounting and financial reporting processes;
•	the integrity and audits of our consolidated financial statements;
•	our compliance with legal and regulatory requirements;
•	the qualifications and independence of our independent registered public accounting firm; and
•	the performance of our independent registered public accounting firm and any internal auditors.

The audit committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm and the related audit and non-audit fees.

Compensation Committee

The compensation committee will be composed of Messrs. Malino, Shoemaker and Stecher, each of whom will be an independent director under the rules of the NYSE. Mr. Stecher will serve as chair of the compensation committee, whose principal functions will be to:

•	evaluate the performance of and compensation of our chief executive officer;
•	review and approve the compensation and benefits of our executive officers and members of our board of directors; and
•	administer the Incentive Plan, as well as any other compensation, stock option, stock purchase, incentive or other benefit plans.

The compensation committee is primarily responsible for establishing and implementing our compensation program and policies. To fulfill its responsibilities, the compensation committee may engage, oversee and provide appropriate funding for advisors and consultants to advise the committee on executive compensation matters.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be composed of Messrs. Malino, Shoemaker and Stecher, each of whom will be an independent director under the rules of the NYSE. Mr. Shoemaker will serve as chair of the nominating and corporate governance committee, which is responsible for:

•	seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;
•	periodically preparing and submitting to the board of directors for adoption the committee’s selection criteria for director nominees;
•	reviewing and making recommendations on matters involving general operation of the board of directors and our corporate governance;
•	recommending to the board of directors nominees for each committee of the board of directors; and
•	annually facilitating the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors will establish corporate governance guidelines and a code of business conduct and ethics that applies to our employees, officers and directors. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by the audit committee and for those who are not our executive officers, by our chief executive officer and our general counsel, and will be promptly disclosed as required by law or stock exchange regulations.

Board Leadership Structure and Role in Risk Oversight

Our board of directors does not have a policy on whether the same person should serve as both the chief executive officer and chairman of the board of directors or, if the roles are separate, whether the chairman should be selected from the independent directors. Our board understands that there is no single, generally accepted approach to providing board leadership and believes that it should have the flexibility to periodically determine the leadership structure that is best for our company. Consistent with this understanding, our independent directors will consider the board’s leadership structure on an annual basis.

The board of directors believes that its current leadership structure, with Mr. Gold serving as executive chairman and Mr. Smithers serving as president, chief executive officer and director, is appropriate. Mr. Gold will be involved in both our day-to-day operations and the strategic decision making at the board level. We believe our current leadership structure is the optimal structure for us because it provides our company with strong, effective and consistent leadership.

Our board of directors will play an active role in overseeing the management of our risks. Upon completion of this offering, the committees of our board of directors will assist our full board in risk oversight by addressing specific matters within the purview of each committee. The audit committee will focus on oversight of financial risks; the compensation committee will focus primarily on risks relating to executive compensation plans and arrangements; and the nominating and corporate governance committee will focus on reputational and corporate governance risks, including the independence of our board of directors. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors plans to keep itself regularly informed regarding such risks through committee reports and otherwise.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is a current or former officer or employee of ours or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Executive Officer and Director Compensation

Compensation of Directors

It is currently anticipated that each non-employee director will receive, upon consummation of this offering and following each annual meeting of stockholders, an annual retainer of $40,000 in cash (except in the case of Mr. Kreitzer, who will serve as vice chairman of the board of directors and is expected to receive an annual retainer of $80,000 in cash) and an annual retainer of $40,000 payable in restricted shares of common stock under the Incentive Plan, which will vest ratably over a three-year period. In addition, we anticipate that the audit committee chair will receive an additional annual retainer of $10,000 in cash and any other committee chair will receive an additional annual retainer of $5,000 in cash. All members of our board of directors will be reimbursed for their costs and expenses in attending our board meetings. Any member of our board of directors who is also an employee of our company will not receive additional compensation for serving as a director. As one of our founders, Mr. Kreitzer was granted 25,000 shares of our Class B common stock pursuant to a restricted stock purchase agreement. The grant date fair value of these shares issued on June 15, 2016, the date of our incorporation, including the impact of subsequent modifications, in accordance with FASB Accounting Standards Codification Topic 718, was $182,384. See the section entitled “Certain Relationships and Related Transactions — Restricted Stock Grants to Founders, Executive Officers and Directors.”

Compensation of Executive Officers

Our policies with respect to the compensation of our executive officers upon completion of this offering will be administered by our board in consultation with the compensation committee (as described above) and in accordance with the applicable listing standards of the NYSE. The compensation policies followed by us will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

It is anticipated that performance and equity-based compensation will be an important foundation in executive compensation packages as we believe it is important to maintain a strong link between executive incentives and the creation of stockholder value. We believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives.

Upon completion of this offering, we expect to enter into severance and change in control agreements with our executive officers, subject to approval of the compensation committee of our board of directors. See the section entitled “— Severance and Change in Control Agreements” below.

Overview of Compensation

As explained below, upon consummation of the offering, our compensation committee will seek to provide total compensation packages that are competitive in terms of potential value to our executives, and which are tailored to our unique characteristics and needs within our industry in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for our stockholders. We intend to be competitive with other similarly situated companies in the REIT industry following completion of the offering. Our total compensation packages will likely include an annual bonus opportunity, equity awards and other compensation such as participation in various employee benefit plans. Set forth below is the initial annual cash compensation that we expect to pay and equity awards that we have granted or expect to grant to our executive officers upon the closing of this offering:

Name and principal position	Base Salary(1)	Bonus	Stock Award		Option Awards	Non-Equity Inventive Plan Compensation	Total
Alan D. Gold Executive Chairman	$600,000	—	$2,502,780	(3)	—	—	$3,102,780
Paul E. Smithers President and Chief Executive Officer	$350,000	—	$656,582	(3)	—	—	$1,006,582
Robert M. Sistek Chief Financial Officer and Executive Vice President, Investments	$275,000	—	$275,000	(2)	—	—	$550,000
Gregory J. Fahey Chief Accounting Officer and Treasurer	$180,000	—	$182,384	(3)	—	—	$362,384
Brian J. Wolfe Vice President, General Counsel and Secretary	$200,000	—	$275,000	(2)	—	—	$475,000

(1)	Although we expect such salaries to remain the same upon the completion of this offering, the compensation committee may increase or decrease such amounts as part of the compensation packages developed for each of our executive officers as described below. Currently, our executive officers, other than Mr. Gold, are being compensated as consultants to IGP Advisers, which arrangements will terminate upon completion of this offering. The base salaries do not include amounts payable to certain of our executive officers as consultants to IGP Advisers upon completion of this offering. See the section entitled “Certain Relationships and Related Transactions — Reimbursement of IGP Advisers.”
(2)	We expect that at the first meeting of the compensation committee of our board of directors upon completion of this offering, Messrs. Sistek and Wolfe will each receive $275,000 in shares of Class A common stock under the Incentive Plan, which shares are expected to vest in their entirety 180 days after the completion of this offering. The aggregate estimated value of the restricted share awards are $275,000 assuming a share price on the date of grant of $20.00, the per share public offering price in this offering. We expect that compensation expense for these awards will be recognized ratably over the restricted shares’ vesting period.
(3)	As founders, Messrs. Gold, Smithers and Fahey were issued 343,065, 90,000 and 25,000 shares of our Class B common stock, respectively. The amounts shown for Messrs. Gold, Smithers and Fahey reflect the grant date fair value of such shares issued at June 15, 2016, the date of our incorporation, including the impact of subsequent modifications, in accordance with FASB Accounting Standards Codification Topic 718. See the section entitled “Certain Relationships and Related Transactions — Restricted Stock Grants to Founders, Executive Officers and Directors.”

Upon consummation of the offering, we will seek to provide total compensation packages that are competitive in terms of potential value to our executives, and which are tailored to our unique characteristics and needs within our industry in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for our stockholders. We intend to be competitive with other similarly situated companies in the REIT industry following completion of the offering.

The compensation decisions regarding our executives will be based on our need to attract individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations.

It is anticipated that our executive compensation program will have three primary components — salary, cash incentive bonus and stock-based awards. We will view the three components of executive compensation as related but distinct. Although the compensation committee will review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We anticipate determining the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information deemed relevant and timely. Since the compensation committee will not be formed until the consummation of this offering, we have not adopted any formal or informal policies or guidelines for allocating compensation between annual and long-term compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by the compensation committee, we may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

The compensation committee will be charged with performing an annual review of our executive compensation program, including its cash and equity compensation components, to confirm it provides adequate incentives and motivation to executive officers, encourages and maintains a performance-driven company culture, aligns the interests of our executive officers with the interests of our stockholders and adequately compensates our executive officers relative to comparable officers in other companies.

Benchmarking of Cash and Equity Compensation

We believe it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly-held companies in the REIT industry. We expect that the compensation committee will stay apprised of the cash and equity compensation practices of publicly-held companies in the REIT industry through the review of such companies’ public reports and through other resources. It is expected that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to us, which characteristics may include investment strategies, financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business objectives that may be unique to us, we generally believe that gathering this information will be an important part of our compensation-related decision-making process.

Compensation Components

Base Salary.  Generally, we, working with the compensation committee, anticipate setting executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparably sized companies. We will seek to maintain base salary amounts at or near the REIT industry norms, while avoiding paying amounts in excess of what we believe is necessary to motivate executives to meet corporate goals. It is anticipated base salaries will generally be reviewed annually, subject to terms of employment agreements, if any, and that the compensation committee and board will seek to adjust base salary amounts to realign such salaries with REIT industry norms after taking into account individual responsibilities, performance and experience. As described above, we have been accruing base salaries for each of executive officers at the salaries mentioned above from the date of their commencement of employment with us for their services rendered to us in connection with this offering and expect to pay such salaries in arrears upon completion of this offering. Although we expect such salaries to remain the same upon the completion of this offering, the compensation committee may increase or decrease such amounts as part of the compensation packages developed for each of our executive officers.

Annual Bonuses.  We intend to utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board of directors and compensation committee will determine the level of achievement for each corporate goal.

Since we will elect to qualify as a REIT under the Code, we generally will not be subject to federal income tax. Thus, the deduction limit contained in Section 162(m) of the Code for compensation paid to chief executive officers and certain other executive officers of public companies will not be material to the design and structure of our executive compensation program.

Equity Awards.  We also expect to use restricted stock or restricted stock units and other stock-based awards to reward long-term performance. We believe that providing a meaningful portion of our executives’ total compensation package in restricted stock, restricted stock units and other stock-based awards will align the incentives of our executives with the interests of our stockholders and with our long-term success. The compensation committee and board will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to our executives are sufficient to retain, motivate and adequately award the executives.

Equity awards will be granted through the Incentive Plan, which was adopted by our board and stockholders in June 2016. We expect that at the first meeting of the compensation committee of our board of directors upon completion of this offering, two executive officers, Messrs. Sistek and Wolfe, will each receive $275,000 in shares of Class A common stock under the Incentive Plan based on the public offering price, or 13,750 shares of Class A common stock at the assumed offering price of $20.00 per share, which shares are expected to vest in their entirety 180 days after the completion of this offering.

We will account for any equity compensation expense under the rules of FASB Accounting Standards Codification 718, Compensation — Stock Compensation, which requires a company to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also will require us to record cash compensation as an expense at the time the obligation is accrued.

Other Compensation.  We will establish and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans will be available to all salaried employees and will not discriminate in favor of executive officers. We may extend other perquisites to our executives that are not available to our employees generally.

Severance and Change in Control Agreements

We consider the maintenance of a sound management team to be essential to protecting and enhancing our best interests. To that end, we recognize that the uncertainty that may exist among management with respect to their “at-will” employment with us that may result in the departure or distraction of management personnel to our detriment. Accordingly, we have determined that severance arrangements are appropriate to encourage the continued attention and dedication of certain members of our management and to allow them to focus on the value to stockholders without concern for the impact on their continued employment.

Subject to the approval of the compensation committee of our board of directors after the completion of this offering, we expect to enter into severance and change in control agreements with each of Messrs. Gold, Smithers, Sistek, Fahey and Wolfe having the terms and conditions described herein. These agreements will expire on December 31, 2019, but will automatically renew for successive three-year terms unless either party gives written notice of non-renewal within 90 days before the end of the current term. We believe these agreements are important for retention purposes, as many companies with which we will compete with in the REIT industry offer severance compensation, particularly in connection with a change in control. Accordingly, our executive officers will have the right to receive severance compensation if they are terminated without cause or they leave for good reason while the agreement is in effect. If such termination occurs within two years after a change in control, enhanced severance compensation, consisting of the vesting of unvested equity awards, is provided. We believe that such compensation gives our named executive officers incentive (1) to stay with us despite the possibility of losing employment after a change in control and (2) to focus on obtaining the best possible value for stockholders in a change in control transaction.

The agreements will provide that if we terminate the executive without cause or the executive terminates his employment for good reason, in either case other than in connection with a change in control, the executive officer will receive a cash payment equal to a specified multiple (set forth below) of the sum of his annual base salary, his average annual cash bonus during the past three years, and the annual Consolidated Omnibus Reconciliation Act, or COBRA, premiums the executive would be required to pay to continue health plan coverage under our health plans. Generally, we will pay this amount in a lump sum within 60 days after the executive’s separation from service, subject to potential deferral required by Section 409A of the Code. In the event of a termination without cause or the executive officer leaves for good reason that is not related to a change in control, the executive officer’s unvested options and stock rights awards that vest solely on the basis of time will vest on a pro-rated basis and the executive officer’s performance shares will be earned on a pro-rated basis based on the level of achievement as of such date of termination.

In the event of a change in control and termination of the executive by us without cause or by the executive for good reason within two years after the change in control, in addition to the compensation set forth above, all unvested stock rights awards will vest immediately. Unearned performance shares also will vest at the greater of actual performance or target. If payments we make in connection with a change in control would be subject to the excise tax on “excess parachute payments” as defined and imposed under Section 4999 of the Code, then the payments will be delivered either (1) in full or (2) in an amount such that the value of the aggregate payments is $1.00 less than the maximum amount that the executive may receive without being subject to the excise tax, whichever of (1) or (2) results in the receipt by the executive of the greatest benefit on an after-tax basis.

The severance and change in control agreements will require each executive officer to sign a general release of claims against us as a condition of receiving the severance payment. For one year after termination of employment for any reason, the executive is prohibited from directly or indirectly soliciting (1) any of our employees to leave us or (2) any prospective employees negotiating with us on the date of termination to cease negotiations.

The agreements will also require the executive to provide consulting services to us for up to 20 hours a month during the six months after any termination of employment and requires the executive to maintain the confidentiality of our confidential information. The agreements will not contain any provision for waiving a breach of the non-solicitation, confidentiality or consulting obligations described above.

The severance amounts payable above to each executive officer will be a specified multiple of the sum of the officer’s annual base salary and average annual cash bonus paid during the past three years. With respect to qualifying terminations occurring either prior to a change in control or after a change of control, the severance multiple will be 3.0 for each of Messrs. Gold and Smithers, and 2.0 for each of Messrs. Sistek, Fahey and Wolfe.

In lieu of allowing executives to continue participating in our health plans during the severance period, we would pay an additional cash severance payment upon the executive’s qualifying termination in an amount equal to the COBRA premiums the executive would be required to pay to continue his or her health plan coverage during such severance period.

If the executive retires for other than good reason and gives us a specified advance notice before retiring, or if the executive dies or terminates employment because of disability, all unvested stock rights awards that vest based on continued employment will vest immediately on the date of such retirement or termination. The executive will remain eligible to receive performance shares awarded under our equity incentive plans before his or her termination if we achieve the stated performance goals during the remainder of the performance period, as if the executive’s employment had not terminated. To qualify for these benefits on retirement, the executive must retire after a specified age or with a combination of age plus years of service, depending on the benefit in question, as well as give us the required number of years of advance notice of retirement.

The agreements will also provide that severance payments are subject to recoupment as required by any recoupment policy approved by our board of directors.

The definition of “cause” under the agreements will include:

•	willful and continued failure by the executive to substantially perform his duties;
•	an executive’s commission of fraud or dishonesty that results in economic or financial damage to us;
•	an executive’s conviction of a felony or crime involving moral turpitude;
•	a willful breach of an executive’s fiduciary duty to us which results in economic or other damage to us; or
•	a willful and material breach of an executive’s obligations under the agreement relating to our confidential information, non-solicitation and post-employment consulting services.

The definition of “good reason” will track the definition in regulations under Section 409A of the Code and include the following, if the executive has given written notice of the condition within 90 days of its occurrence and the condition remains in effect for 30 days after the notice:

•	a material diminution in the authority, duties or responsibilities of the executive;
•	a material diminution in the executive’s annual base salary;
•	a material change in the geographic location at which the executive must perform his duties; or
•	any other action or inaction by us that constitutes a material breach of the agreement or any other agreement pursuant to which the executive provides services to us.

The definition of “change in control” will track the definition in regulations under Section 409A of the Code and includes:

•	the acquisition of our stock as a result of which any person or group owns more than 50% of the total fair market value of our stock (subject to limited exceptions);
•	the acquisition of our voting securities over a period of 12 months as a result of which any person or group owns at least 30% of the total voting power of our stock (subject to limited exceptions);

•	a majority of our board of directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the board of directors prior to the date of the appointment or election; or
•	the acquisition over a period of 12 months as a result of which any person or group has acquired assets from us having a total gross fair market value of more than 50% of the total gross fair market value of all our assets immediately before the acquisition (subject to limited exceptions).

Compensation Policies and Practices and Risk Management

When establishing and reviewing our compensation philosophy and programs, we will consider whether such programs align the interests of our directors and officers with our interests and those of our stockholders and whether such programs encourage unnecessary or excessive risk taking. We believe our compensation philosophy and programs will encourage our executives to strive to achieve both short- and long-term goals that are important to our success and building stockholder value, without promoting unnecessary or excessive risk taking. We will review our compensation policies and practices periodically to determine whether such policies and practices are appropriate in light of our risk management objectives.

2016 Omnibus Incentive Plan

In June 2016, our board of directors adopted, and our stockholders approved, the Incentive Plan.

A total of 1,000,000 shares of our Class A common stock is reserved for issuance under the Incentive Plan. As of the date of this prospectus, no awards have been made under the Incentive Plan.

Upon completion of this offering upon the first meeting of the compensation committee of our board of directors, it is expected that Messrs. Sistek and Wolfe will each receive $275,000 in shares of Class A common stock under the Incentive Plan based on the public offering price (representing 13,750 shares of Class A common stock each at the assumed offering price of $20.00), which shares are expected to vest in their entirety 180 days after completion of this offering. The Incentive Plan provides for the issuance of stock options, stock appreciation rights, performance shares, performance units, restricted stock, restricted stock units, shares of our Class A common stock, dividend equivalent units, incentive cash awards or other awards based on our Class A common stock. Awards may be granted alone or in addition to, in tandem with, or (subject to the Incentive Plan’s prohibitions on repricing) in substitution for any other award (or any other award granted under another plan of ours or of any of our affiliates).

Purpose.  The two complementary purposes of the Incentive Plan are to help us attract, retain, focus and motivate our executives and other key employees, directors, consultants and advisors and to increase stockholder value. The Incentive Plan will accomplish these purposes by offering participants the opportunity to acquire shares of our Class A common stock, receive monetary payments based on the value of such Class A common stock or receive other incentive compensation on the potentially favorable terms that the Incentive Plan provides. Under the rules of the NYSE, we are required to have a compensation committee comprised entirely of independent directors who are responsible for determining the compensation of our chief executive officer and recommending the compensation of our other executive officers (including any incentive or equity based compensation) to our board of directors for approval.

Administration.  The Incentive Plan will be administered by the compensation committee, our board of directors or another committee (we refer to the applicable committee or our board of directors, as the case may be, as the administrator). The administrator may designate any of the following as a participant under the Incentive Plan to the extent consistent with its authority: any officer or other employee of our company or its affiliates; any individual whom we or an affiliate have engaged to become an officer or employee; any consultant or advisor who provides services to our company or its affiliates; or any director, including a non-employee director.

The administrator has full discretionary authority to administer the Incentive Plan, including but not limited to the authority to: (i) interpret the provisions of the Incentive Plan; (ii) prescribe, amend and rescind rules and regulations relating to the Incentive Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Incentive Plan, any award or any award agreement in the manner and to the extent it deems desirable to carry the Incentive Plan or such award into effect; and (iv) make all other determinations necessary or advisable for the administration of the Incentive Plan. All administrator determinations will be made in the sole discretion of the administrator and are final and binding on all interested parties.

Our board of directors may delegate some or all of its authority under the Incentive Plan to a committee of the board, and the compensation committee may delegate some or all of its authority under the Incentive Plan to a sub-committee or one or more of our officers, subject in each case to limitations specified in the Incentive Plan.

Number and sources of shares.  An aggregate of 1,000,000 shares of Class A common stock have been reserved for issuance under the Incentive Plan, all of which may be issued upon the exercise of incentive stock options. The shares reserved for issuance may be either authorized and unissued shares or shares held as treasury stock. The number of shares reserved for issuance under the Incentive Plan is reduced by the maximum number of shares, if any, that may be payable under an award as determined on the date of the grant of the award.

If (i) an award granted under the Incentive Plan lapses, expires, terminates or is cancelled without the issuance of shares under the award (whether due currently or on a deferred basis); (ii) it is determined during or at the conclusion of the term of an award granted under the Incentive Plan that all or some portion of the shares with respect to which the award was granted will not be issuable, or that other compensation with respect to shares covered by the award will not be payable on the basis that the conditions for such issuance will not be satisfied; (iii) shares are forfeited under an award; (iv) shares are issued under any award and we reacquire them pursuant to rights we reserved upon the issuance of the shares; or (v) shares are tendered to satisfy the exercise price of an award or federal, state or local tax withholding obligations, then such shares will be recredited to the Incentive Plan’s reserve and may again be used for new awards under the Incentive Plan. However, shares recredited to the Incentive Plan’s reserve under clause (iv) or (v) may not be issued pursuant to incentive stock options.

Eligibility.  Incentive stock options may only be granted to our and our subsidiaries’ employees. All other awards may be granted to our and our subsidiaries’ employees, officers, directors and key persons (including consultants and prospective employees).

Amendment or termination of the Incentive Plan.  The Incentive Plan terminates when all shares reserved for issuance under the Incentive Plan have been issued, subject to our board of directors’ right to terminate the Incentive Plan at any time. In addition, our board of directors or the administrator may amend the Incentive Plan at any time, except:

(i)	our board of directors must approve any amendment to the Incentive Plan if we determine such approval is required by prior action of our board of directors, applicable corporate law or any other applicable law;
(ii)	stockholders must approve any amendment to the Incentive Plan if we determine that such approval is required by Section 16 of the Exchange Act, the listing requirements of any principal securities exchange or market on which our Class A common stock is then traded, or any other applicable law; and
(iii)	stockholders must approve any amendment to the Incentive Plan that materially increases the number of shares of Class A common stock reserved under the Incentive Plan, the incentive stock option award limits or the per participant award limitations set forth in the Incentive Plan, that shortens the minimum vesting requirements under the Incentive Plan or that diminishes the provisions prohibiting repricing or backdating stock options and stock appreciation rights.

The administrator generally may modify, amend or cancel any award or waive any restrictions or conditions applicable to any award or the exercise of the award. Any modification or amendment that materially diminishes the rights of the participant or any other person who may have an interest in the award, or that cancels any award, will be effective only if agreed to by that participant or other person. The administrator does not need to obtain participant or other interested party consent, however, for the adjustment or cancellation of an award pursuant to the adjustment provisions of the Incentive Plan or the modification of an award to the extent deemed necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Class A common stock is then traded, to the extent the administrator deems necessary to preserve favorable accounting or tax treatment of any award for our company, or to the extent the administrator determines that the action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other person(s) with an interest in the award.

The authority of the administrator to terminate or modify the Incentive Plan or awards will extend beyond the termination date of the Incentive Plan. In addition, termination of the Incentive Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force after termination of the Incentive Plan except as they may lapse or be terminated by their own terms and conditions.

Options and stock appreciation rights.  Under the Incentive Plan, the administrator has the authority to grant stock options and to determine all terms and conditions of each stock option including but not limited to whether the option is an “incentive stock option” which meets the requirements of Section 422 of the Code, or a “nonqualified stock option” which does not meet the requirements of Section 422 of the Code. A stock option gives the participant the right to purchase shares of our Class A common stock at a fixed price, called the “option price,” after the vesting conditions of the option are met and prior to the date the option expires or terminates. The administrator fixes the option price per share of Class A common stock, which may not be less than the fair market value of the Class A common stock on the date of grant. The administrator determines the expiration date of each option, but the expiration date cannot be later than 10 years after the grant date. Options are exercisable at such times and are subject to such restrictions and conditions as the administrator deems necessary or advisable. The stock option exercise price is payable to us in full upon exercise.

Pursuant to the Incentive Plan, the administrator has the authority to grant stock appreciation rights. A stock appreciation right is the right of a participant to receive cash in an amount, and/or Class A common stock with a fair market value, equal to the appreciation of the fair market value of a share of Class A common stock during a specified period of time. The Incentive Plan provides that the administrator determines all terms and conditions of each stock appreciation right, including, among other things: whether the stock appreciation right is granted independently of a stock option or relates to a stock option; a grant price that is not less than the fair market value of the Class A common stock subject to the stock appreciation right on the date of grant; a term that must be no later than 10 years after the date of grant; and whether the stock appreciation right will settle in cash, Class A common stock or a combination of the two.

The specific terms and conditions of a participant’s option or stock appreciation right will be set forth in an award agreement delivered to the participant.

Repricing prohibited.  Neither the administrator nor any other person may amend the terms of outstanding stock options or stock appreciation rights to reduce the exercise or grant price of such outstanding stock options or stock appreciation rights; cancel outstanding stock options or stock appreciation rights in exchange for stock options or stock appreciation rights with an exercise or grant price that is less than the exercise or grant price of the original options or stock appreciation rights; or cancel outstanding stock options or stock appreciation rights with an exercise or grant price above the current fair market value of a share of Class A common stock in exchange for cash or other securities.

Backdating prohibited.  The administrator may not grant a stock option or stock appreciation right with a grant date that is effective prior to the date the administrator takes action to approve such award.

Performance and stock awards.  Pursuant to the Incentive Plan, the administrator has the authority to grant awards of restricted stock, restricted stock units, performance shares or performance units. Restricted stock means shares of Class A common stock that are subject to a risk of forfeiture, restrictions on transfer or both a risk of forfeiture and restrictions on transfer. Restricted stock unit means the right to receive a payment equal to the fair market value of one share of Class A common stock. Performance shares means the right to receive shares of Class A common stock to the extent performance goals are achieved. Performance unit means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of Class A common stock, to the extent performance goals are achieved.

The administrator determines all terms and conditions of these types of awards, including, among other things: whether performance goals need to be achieved for the participant to realize any portion of the benefit provided under the award; whether the restrictions imposed on restricted stock or restricted stock units will lapse, and any portion of the performance goals subject to an award will be deemed achieved, upon a participant’s death, disability or retirement; the length of the vesting and/or performance period and, if different, the date on which payment of the benefit provided under the award is made; with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of Class A common stock; and, with respect to restricted stock units and performance units, whether the awards settle in cash, in shares of Class A common stock, or in a combination of the two.

The specific terms and conditions of a participant’s award of restricted stock, restricted stock units, performance shares or performance units will be set forth in an award agreement delivered to the participant.

Dividend equivalent rights.  Pursuant to the Incentive Plan, the administrator has the authority to grant dividend equivalent units in connection with awards other than options, stock appreciation rights or other stock rights within the meaning of Section 409A of the Code. A dividend equivalent unit is the right to receive a payment, in cash or shares of Class A common stock, equal to the cash dividends or other distributions that we pay with respect to a share of Class A common stock. No dividend equivalent unit granted in tandem with another award may include vesting provisions more favorable to the participant than the vesting provisions, if any, to which the tandem award is subject.

The specific terms and conditions of a participant’s dividend equivalent units will be set forth in an award agreement delivered to the participant.

Incentive awards.  The administrator has the authority to grant annual and long-term incentive awards. An incentive award is the right to receive a cash payment to the extent performance goals are achieved. The administrator will determine all of the terms and conditions of each incentive award, including the performance goals, the performance period, the potential amount payable and the timing of payment, provided that the administrator must require that payment of all or any portion of the amount subject to the award is contingent on the achievement of one or more performance goals during the period the administrator specifies, although the administrator may specify that all or a portion of the goals are deemed achieved upon a participant’s death, disability or (for awards not intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code) retirement, or such other circumstances as the administrator may specify. For long-term incentive awards, the performance period must relate to a period of more than one fiscal year.

The specific terms and conditions of a participant’s incentive award will be set forth in an award agreement or another document delivered to the participant.

Other stock-based awards.  The administrator has the authority to grant other types of awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares of Class A common stock, either alone or in addition to or in conjunction with other awards, and payable in shares of Class A common stock or cash. Such awards may include shares of unrestricted Class A common stock, which may be awarded, without limitation (except as provided in the Incentive Plan), as a bonus, in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or upon the attainment of performance goals or otherwise, or rights to acquire shares of our Class A common stock from us. The administrator determines all terms and conditions of the award, including the time or times at which such award is made and the number of shares of Class A common stock to be granted pursuant to such award or to which such award relates. Any award that provides for purchase rights must be priced at 100% of the fair market value of our Class A common stock on the date of the award.

The specific terms and conditions of a participant’s award will be set forth in an award agreement or another document delivered to the participant.

Per participant award limits.  Subject to the adjustment provisions of the Incentive Plan, no participant may be granted awards that could result in such participant:

(i)	receiving options for, and/or stock appreciation rights with respect to, more than 200,000 shares (or 200,000 shares, in the case of a non-employee director) during any fiscal year;
(ii)	receiving awards of restricted stock and/or restricted stock units, and/or other stock-based awards, relating to more than 200,000 shares (or 200,000 shares, in the case of a non-employee director) during any fiscal year;
(iii)	receiving awards of performance shares, and/or awards of performance units the value of which is based on the fair market value of shares, for more than 200,000 shares (or 200,000 shares, in the case of a non-employee director) during any fiscal year; or
(iv)	receiving awards of performance units the value of which is not based on the fair market value of shares, annual incentive award(s), long-term incentive award(s) or dividend equivalent unit(s) that would pay more than $2,000,000 to the participant (or $2,000,000, in the case of a non-employee director) during any single fiscal year.

Performance goals.  Awards may be made contingent on the achievement of performance goals. Performance goals include any goals the administrator establishes that relate to one or more of the following with respect to us or any one or more of our subsidiaries, affiliates or other business units: funds from operations; adjusted funds from operations, earnings before any one or more of the following: interest, taxes, depreciation, amortization and/or stock compensation; operating (or gross) income or profit; pretax income before allocation of corporate overhead and/or bonus; operating efficiencies; operating income as a percentage of net revenue; return on equity, assets, capital, capital employed or investment; after tax operating income; net income; earnings or book value per share; financial ratios; cash flow(s); total rental income or revenues; capital expenditures as a percentage of rental income; total operating expenses, or some component or combination of components of total operating expenses, as a percentage of rental income; stock price or total stockholder return, including any comparisons with stock market indices; appreciation in or maintenance of the price of the Class A common stock or any of our publicly-traded securities; dividends; debt or cost reduction; comparisons with performance metrics of peer companies; comparisons of our stock price performance to the stock price performance of peer companies; strategic business objectives, consisting of one or more objectives based on meeting specified cost, acquisition or leasing targets, meeting or reducing budgeted expenditures, attaining division, group or corporate financial goals, meeting business expansion goals and meeting goals relating to leasing, acquisitions, joint ventures or collaborations or dispositions; economic value-added models; or any combination of any of the foregoing. In addition, in the case of awards that the administrator determines at the date of grant will not be considered “performance-based compensation” under Section 162(m) of the Code, the administrator may establish other performance goals.

Effect of a change in control.  If we experience a “change in control,” as defined in the Incentive Plan, then, unless otherwise expressly provided in an award agreement or another contract, or under the terms of a transaction constituting a change in control, the administrator may, in its discretion, provide that:

•	Any outstanding award (or portion thereof) will vest or be earned on an accelerated basis in connection with the change in control or a subsequent termination; and/or
•	Any of the following will occur: (i) shares or other securities of the surviving corporation or any successor corporation, or a parent or subsidiary thereof, will be substituted for shares subject to any outstanding award, in which event the aggregate purchase or exercise price, if any, of such award, or portion thereof, will remain the same, (ii) any outstanding award, or portion thereof, will be converted into a right to receive cash or other property upon or following the consummation of the change in control in an amount equal to the value of the consideration to be received by holders of shares of our Class A common stock in connection with the transaction for one share, less the per share purchase or exercise price of such award, if any, multiplied by the number of shares subject to such award, or portion thereof, (iii) the vesting (and, as applicable, the exercisability) of any and/or all outstanding awards will be accelerated, (iv) any outstanding and unexercised awards upon or following the consummation of the change in control (without the consent of an award holder or any person with an interest in an award) will be cancelled, (v) all outstanding options or stock appreciation rights will be cancelled in exchange for a cash payment equal to the excess of the change in control price per share over the exercise price of the shares subject to such option or stock appreciation right upon the change in control (or for no cash payment if such excess is zero), and/or (vi) any awards will be cancelled in exchange for a cash payment based on the value of the award as of the date of the change in control (or for no payment if the award has no value).

In general, if any payments or benefits paid by us under the Incentive Plan would cause payments made to or benefits received by a participant in connection with a change in control to be subject to the excise tax imposed by Section 4999 of the Code on excess parachute payments, then the payments will be delivered either (i) in full or (ii) in an amount such that the value of the aggregate payments is $1.00 less than the maximum amount that the participant may receive without being subject to the excise tax, whichever of (i) or (ii) results in the receipt by the participant of the greatest benefit on an after-tax basis.

PRINCIPAL STOCKHOLDERS

The following table provides information, as of the date of this prospectus, regarding the number and percentage of shares of our common stock beneficially owned by each executive officer, director and director nominee, each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock and all executive officers, directors and director nominees as a group. In accordance with SEC rules, each listed person’s beneficial ownership includes all shares of common stock the person actually owns beneficially or of record, all shares of common stock over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days (such as shares of restricted common stock which are scheduled to vest within 60 days or upon the exercise of warrants or options). Except as otherwise provided, all shares are owned directly, and the indicated person has sole voting and investing power. The business address of the stockholders listed below is the address of our principal executive office.

	Immediately Prior to this Offering		Immediately After this Offering
Beneficial Owner	Number of Shares Owned(2)	Percentage of Outstanding Common Stock	Number of Shares Owned(2)(3)		Percentage of Outstanding Common Stock(1)
Alan D. Gold	343,065	67.5%	1,036,251	(3)	10.3%
Paul E. Smithers	90,000	17.7%	232,500		2.3%
Robert M. Sistek	—	—	—	(4)		*
Gregory J. Fahey	25,000	4.9%	64,583			*
Brian J. Wolfe	—	—	—	(4)		*
Gary A. Kreitzer	25,000	4.9%	64,583			*
Gary M. Malino	—	—	—		—
Scott Shoemaker	—	—	—		—
David Stecher	—	—	—		—
All executive officers, directors and director nominees as a group	483,065	95.1%	1,397,917		13.9%

*	Less than 1.0%.
(1)	Based on 10,062,500 shares of Class A common stock to be outstanding upon completion of this offering.
(2)	Except as otherwise indicated, interests shown consist solely of founder shares classified as Class B common stock. The shares of our Class B common stock issued and outstanding immediately prior to the consummation of the offering will automatically convert upon the consummation of the offering into that number of shares of Class A common stock equal to 15% of the shares of our Class A common stock issued in this offering (including any shares issued upon exercise of the underwriters’ over-allotment option). See the sections entitled “Description of Securities” and “Certain Relationships and Related Transactions.” As a result, after this offering (including any shares issued upon exercise of the underwriters’ over-allotment option), our founders will beneficially own 13% of the issued and outstanding shares of our Class A common stock based on such conversion, excluding (i) 150,000 shares of Class A common stock that Mr. Gold may purchase in this offering at the public offering price, and (ii) grants of an aggregate of 27,500 shares of Class A common stock to two of our executive officers under the Incentive Plan that are expected to be approved at the first meeting of our board of directors upon completion of this offering. In addition, certain of our other officers and directors may purchase shares of our Class A common stock in this offering.
(3)	Includes 150,000 shares of Class A common stock that Mr. Gold may purchase in this offering at the public offering price.
(4)	A grant of 13,750 shares of Class A common stock to each of Messrs. Sistek and Wolfe is expected to be approved at the first meeting of the compensation committee of our board of directors upon completion of this offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchase of Shares of Common Stock in this Offering by Certain Executive Officers

Mr. Gold may purchase up to 150,000 shares of our Class A common stock in this offering at the public offering price. In addition, certain of our other executive officers and directors may purchase shares of our Class A common stock in this offering at the public offering price. No underwriting discount will be paid on the shares of Class A common stock purchases by Mr. Gold and our other executive officers and directors in this offering.

Restricted Stock Grants to Founders, Executive Officers and Directors

Founder Shares

In connection with the initial issuance of shares of our Class B common stock, we entered into restricted stock purchase agreements with each of our founding stockholders, Messrs. Gold, Smithers, Fahey, Kreitzer and Fenton. Pursuant to the restricted stock agreements, we issued an aggregate of 508,065 shares of our Class B common stock for a total purchase price of $508. Upon completion of this offering, such shares of Class B common stock will be automatically exchanged for a number of shares of Class A common stock equal to 15% of the shares of Class A common stock issued in this offering, including any shares issued upon the exercise of the underwriters’ over-allotment option, as follows:

	No Exercise of Over-Allotment Option		Full Exercise of Over-Allotment Option
Name	Number of Shares(1)	Value(2)	Number of Shares(3)	Value(2)
Alan D. Gold	886,251	$17,725,020	1,019,187	$20,383,740
Paul E. Smithers	232,500	$4,650,000	267,375	$5,347,500
Gregory J. Fahey	64,583	$1,291,660	74,271	$1,485,420
Gary A. Kreitzer	64,583	$1,291,660	74,271	$1,485,420
Andrew Fenton	64,583	$1,291,660	74,271	$1,485,420
Total	1,312,500	$26,250,000	1,509,375	$30,187,500

(1)	Based on the sale of 8,750,000 shares of Class A common stock in this offering.
(2)	Based upon an assumed initial public offering price of $20.00 per share, which is the price set forth on the front cover of this prospectus.
(3)	Based on the sale of 10,062,250 shares of Class A common stock in this offering, which assumes the full exercise of the underwriters’ over-allotment option.

The restricted stock purchase agreements provide us with an option to repurchase such shares of Class B common stock (or the shares of Class A common stock issued upon conversion of the shares of Class B common stock upon consummation of the offering) for a period of 90 days if such purchaser ceases his affiliation with us as either a director, employee or consultant at a per share price equal to the lesser of (i) the fair market value of the shares at such time and (ii) the purchase price.

For so long as the purchaser remains affiliated with us as either a director, employee or consultant 25% of the shares will be released from our repurchase option on June 15, 2017. The remaining shares will be released from our repurchase option in equal monthly installments over the three-year period commencing on July 31, 2017, such that all shares will be released by July 31, 2020 subject to continued service as a director, employee or consultant. In the event of a change in control, as defined in the restricted stock purchase agreements, and excluding a sale by us of our securities for fund-raising purposes, all shares shall be released from the repurchase option immediately prior to the change in control.

Our founders may not transfer any shares of Class B common stock (or the shares of Class A common stock issued upon conversion of the shares of Class B common stock upon consummation of the offering) (or any interest therein) that remain subject to our repurchase option. Prior to the completion of this offering, we have a right of first refusal to purchase any shares of Class B common stock that have been released from our repurchase option that a purchaser proposes to transfer. See the section entitled “Description of Securities” for a description of our Class B common stock.

Other Restricted Stock Grants

It is expected that at the first meeting of the compensation committee of our board of directors upon completion of this offering, Mr. Sistek, our chief financial officer and executive vice president, investments, and Mr. Wolfe, our vice president, general counsel and secretary, will each receive $275,000 in shares of Class A common stock under the Incentive Plan, or 13,750 shares of Class A common stock based on the assumed initial public offering set forth on the cover of this prospectus, which shares are expected to vest in their entirety 180 days after completion of the offering.

Reimbursement of IGP Advisers

We intend to use a portion of the net proceeds of this offering to reimburse IGP Advisers, a company that is owned by Messrs. Gold (76.5%), Smithers (18.5%) and Fahey (5%), for out-of-pocket expenses it incurred in connection with the formation of our company and this offering. In addition, we entered into a consulting agreement with IGP Advisers that provides for, upon the completion of this offering, a consulting fee of $500,000 to be paid to IGP Advisers for services rendered to assist us in completing this offering. Pursuant to the consulting agreement, the fee increases by $3,300 for each day that the closing of this offering occurs after November 15, 2016. In the event that this offering is not successful, a fee of $5,000 will be due to IGP Advisers under this consulting agreement. We also expect to use $375,000 of the net proceeds of this offering to reimburse IGP Advisers for an earnest money deposit it funded (credited against the total purchase price of $30 million), as required by the purchase agreement for our Initial Property. Following the completion of this offering, our agreements with IGP Advisers will terminate and we do not expect to transact business with, or incur costs related to, IGP Advisers in the future, as all of our employees will be employed directly by us through our Operating Partnership.

The amounts reimbursable to IGP Advisers are as follows:

Estimated Costs:
Offering Costs	$720,000
Organizational Costs	$50,000
Transaction Costs	$20,000
Earnest Money Deposit	$375,000
Estimated Consulting Fee	$500,000
Total	$1,665,000

Until the completion of this offering, each of our executive officers other Mr. Gold is a consultant to IGP Advisers and is being paid by IGP Advisers for such consulting service. Following the completion of this offering, these consulting arrangements will terminate and all of our executive officers will be employed directly by us through our Operating Partnership. Such executive officers will be paid the following amounts from IGP Advisers in connection with their services rendered to IGP Advisers as consultants on our behalf in connection with this offering:

Name	Consulting Fees(1)
Paul E. Smithers	$227,202
Robert M. Sistek	$35,233
Gregory J. Fahey	$116,847
Brian J. Wolfe	$42,707
(1)	For each day that the closing of this offering occurs after November 15, 2016, the executive officers listed above will receive a daily consulting fee of $959 for Mr. Smithers, $753 for Mr. Sistek, $493 for Mr. Fahey and $548 for Mr. Wolfe.

Severance and Change in Control Agreements

Subject to the approval of the compensation committee of our board of directors after the completion of this offering, we expect to enter into severance and change in control agreements with each of Messrs. Gold, Smithers, Sistek, Fahey and Wolfe, as described in “Our Management — Executive Officer and Director Compensation — Compensation of Executive Officers — Severance and Change in Control Agreements.”

These agreements will provide benefits to each of our executive officers in the event his employment is terminated under certain circumstances. We may enter into similar agreements with certain executive officers that we hire in the future.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors, and expect to enter into indemnification agreements with future executive officers and directors. Each indemnification agreement provides, among other things, that we will indemnify, to the maximum extent permitted by law, the covered officer or director against any and all judgments, penalties, fines and amounts paid in settlement, and all reasonable and out-of-pocket expenses (including attorneys’ fees), actually and reasonably incurred in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing or other proceeding that arises out of the officer’s or director’s status as a present or former officer, director, employee or agent of the company. Each indemnification agreement also requires us, upon request of the covered officer or director, to advance the expenses related to such an action provided that the officer or director undertakes to repay any amounts to which he is subsequently determined not to be entitled.

The indemnification agreement is not exclusive of any other rights to indemnification or advancement of expenses to which the covered officer or director may be entitled, including any rights arising under our charter or bylaws or applicable law.

Related Party Transaction Policies

Conflicts of Interest Policies

Our governing instruments do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction in which we have an interest or from conducting, for their own account, business activities of the type we conduct. However, our policies will be designed to eliminate or minimize potential conflicts of interest. A “conflict of interest” occurs when a director’s, officer’s or employee’s private interest interferes in any way, or appears to interfere, with our interests as a whole. Our board of directors plans to adopt a policy that prohibits personal conflicts of interest. This policy will provide that any situation that involves, or may reasonably be expected to involve, a conflict of interest must be disclosed immediately to a supervisor or a member of the audit committee.

Our board of directors will adopt a written related person transaction policy. The purpose of this policy will be to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (x) we were, are, or will be a participant, (y) the aggregate amount involved exceeds $120,000 and (z) a related person has or will have a direct or indirect interest. For purposes of this policy, a related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, an executive officer, director or director nominee of ours, (ii) any person who is known to be the beneficial owner of more than 5% of our common stock, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial interest. Under this policy, the audit committee will be responsible for reviewing, approving or ratifying each related person transaction or proposed transaction. In determining whether to approve or ratify a related person transaction, the audit committee will consider all relevant facts and circumstances of the related person transaction available to it and will approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the audit committee determines in good faith. No member of the audit committee will be permitted to participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.

These policies may not be successful in eliminating the influence of conflicts of interest or related person transactions. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to Maryland law, a contract or other transaction between a company and a director or between the company and any other corporation or other entity in which a director serves as a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the presence of that director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof if (1) the material facts relating to the common directorship or interest and as to the transaction are disclosed to the board of directors or a committee of the board, and the board of directors or committee in good faith authorizes the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, (2) the material facts relating to the common directorship or interest of the transaction are disclosed to the stockholders entitled to vote thereon, and the transaction is approved in good faith by vote of the stockholders, or (3) the transaction or contract is fair and reasonable to the company at the time it is authorized, ratified or approved.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is advisable to do so in our and our stockholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

We plan to invest principally in specialized industrial properties. Our executive management team will identify and negotiate acquisition opportunities. For information concerning the investing experience of these individuals, please see the sections entitled “Business” and “Our Management.”

We intend to conduct substantially all of our investment activities through our Operating Partnership and its subsidiaries. Except as set forth in the section entitled “Business — Investment Guidelines,” there are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

Additional criteria with respect to our specialized industrial properties is described in “Business — Our Business Objectives and Growth Strategies.”

Investments in Mortgages, Structured Financings and Other Lending Policies

We may make loans to third parties, which may be to joint ventures in which we participate, subject to maintaining our exemption from registration under the Investment Company Act and our qualification as a REIT.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the requirements for qualification as a REIT, we may, but do not intend to, underwrite or invest in equity or debt securities of other REITs, other entities engaged in real estate related activities or securities of other issuers, including for the purpose of exercising control. However, we do not anticipate investing in other issuers of securities for the purpose acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will cause us to fall within the definition of “investment company” under the Investment Company Act. For this reason, we do not plan to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required.

Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties).

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

Although we have no current plans to dispose of any of the specialized industrial properties we acquire, we will consider doing so, subject to REIT qualification and prohibited transaction rules under the Code, if our board of directors determines that a sale of a property would be in our interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Equity Capital and Debt Financing Policies

If our board of directors determines that additional capital is required or appropriate, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to the distribution requirements applicable to REITs and our desire to minimize our U.S. federal income tax obligations) or any combination of these methods. In the event that our board of directors determines to raise additional equity or debt capital, it has the authority, without stockholder approval, to issue additional common stock, preferred stock or debt securities in any manner and on such terms and for such consideration as it deems appropriate, at any time, subject to compliance with applicable rules on the exchanges where our securities trade. While our investment guidelines initially provide that our aggregate borrowings (secured and unsecured) will not exceed 50% of the cost of our tangible assets at the time of any new borrowing, our board of directors has similarly broad authority to approve our incurrence of debt.

Subject to applicable law and the requirements for listed companies on the NYSE, our board of directors has the authority, without further stockholder approval, to issue additional authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common stock in connection with acquisitions. Where possible, we also may issue limited partnership interests in our Operating Partnership to acquire properties.

Our board of directors may authorize the issuance of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise might be in their best interests. Additionally, preferred stock could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common stock.

We may, under certain circumstances, purchase common or preferred stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

In the future, we may institute a dividend reinvestment plan which would allow our stockholders to acquire additional shares of common stock by automatically reinvesting their cash dividends. Shares would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan will continue to receive cash distributions as declared.

Conflict of Interest Policy

Our current board consists of Messrs. Gold and Kreitzer, and as a result, the transactions and agreements entered into in connection with our formation prior to this offering have not been approved by our other independent directors.

Effective upon closing of this offering, we intend to adopt policies to reduce potential conflicts of interest. See the section entitled “Certain Relationships and Related Transactions — Related Party Transaction Policies.”

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

DESCRIPTION OF SECURITIES

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and to our charter and our bylaws. For a more complete understanding of our securities, we encourage you to read carefully this entire prospectus, as well as our charter and our bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our charter provides that we may issue up to 50,000,000 shares of common stock, $0.001 par value per share, including (i) 49,000,000 shares of Class A common stock and (ii) 1,000,000 shares of Class B common stock, and up to 50,000,000 shares of preferred stock, $0.001 par value per share. Under Maryland law, our stockholders are not generally liable for our debts or obligations. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue with the approval of a majority of our entire board of directors and without stockholder approval.

As of the date of this prospectus, 508,065 shares of our Class B common stock were issued and outstanding, held by five holders of record, and no shares of our Class A common stock or preferred stock were issued and outstanding. Immediately preceding and subject to the closing of this offering, the shares of our Class B common stock issued and outstanding immediately before this offering will automatically convert into that number of shares of Class A common stock equal to 15% of the shares of our Class A common issued in this offering (including shares to be issued upon the full exercise of the underwriters’ over-allotment option). To the extent the underwriters’ over-allotment is not exercised in full, our founding stockholders will forfeit such amount of our Class A common stock to maintain the number of shares of Class A common stock issuable upon conversion of Class B common stock at 15% of the shares of Class A common stock in this offering (including any exercise of the underwriters’ over-allotment option). Accordingly, upon the closing of this offering 10,062,500 shares of our Class A common stock will be outstanding (assuming no exercise of the underwriters’ over-allotment option and the corresponding forfeiture of 196,875 shares of Class A common stock issued to our founding stockholders) and no shares of our Class B common stock will be issued and outstanding. If the underwriters’ over-allotment option is exercised in full, upon the closing of this offering (including such over-allotment option), 11,571,875 shares of our Class A common stock will be issued and outstanding and no shares of our Class B common stock will be issued and outstanding.

Class A Common Stock

All of the shares of our Class A common stock offered by this prospectus will be duly authorized, validly issued, fully paid and non-assessable. Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of outstanding shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of outstanding shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and the holders of shares of common stock will possess the exclusive voting power. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Notwithstanding the foregoing, for so long as any shares of Class B common stock shall remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the shares of Class B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of our charter, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Following the consummation of this offering, we do not intend to issues shares of our Class B common stock in the future.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of common stock will have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Also, our operating assets are held by our subsidiaries and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Class B Common Stock

In connection with the initial issuance of shares of our Class B common stock, we entered into restricted stock purchase agreements with each of our founding stockholders. Pursuant to the restricted stock agreements, we issued an aggregate of 508,065 shares of our Class B common stock for a total purchase price of $508. Upon the closing of this offering, such shares of Class B common stock will automatically convert into an aggregate of 1,312,500 shares of our Class A common stock with a total value of approximately $26.3 million (or 1,509,375 shares of Class A common stock with a total value of approximately $30.2 million, if the underwriters’ over-allotment option is fully exercised), based on the initial public offering price set forth on the cover of this prospectus.

The restricted stock purchase agreements provide us with an option to repurchase such shares of Class B common stock (or the shares of Class A common stock issued upon conversion of the shares of Class B common stock upon consummation of this offering) for a period of 90 days if such purchaser ceases his affiliation with us as either a director, employee or consultant at a per share price equal to the lesser of (i) the fair market value of the shares at such time and (ii) the purchase price.

For so long as the purchaser remains affiliated with us as either a director, employee or consultant, 25% of the shares will be released from our repurchase option on June 15, 2017. The remaining shares will be released from our repurchase option in equal monthly installments over the three-year period commencing on July 31, 2017, such that all shares will be released by July 31, 2020, subject to continued service as a director, employee or consultant. In the event of a change in control, as defined in the restricted stock purchase agreements and excluding a sale by us of our securities for fund-raising purposes, all shares shall be released from the repurchase option immediately prior to the change in control.

Our founders may not transfer any shares of Class B common stock (or the shares of Class A common stock issued upon conversion of the shares of Class B common stock upon consummation of this offering) (or any interest therein) that remain subject to our repurchase option. Prior to the completion of this offering, we have a right of first refusal to purchase any shares of Class B common stock that have been released from our repurchase option that a purchaser proposes to transfer.

We do not intend to issue any additional shares of Class B common stock. Upon completion of this offering and the conversion of the outstanding shares of Class B common stock into shares of Class A common stock, we intend to reclassify the authorized and unissued shares of Class B common into shares of authorized and unissued shares of Class A common stock.

The above summary of the restrictions contained in the restricted stock purchase agreements is not complete and is qualified by reference to the form of restricted stock purchase agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our common stock, and authorize us to issue the newly-classified shares. Prior to the issuance of shares of each new class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Our board of directors may take these actions without stockholder approval unless stockholder approval is required by the terms of any other class of series of our stock or the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded. Therefore, our board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of our stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, under Section 856(h) of the Code, a REIT cannot be “closely held.” In this regard, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). See the section entitled “Material U.S. Federal Income Tax Considerations” in this prospectus for further discussion on this topic.

Our charter contains restrictions on the ownership and transfer of shares of our common stock and other outstanding shares of stock. The relevant sections of our charter provide that, after the completion of this offering and subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding common stock or any class or series of our outstanding preferred stock; we refer to these limitations as the “ownership limits.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value of the aggregate of our outstanding shares of stock and 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to violate the ownership limits.

Our board of directors may, upon receipt of certain representations, undertakings and agreements and in its sole discretion, exempt (prospectively or retroactively) any person from the ownership limits and establish a different limit, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limits will not then or in the future result in us failing the “closely held” test under Section 856(h) of the Code (without regard to whether the person’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT. In order to be considered by our board of directors for exemption, a person also must not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, actually or constructively, more than a 9.9% interest in the tenant unless the revenue derived by us from such tenant is sufficiently small that, in the opinion of our board of directors, rent from such tenant would not adversely affect our ability to qualify as a REIT. The person seeking an exemption must provide such representations and undertakings to the satisfaction of our board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of granting an exemption or creating an excepted holder limit, our board of directors may, but is not be required to, obtain an opinion of counsel or private ruling from the Service satisfactory to our board of directors with respect to our qualification as a REIT and may impose such other conditions or restrictions as it deems appropriate. In connection with this offering and related transactions, our board of directors will grant a waiver to Mr. Gold to own up to 11% of our outstanding shares of Class A common stock.

In connection with granting an exemption from the ownership limits or establishing an excepted holder limit or at any other time, our board of directors may increase or decrease the ownership limits. Any decrease in the ownership limits will not be effective for any person whose percentage ownership of shares of our stock is in excess of such decreased limits until such person’s percentage ownership of shares of our stock equals or falls below such decreased limits (other than a decrease as a result of a retroactive change in existing law, which will be effective immediately), but any further acquisition of shares of our stock in excess of such percentage ownership will be in violation of the applicable limits. Our board of directors may not increase or decrease the ownership limits if, after giving effect to such increase or decrease, five or fewer persons could beneficially own or constructively own in the aggregate more than 49.9% in value of the shares of our stock then outstanding. Prior to any modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT.

Our charter further prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in us failing the “closely held” test under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and
•	any person from transferring shares of our stock if such transfer would result in shares of our stock to be beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other foregoing restrictions on ownership and transfer of our stock will be required to immediately give written notice to us or, in the case of a proposed or attempted transaction, give at least 15 days’ prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The ownership limits and the other restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock would result in shares of our stock to be beneficially owned by fewer than 100 persons, such transfer will be void from the time of such purported transfer and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in:

•	any person violating the ownership limits or such other limit established by our board of directors; or
•	our company to be “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will automatically be transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee will acquire no rights in such shares. The transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer in violation of the ownership limit or other event that results in the transfer to the charitable trust. A person who, but for the transfer of the shares to the charitable trust, would have beneficially or constructively owned the shares so transferred, or a “prohibited owner,” which, if appropriate in the context, also means any person who would have been the record owner of the shares that the prohibited owner would have so owned. If the transfer to the charitable trust as described above would not be effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer contained in our charter, then our charter provides that the transfer of the shares will be void from the time of such purported transfer.

Shares of stock transferred to a charitable trust are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares of stock at market price, defined generally as the last reported sales price reported on the NYSE (or other applicable exchange), the market price per share of such stock on the day of the event which resulted in the transfer of such shares of stock to the charitable trust) and (2) the market price on the date we, or our designee, accept such offer. We may reduce the amount payable to the charitable trust by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust as described below. We may pay the amount of such reduction to the charitable trust for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee of the charitable trust has sold the shares held in the charitable trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the charitable trustee must distribute the net proceeds of the sale to the prohibited owner.

Within 20 days of receiving notice from us of the transfer of the shares to the charitable trust, sell the shares to a person or entity designated by the charitable trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock described above. After that, the charitable trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares in the transaction that resulted in the transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares at market price, the market price per share of such stock on the day of the event that resulted in the transfer to the charitable trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the charitable trust for the shares. The charitable trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends and other distributions thereon. In addition, if, prior to discovery by us that shares of stock have been transferred to a charitable trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the charitable trust upon demand by the charitable trustee. The prohibited owner will have no rights in the shares held by the charitable trust.

The charitable trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the charitable trustee will receive, in trust for the charitable beneficiary, all distributions made by us with respect to such shares and may also exercise all voting rights with respect to such shares. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the charitable trust will be paid by the recipient to the charitable trust upon demand by the charitable trustee. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the charitable trustee will have the authority, at the charitable trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the charitable trust; and
•	to recast the vote in accordance with the desires of the charitable trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible action, then the charitable trustee may not rescind and recast the vote.

If our board of directors determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of all classes or series of our stock, including common stock, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which such shares are held. Each such owner will be required to provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will, upon demand, be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock, or any written statements of information delivered in lieu of certificates, will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is expected to be Computershare Trust Company, N.A.

Listing

We have been approved to list our shares of Class A common stock on the NYSE, subject to official notice of issuance, under the symbol “IIPR.”

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL and to our charter and our bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our Board of Directors

Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but may not be fewer than the minimum number required under the MGCL, which is one, and our bylaws provide that the number of our directors may not be more than 15. Because our board of directors has the power to amend our bylaws, it could modify the bylaws to change that range. Upon completion of this offering, subject to the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Except as may be provided with respect to any class or series of our stock, under the MGCL at each annual meeting of our stockholders, each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. A plurality of the votes cast in the election of directors is sufficient to elect a director, and holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors at any annual meeting.

Removal of Directors

Our charter provides that, subject to the rights of holders of any class or series of our preferred stock to elect or remove one or more directors, a director may be removed only with cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (i) removing incumbent directors except with cause and upon a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

Dissolution

Our dissolution must be declared advisable by a majority of our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter.

Exclusive Forum for Certain Litigation

Our bylaws provide that, unless we consent in writing to an alternative forum, the state and federal courts in Baltimore, Maryland are the exclusive forum for certain litigation, including (i) derivative actions on our behalf, (ii) actions asserting claims of breach of any duty owed by any of our directors, officers or employees, (iii) actions asserting a claim against us or any of our directors, officers or other employees arising under the MGCL, our bylaws or our charter and (iv) actions governed by the internal affairs doctrine.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A Maryland corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivering an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or as of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future by our board of directors.

Subtitle 8

Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide for:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board of directors be filled only by the remaining directors in office and (if the board of directors is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, at such time as we are able to make a Subtitle 8 election (which we expect to be upon the completion of this offering), vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, only with cause, (ii) vest in the board of directors the exclusive power to fix the number of directorships and (iii) require, unless called by our chairman of the board, our chief executive officer or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting of our stockholders.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. The chairman of our board of directors, our chief executive officer or our board of directors may call a special meeting of our stockholders. Subject to the procedural requirements specified in our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our bylaws. Only the matters set forth in the notice of special meeting may be considered and acted upon at such meeting.

Amendment to Our Charter and Bylaws

Except for amendments to the provisions of our charter relating to the removal of directors, and the vote required to amend this provision (which must be advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the election), our charter generally may be amended only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. As permitted by the MGCL, our charter contains a provision permitting our directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock of any class or series that we have authority to issue.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (i) by or at the direction of our board of directors or (ii) provided that the meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.

Action by Stockholders

Our charter provides that stockholder action can be taken at an annual or special meeting of stockholders and by consent in lieu of a meeting if such consent is approved unanimously. These provisions, combined with the requirements of our bylaws regarding advance notice of nominations and other business to be considered at a meeting of stockholders and the calling of a stockholder-requested special meeting of stockholders, may have the effect of delaying consideration of a stockholder proposal.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of the MGCL, our charter and our bylaws described above including, among others, the restrictions on ownership and transfer of our stock, the exclusive power of our board of directors to fill vacancies on the board and the advance notice provisions of our bylaws could delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders. Likewise, if our board of directors were to opt in to the classified board or other provisions of Subtitle 8 or if our board of directors were to opt in to the control share acquisition of the MGCL, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any predecessor of our company, in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our executive officers and directors, and expect to enter into indemnification agreements with future executive officers and directors, that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to, or continue to, qualify as a REIT. Our charter also provides that our board of directors may determine that compliance with any restriction or limitation on ownership and transfer of our stock is no longer required for us to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

Prior to this offering, there has been no public market for our Class A common stock, and an active public trading market for our Class A common stock may not develop or be sustained after this offering. Future sales of significant amounts of our common stock, including shares issued in the public market after this offering, or the anticipation of those sales, could adversely affect the public market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities. We have been approved to have our Class A common stock listed on the NYSE, suject to official notice of issuance, under the symbol “IIPR.”

Upon the closing of this offering, and after giving effect to the issuance of the shares of Class A common stock offered in this offering and the issuance of 1,312,500 shares of Class A common stock upon conversion of the outstanding shares of Class B common stock, we will have outstanding an aggregate of 10,062,500 shares of Class A common stock (11,571,875 shares if the underwriters exercise in full their option to purchase up to an additional 1,312,500 shares). In addition, upon completion of this offering, 1,000,000 shares of Class A common stock will be reserved for future issuance under the Incentive Plan.

Of these shares, the 8,750,000 shares sold in this offering (10,062,500 shares if the underwriters exercise their option to purchase additional shares in full) will be freely tradable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares purchased in this offering by our “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The shares of Class A common stock owned by our affiliates will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act and will further be subject to restrictions on transfer under the lock-up agreements described below. Following the expiration of these restrictions, these shares will become eligible for public sale if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 under the Securities Act, which is summarized below.

Rule 144

Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus forms a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; or
•	the average weekly trading volume in our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and the NYSE concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus forms a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our common stock for at least six months, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Grants Under the Incentive Plan

The Incentive Plan provides for the grant of incentive awards to our executive officers, directors, employees, and consultants. We expect to issue 13,750 shares of Class A common stock to each of Messrs. Sistek and Wolfe at the first meeting of the compensation committee of our board of directors upon completion of this offering, and intend to reserve an additional 972,500 shares of Class A common stock for future issuance under the Incentive Plan.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of Class A common stock issuable under the Incentive Plan. Common stock covered by this registration statement, including any shares of common stock issuable upon the exercise of options or restricted stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-up Agreements

We and each of our executive officers and directors have agreed with the underwriters not to offer, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for or repayable with common stock (including limited partnership interests in our Operating Partnership) or any rights to acquire common stock for 180 days after the date of this prospectus, without first obtaining the written consent of Ladenburg Thalmann & Co. Inc., the representative of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;
•	sell any option or contract to purchase any common stock;
•	purchase any option or contract to sell any common stock;
•	grant any option, right or warrant for the sale of any common stock;
•	lend or otherwise transfer or dispose of any common stock;
•	exercise any right to request or require registration of any common stock or other securities;
•	file or cause to be filed any registration statement related to the common stock; or
•	enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock whether any such swap, agreement or transaction is to be settled by the delivery of shares of common stock or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

OUR OPERATING PARTNERSHIP AND THE OPERATING PARTNERSHIP AGREEMENT

We have summarized the material terms and provisions of the Agreement of Limited Partnership of IIP Operating Partnership, LP, or the “Operating Partnership Agreement.” This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See the section entitled “Where You Can Find More Information.” For purposes of this section, references to “we,” “our, “us” and “our company” refer to Innovative Industrial Properties, Inc.

Our Operating Partnership is a Delaware limited partnership that was formed on June 20, 2016. We are the sole general partner of our Operating Partnership and, upon consummation of this offering, will own, directly or through a subsidiary, 100% of the partnership interests in our Operating Partnership. Until and unless partnership interests are issued to additional partners, our Operating Partnership is intended to be treated as an entity disregarded from our company for U.S. federal income tax purposes.

Description of Partnership Interests

Initially, our Operating Partnership will have two classes of partnership interests: general partnership interests and limited partnership interests. General partnership interests represent an interest as a general partner in our Operating Partnership and we, as general partner, will hold all such interests. In return for a nominal initial capital contribution, our Operating Partnership will issue to us all of the general partnership interests.

Limited partnership interests represent an interest as a limited partner in our Operating Partnership. Our Operating Partnership may issue, at the sole discretion of the General Partner, additional partnership interests and classes of partnership interests with rights different from, and superior to, those of general partnership interests and/or limited partnership interests.

Since our Operating Partnership will initially be classified as an entity disregarded from our company for U.S. federal income tax purposes, our Operating Partnership’s assets, income and losses will be treated as our assets, income and losses. See the section entitled “Material U.S. Federal Income Tax Considerations —  Taxation of Our Operating Partnership.”

Management of our Operating Partnership

Our Operating Partnership is organized as a Delaware limited partnership pursuant to the terms of the Operating Partnership Agreement. We are the general partner of our Operating Partnership and expect to conduct substantially all of our business through it. Pursuant to the Operating Partnership Agreement, we, as the general partner, will have full, exclusive and complete responsibility and discretion in the management and control of the partnership.

Indemnification

To the extent permitted by law, the Operating Partnership Agreement will provide for indemnification of us when acting in good faith and in the best interests of our Operating Partnership in our capacity as general partner. It also will provide for indemnification of directors, officers and other persons that we may designate under the same conditions, and subject to the same restrictions, applicable to the indemnification of officers, directors, employees and stockholders under our charter. See the section entitled “Certain Provisions of Maryland Law and Our Charter and Bylaws — Indemnification and Limitation of Directors’ and Officers’ Liability.”

Issuance of Additional Units

As general partner of our Operating Partnership, we will be able to cause our Operating Partnership to issue additional units representing general and/or limited partnership interests. A new issuance may include preferred units, which may have rights which are different than, and/or superior to, those of general partnership interests and limited partnership interests.

Capital Contributions

The Operating Partnership Agreement will provide that, if our Operating Partnership requires additional funds at any time, or from time to time, in excess of funds available to it from prior borrowings, operating revenue or capital contributions, we, as general partner, have the right to raise additional funds required by our Operating Partnership by causing it to borrow the necessary funds from third parties on such terms and conditions as we deem appropriate. As an alternative to borrowing funds required by our Operating Partnership, we may contribute the amount of such required funds as an additional capital contribution.

Liquidation

Upon the liquidation of our Operating Partnership, after payment of debts and obligations, any remaining assets of the partnership will be distributed to partners pro rata in accordance with their relative percentage interest ownership.

Distributions and Allocations

Distributions will be made, and all items of net income, net loss and any other individual items of income, gain, loss or deduction of our Operating Partnership will be allocated to the general partner and the limited partner based on their relative percentage interest ownership.

Term

Our Operating Partnership will continue in full force and effect until December 31, 2099 or until sooner dissolved and terminated upon (i) our election to dissolve the Partnership; (ii) the entry of a decree of judicial dissolution of our Operating Partnership; or (iii) by operation of law.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that you, as a prospective investor, may consider relevant in connection with the acquisition, ownership and disposition of our common stock and our election to be taxed as a REIT. As used in this section, the terms “we” and “our” refer solely to Innovative Industrial Properties, Inc. and not any subsidiaries or other lower-tier entities or affiliates, except as otherwise indicated.

This discussion does not exhaust all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. Nor does this discussion address all aspects of U.S. federal income taxation that may be relevant to particular investors in view of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, broker-dealers, partnerships and other pass-through entities and trusts, persons holding our stock on behalf of other persons as nominees, persons who receive our stock as compensation, persons subject to the alternative minimum tax, persons holding our stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, non-U.S. individuals and foreign corporations (except to the limited extent discussed below under “— Taxation of Non-U.S. Holders”) and other persons subject to special tax rules. Moreover, this summary assumes that our stockholders hold our common stock as a “capital asset” for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are based on the current U.S. federal income tax laws, including the Code, the Treasury Regulations, rulings and other administrative interpretations and practices of the Service, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This discussion is for general purposes only and is not tax advice. We cannot assure you that the Service would not assert, or that a court would sustain, a position contrary to any of the tax consequences described below. Moreover, we cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

The U.S. federal income tax treatment of holders of our common stock depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. We urge you to consult your own tax advisors regarding the U.S. federal, state, local, foreign, and other tax consequences of the acquisition, ownership and disposition of our common stock and of our election to be taxed as a REIT.

Taxation of Our Company

We were incorporated on June 15, 2016 as a Maryland corporation. We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2016 or, if later, the first year in which we have material real estate assets and operations. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our stock. We believe that we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. However, no assurances can be provided regarding our qualification as a REIT because such qualification depends on our ability to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which will depend, in part, on our operating results.

The sections of the Code and Treasury Regulations relating to qualification, operation and taxation as a REIT are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related Treasury Regulations and administrative and judicial interpretations thereof.

In connection with this offering, Foley & Lardner LLP will render an opinion that, commencing with our taxable year ending December 31, 2016 or, if later, the first year in which we have material real estate assets and operations, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our proposed method of operation will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2016 or, if later, the first year in which we have material real estate assets and operations, and thereafter. You should be aware that Foley & Lardner LLP’s opinion will be based on the U.S. federal income tax laws governing qualification as a REIT as of the date of such opinion, which will be subject to change, possibly on a retroactive basis, will not be binding on the Service or any court, and will speak only as of the date issued. In addition, Foley & Lardner’s opinion will be based on customary assumptions and will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business. Moreover, our qualification and taxation as a REIT will depend on our ability to meet, on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve, among other things, the percentage of our gross income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our stock ownership and the percentage of our earnings that we distribute. Foley & Lardner LLP will not review our compliance with those tests on a continuing basis. Accordingly, we cannot assure you that the actual results of our operations for any particular taxable year will satisfy such requirements. Foley & Lardner LLP’s opinion will not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which may require us to pay a material excise or penalty tax (and interest) in order to maintain our REIT qualification. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see the section entitled “— Failure to Qualify” below.

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our stockholders because we will be entitled to a deduction for dividends that we pay. Such tax treatment avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. In general, income generated by a REIT is taxed only at the stockholder level if such income is distributed by the REIT to its stockholders. However, we will be subject to U.S. federal income tax in the following circumstances:

•	We will be subject to U.S. federal corporate income tax on any REIT taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.
•	We may be subject to corporate “alternative minimum tax.”
•	We will be subject to tax, at the highest U.S. federal corporate income tax rate, on net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and other non-qualifying income from foreclosure property.
•	We will be subject to a 100% tax on net income from “prohibited transactions,” which are, in general, sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.
•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” but nonetheless maintain our qualification as a REIT because we meet certain other requirements, we will be subject to a 100% tax on:
º	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by
º	a fraction intended to reflect our profitability.
•	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of (a) the amount we actually distributed; and (b) the amounts we retained and upon which we paid income tax at the corporate level.
•	If we fail any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “— Asset Tests,” as long as (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset that caused such failure with the Service, and (3) we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax with respect to such failure equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 35%) multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.
•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.
•	We may be required to pay monetary penalties to the Service in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification.”
•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest U.S. federal corporate income tax rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax generally is the lesser of:
º	the amount of gain that we recognize at the time of the sale or disposition, and
º	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.
•	The earnings of our subsidiary entities that are C corporations, including TRSs, will be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We also could be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

A REIT is a corporation, trust or association that satisfies each of the following requirements:

(1)	It is managed by one or more trustees or directors;
(2)	Its beneficial ownership is evidenced by transferable shares of stock, or by transferable shares or certificates of beneficial interest;
(3)	It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code, i.e., the REIT provisions;
(4)	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws;
(5)	At least 100 persons are beneficial owners of its stock or ownership shares or certificates (determined without reference to any rules of attribution);

(6)	Not more than 50% in value of its outstanding stock or shares of beneficial interest are owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year;
(7)	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Service that must be met to qualify to be taxed as a REIT for U.S. federal income tax purposes;
(8)	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws;
(9)	It meets certain other requirements described below, regarding the sources of its gross income, the nature and diversification of its assets and the distribution of its income;
(10)	It has no undistributed earnings and profits from any non-REIT taxable year at the close of any taxable year.

We must satisfy requirements 1 through 4, and 8 during our entire taxable year and must satisfy requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 apply to us beginning with our 2016 taxable year. If we comply with certain requirements for ascertaining the beneficial ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe that we will issue sufficient stock with enough diversity of ownership to allow us to satisfy requirements 5 and 6 above. In addition, our charter provides for restrictions regarding the ownership and transfer of shares of our capital stock. The restrictions in our charter are intended, among other things, to assist us in satisfying requirements 5 and 6 described above. These restrictions, however, may not ensure that we will be able to satisfy such share ownership requirements in all cases. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

To monitor compliance with the share ownership requirements, we generally will be required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT status. We intend to comply with these requirements.

For purposes of requirement 8, we have adopted December 31 as our year end for U.S. federal income tax purposes, and thereby satisfy this requirement.

Qualified REIT Subsidiaries.  A “qualified REIT subsidiary” generally is a corporation, all of the stock of which is owned, directly or indirectly, by a REIT and that is not treated as a TRS. A corporation that is a “qualified REIT subsidiary” is treated as a division of the REIT that owns, directly or indirectly, all of its stock and not as a separate entity for U.S. federal income tax purposes. Thus, all assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT that directly or indirectly owns the qualified REIT subsidiary. Consequently, in applying the REIT requirements described herein, the separate existence of any “qualified

REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships.  The following discussion summarizes certain U.S. federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire.

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, as determined under U.S. federal income tax laws, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. We own various direct and indirect interests in entities that are classified as partnerships and limited liability companies for state law purposes. Nevertheless, many of these entities currently are not treated as entities separate from their owners for U.S. federal income tax purposes because such entities are treated as having a single owner for U.S. federal income tax purposes. Consequently, the assets and liabilities, and items of income, deduction, and credit, of such entities will be treated as our assets and liabilities, and items of income, deduction, and credit, for U.S. federal income tax purposes, including the application of the various REIT qualification requirements. Initially, and until the admission of additional partners, if any, we expect our operating partnership to be classified as an entity disregarded from us for U.S. federal income tax purposes.

An unincorporated domestic entity with two or more owners, as determined under the U.S. federal income tax laws, generally is taxed as a partnership for U.S. federal income tax purposes. In the case of a REIT that is an owner in an entity that is taxed as a partnership for U.S. federal income tax purposes, the REIT is treated as owning its proportionate share of the assets of the entity and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of gross income of any partnership, joint venture, or limited liability company that is taxed as a partnership for U.S. federal income tax purposes is treated as our assets and items of gross income for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in “— Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the entity. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the entity.

In the event that a disregarded subsidiary of ours ceases to be wholly-owned — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the total value or total voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”

We may from time to time be a limited partner or non-managing member in a partnership or limited liability company. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Taxable REIT Subsidiaries.  A REIT is permitted to own, directly or indirectly, up to 100% of the stock of one or more TRSs. The subsidiary and the REIT generally must jointly elect to treat the subsidiary as a TRS. However, a corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities is automatically treated as a TRS without an election. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary or a REIT unless we and such corporation elect to treat such corporation as a TRS. Generally, no more than 25% (20% for taxable years after 2017) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

Unlike a qualified REIT subsidiary, the separate existence of a TRS is not ignored for U.S. federal income tax purposes and a TRS is a fully taxable corporation subject to U.S. federal corporate income tax on its earnings. We will not be treated as holding the assets of any TRS or as receiving the income earned by any TRS. Rather, we will treat the stock issued by any TRS as an asset and will treat any dividends paid to us from any TRS as income. This treatment may affect our compliance with the gross income tests and asset tests.

Restrictions imposed on REITs and their TRSs are intended to ensure that TRSs will be subject to appropriate levels of U.S. federal income taxation. These restrictions limit the deductibility of interest paid or accrued by a TRS to its parent REIT and impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis, such as any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS of ours, redetermined deductions and excess interest represent any amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Dividends paid to us from a TRS, if any, will be treated as dividend income received from a corporation. The foregoing treatment of TRSs may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders and may affect our compliance with the gross income tests and asset tests.

A TRS generally may be used by a REIT to undertake indirectly activities that the REIT requirements might otherwise preclude the REIT from doing directly, such as the provision of noncustomary tenant services or other services that would give rise to income that would not qualify under the REIT rules, or the ownership of property held for sale to customers. See “— Gross Income Tests — Rents from Real Property” and “— Gross Income Tests — Prohibited Transactions.”

Gross Income Tests

We must satisfy two gross income tests annually to qualify and maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;
•	interest on debt secured by mortgages on real property or on interests in real property, and interest on debt secured by mortgages on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;
•	dividends or other distributions on, and gain from the sale of, shares in other REITs;
•	gain from the sale of real estate assets, other than gain from the sale of a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Securities Exchange Act of 1934) to the extent not secured by real property or an interest in real property, or a nonqualified publicly offered REIT debt instrument as defined under Section 856(c)(5)(L)(ii) of the Code;
•	income and gain derived from foreclosure property (as described below);
•	income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and
•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test (except for income derived from the temporary investment of new capital), other types of interest and dividends, gain from the sale or disposition of stock or securities (including interest and gain from nonqualified publicly offered REIT debt instruments as defined under Section 856(c)(5)(L)(ii) of the Code) or any combination of these.

Certain income items do not qualify for either gross income test. Other types of income are excluded from both the numerator and the denominator in one or both of the gross income tests. For example, gross income from the sale of property that we hold primarily for sale to customers in the ordinary course of business, income and gain from “hedging transactions,” as defined in “— Hedging Transactions,” and gross income attributable to cancellation of indebtedness, or “COD,” income will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. For purposes of the 75% and 95% gross income tests, we are treated as receiving our proportionate share of our operating partnership’s gross income. We will monitor the amount of our non-qualifying income and will seek to manage our investment portfolio to comply at all time with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Dividends.  Our share of any dividends received from any corporation (including dividends from any TRS that we may form, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Interest.  The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and
•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, market discount, original issue discount, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of (i) the date the REIT agreed to originate or acquire the loan or (ii) as discussed below, in the event of a “significant modification,” the date we modified the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan balance exceeds the applicable value of the real estate that secures the loan.

Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. Under the applicable Treasury Regulation (referred to as the “interest apportionment regulation”), if we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a mortgage loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. In Revenue Procedure 2014-51, the Service interpreted the “principal amount” of the loan for purposes of that test to be the face amount of the loan, despite the Code’s requirement that taxpayers treat any market discount (discussed below) as interest rather than principal. In the case of real estate mortgage loans secured by both real and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the interest income from such loan qualifies for purposes of the 75% gross income test.

Hedging Transactions.  From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain) or (3) any new transaction entered into to hedge the income or loss from a prior hedging transaction, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. To the extent that we hedge for other purposes, or to the extent that we do not properly identify a hedging transaction, the income from those transactions will likely be treated as non-qualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT; however, no assurance can be given that our hedging activities will give rise to income that is excluded from gross income or qualifies for purposes of either or both of the gross income tests. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.

Rents from Real Property.  To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded, however, from rents from real property solely by reason of being based on fixed percentages of receipts or sales.
•	Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled TRS” (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.
•	Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. We may, however, provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting our rental income from the related properties.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. Further, the rent from a particular property does not qualify as “rents from real property” if (i) the rent is considered based on the income or profits of the tenant, (ii) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying taxable REIT subsidiaries or (iii) we furnish non-customary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary.

In addition to the rent, the tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Any such income will be excluded from the application of the 75% and 95% gross income tests. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. No assurance, however, can be given that the Service will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the sale of those assets. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the resulting imposition of the 100% prohibited transactions tax is available, however, if the following requirements are met:

•	the REIT has held the property for not less than two years;
•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;
•	either (1) during the year in question, the REIT did not make more than seven property sales other than sales of foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year or (4) either, (a) the REIT satisfies the requirements of clause (2) applied by substituting “20%” for “10%” and the “3-year average adjusted bases percentage” (as defined in the Code) for the taxable year does not exceed 10%, or (b) the REIT satisfies the requirements of clause (3) applied by substituting “20%” for “10%” and the “3-year average fair market value percentage” (as defined in the Code) for the taxable year does not exceed 10%;
•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and
•	if the REIT has made more than seven property sales (excluding sales of foreclosure property) during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT or a TRS derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we will be able to comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.” We may hold and dispose of certain properties through a taxable REIT subsidiary if we conclude that the sale or other disposition of such property may not fall within the safe-harbor provisions. The 100% prohibited transactions tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary although such income will be taxed to the taxable REIT subsidiary at U.S. federal corporate income tax rates.

Foreclosure Property.  We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. Gross income from foreclosure property will qualify, however, under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;
•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and
•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered, however, to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the U.S. Treasury Department. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property), or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property);
•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or
•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to Satisfy Gross Income Tests.  We intend to monitor our sources of income, including any nonqualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we are entitled to qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and
•	following such failure for any taxable year, a schedule of the sources of our income is filed with the Service in accordance with regulations prescribed by the Secretary of the U.S. Treasury Department.

We cannot predict, however, whether any failure to meet these tests will qualify for the relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above in the section entitled “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and investments in money market funds;
•	government securities;
•	interests in real property, including leaseholds and options to acquire real property and leaseholds;
•	interests in mortgage loans secured by real property;
•	interests in mortgage loans secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;
•	stock or shares of beneficial interest in other REITs;
•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term;
•	personal property leased in connection with real property if the rent attributable to such personal property is not greater than 15% of the total rent received under the lease;
•	debt instruments issued by “publicly offered REITs;” and
•	regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities (other than any TRS we may own) may not exceed 5% of the value of our total assets (the “5% asset test”).

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the total voting power or 10% of the total value of any one issuer’s outstanding securities (the “10% vote test” and the “10% value test,” respectively).

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test (the “25% securities test”).

Sixth, not more than 25% of the value of our total assets may be represented by debt instruments of “publicly offered REITs” to the extent those debt instruments are not secured by real property or an interest in real property.

For purposes of these assets tests, we are treated as holding our proportionate share of our operating partnership’s assets. For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

•	“straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any “controlled TRS” hold non-” straight” debt securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:
º	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and
•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;
•	any loan to an individual or an estate;
•	any “section 467 rental agreement,” other than an agreement with a related party tenant;
•	any obligation to pay “rents from real property;”
•	certain securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity;
•	any security (including debt securities) issued by another REIT;
•	any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and certain debt securities issued by that partnership; or
•	any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We intend that the assets that we will hold will satisfy the foregoing asset test requirements. We will not obtain, however, nor are we required to obtain under the U.S. federal income tax laws, independent appraisals to support our conclusions as to the value of our assets and securities or the real estate collateral for any mortgage loans that we may originate or acquire. Therefore, we cannot assure you that we will be able to satisfy the asset tests described above. We will monitor the status of our assets for purposes of the various asset tests and seek to manage our portfolio to comply at all times with such tests. No assurance, however, can be given that we will continue to be successful in this effort. In this regard, to determine our compliance with these requirements, we will have to value our investment in our assets to ensure compliance with the asset tests. Although we seek to be prudent in making these estimates, no assurances can be given that the Service might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and, thus, would fail to qualify as a REIT.

If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification so long as:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and
•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of the total value of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the Service describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of the U.S. Treasury Department and (iii) pay a tax equal to the greater of $50,000 or the product of the highest U.S. federal corporate tax rate (currently, 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT.

We intend that the assets that we may hold will satisfy the foregoing asset test requirements. We will monitor the status of our assets and our future acquisition of assets to ensure that we comply with those requirements, but we cannot assure you that we will be successful in this effort. No independent appraisals will be obtained to support our estimates of and conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that support our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, no assurance can be given that the Service will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of:
•	90% of our REIT taxable income computed without regard to the dividends paid deduction and our net capital gain, and
•	90% of our after-tax net income, if any, from foreclosure property, minus
•	the sum of certain items of non-cash income.

We must make such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted as satisfying the annual distribution requirements for REITs other than “publicly offered” REITs, and to provide a REIT-level tax deduction for such REITs, the distributions must not be a “preferential dividend.” A distribution is not a preferential dividend if the distribution is (i) pro-rata among all outstanding shares within a particular class and (ii) in accordance with the preferences among different classes of shares as set forth in the REIT’s organizational documents. Such preferential dividend rules will not apply to our distributions if we qualify as a “publicly offered” REIT. We believe that we will be a “publicly offered” REIT.

We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,
•	95% of our REIT capital gain income for such year, and
•	any undistributed taxable income from prior periods.

We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long term capital gain we recognize in a taxable year. See the section above entitled “— Taxation of U.S. Holders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the REIT distribution requirements and the 4% nondeductible excise tax described above.

We intend to make timely distributions in the future sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax. It is possible that, from time to time, we may experience timing differences between the actual receipt of cash, including distributions from our subsidiaries, and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. As a result of the foregoing, we may have less cash than is necessary to make distributions to our stockholders that are sufficient to avoid corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income or even to meet the annual distribution requirements. In such a situation, we may need to borrow funds or issue additional stock, or, if possible, pay dividends consisting, in whole or in part, of our stock or debt securities.

In order for distributions to be counted as satisfying the annual distribution requirement applicable to REITs and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest and may be required to pay a penalty to the Service based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request, on an annual basis, information from our stockholders designed to disclose the actual ownership of our outstanding shares, and we must maintain a list of those persons failing or refusing to comply with such request as part of our records. A stockholder that fails or refuses to comply with such request is required by the Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information. We intend to comply with these requirements.

Failure to Qualify as a REIT

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current or accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates might be eligible for the reduced U.S. federal income tax rate of 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Our Operating Partnership

Our operating partnership currently is disregarded as a separate entity for U.S. federal income tax purposes because it is wholly owned by Innovative Industrial Properties, Inc. We may issue limited partnership units of our operating partnership in the future to third party partners, at which time our operating partnership will be treated as a partnership for tax purposes.

Under the Code, a partnership generally is not subject to U.S. federal income tax, but is required to file a partnership tax information return each year. In general, the character of each partner’s share of each item of income, gain, loss, deduction, credit, and tax preference is determined at the partnership level. Each partner is then allocated a distributive share of such items in accordance with the partnership agreement and is required to take such items into account in determining such partner’s income. Each partner includes such amount in income for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any cash distributions from the partnership. Cash distributions, if any, from a partnership to a partner generally are not taxable unless and to the extent they exceed the partner’s basis in its partnership interest immediately before the distribution. Any amounts in excess of such tax basis will generally be treated as a sale or exchange of such partner’s interest in the partnership.

As noted above, at such time as our operating partnership will be treated as a partnership for tax purposes, for purposes of the REIT income and asset tests, we will be treated as receiving or holding our proportionate share of our operating partnership’s income and assets, respectively. We control, and intend to continue to control, our operating partnership and intend to operate it consistently with the requirements for our qualification as a REIT.

The recently enacted Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which generally are effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in the Operating Partnership being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Treasury Department. Stockholders are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our common stock.

The discussion above assumes that our operating partnership is treated as a “partnership” for U.S. federal income tax purposes at such time as it is no longer disregarded as a separate entity for tax purposes. Generally, a domestic unincorporated entity with two or more partners is treated as a partnership for U.S. federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain “publicly traded partnerships” are treated as corporations for U.S. federal income tax purposes. We intend to comply with one or more exceptions to treatment of our operating partnership as a corporation under the publicly traded partnership rules. Failure to qualify for such an exception would prevent us from qualifying as a REIT.

Taxation of U.S. Holders

The term “U.S. holder” means a beneficial owner of our shares of common stock that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;
•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares of common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding our shares of common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our shares of common stock by the partnership.

Taxation of Taxable U.S. Holders on Distributions on Shares.  As long as we qualify as a REIT, a taxable U.S. holder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. Dividends paid to a U.S. holder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. holder generally will not qualify for the 20% tax rate for “qualified dividend income.”

The maximum tax rate for qualified dividend income received by taxpayers taxed at individual rates is 20%. Qualified dividend income generally includes dividends paid to U.S. holders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “— Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income.

As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 39.6%. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from certain non-REIT corporations (e.g., dividends from any domestic TRSs), (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income) and (iii) attributable to income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. holder must hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our shares of common stock become ex-dividend. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us. Dividends paid to a corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations.

A U.S. holder generally will take into account distributions that we properly designate as capital gain dividends as long-term capital gain, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held our shares of common stock. Dividends designated as capital gain dividends may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. A corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. Net capital gain is generally taxable at a maximum U.S. federal income tax rate of 20%, in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gain dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% U.S. federal income tax rate for U.S. stockholder who are individuals, trusts or estates, to the extent of previously claimed depreciation deductions.

We may elect to retain and pay income tax on the net long-term capital gain that we recognize in a taxable year. In that case, to the extent we designate such amount on a timely notice to such stockholder, a U.S. holder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. holder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. holder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. holder’s shares of common stock. Instead, the distribution will reduce the adjusted basis of such shares of common stock. A U.S. holder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder’s adjusted basis in his or her shares of common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. holder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. holder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year, as described in “— Distribution Requirements.”

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income.

Taxable distributions from us and gain from the disposition of our shares of common stock will not be treated as passive activity income and, therefore, a U.S. holder generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which such U.S. holder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our shares of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of Taxable U.S. Holders on the Disposition of Shares.  In general, a U.S. holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares of common stock as long-term capital gain or loss if the U.S. holder has held such shares of common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis. A holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gain deemed distributed to the U.S. holder (discussed above) less tax deemed paid by such U.S. holder on such gains and reduced by any returns of capital. However, a U.S. holder must treat any loss upon a sale or exchange of shares of common stock held by such holder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. holder treats as long term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of our shares of common stock may be disallowed if the U.S. holder purchases our shares of common stock (or substantially similar shares of common stock) within 30 days before or after the disposition.

Capital Gains and Losses.  A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on long-term capital gain applicable to U.S. holders taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gains or the accumulated depreciation on the Section 1250 property. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our shares of common stock.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 20% or 25% rate. The highest marginal individual income tax rate currently is 39.6%. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses, including capital losses recognized upon the disposition of our shares. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates (currently up to 35%). A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

If a U.S. stockholder recognizes a loss upon a disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These Treasury Regulations are written quite broadly and apply to many routine and simple transactions. A reportable transaction currently includes, among other things, a sale or exchange of stock resulting in a tax loss in excess of (a) $10 million in any single year or $20 million in any combination of years in the case of stock held by a C corporation or by a partnership with only C corporation partners or (b) $2 million in any single year or $4 million in any combination of years in the case of stock held by any other partnership or an S corporation, trust or individual, including losses that flow through pass through entities to individuals. A taxpayer discloses a reportable transaction by filing IRS Form 8886 with its federal income tax return and, in the first year of filing, a copy of Form 8886 must be sent to the IRS’s Office of Tax Shelter Analysis. The penalty for failing to disclose a reportable transaction is generally $10,000 in the case of a natural person and $50,000 in any other case.

Information Reporting Requirements and Withholding.  We or the applicable withholding agent will report to U.S. holders and to the Service the amount and the tax character of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or
•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. holder who does not provide the applicable withholding agent with its correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the Service. U.S. holders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding. In addition, the applicable withholding agent may be required to withhold a portion of distributions to any U.S. holders who fail to certify their U.S. status.

Taxation of Non-U.S. Holders

The term “non-U.S. holder” means a beneficial owner of our shares of common stock that is not a U.S. holder or a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign holders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on ownership of our shares of common stock, including any reporting requirements.

A non-U.S. holder that receives a distribution from us that is not attributable to gain from our sale or exchange of “United States real property interests,” as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. If a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the distribution will not incur the 30% withholding tax, but the non-U.S. holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. holder. In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares of common stock. It is expected that the applicable withholding agent will withhold U.S. income tax at the rate of 30% on the gross amount of any distribution that we do not designate as a capital gain distribution or retained capital gain and is paid to a non-U.S. holder unless either:

•	a lower treaty rate applies and the non-U.S. holder files with the applicable withholding agent an IRS Form W-8BEN or IRS Form W-8BEN-E evidencing eligibility for that reduced rate, or
•	the non-U.S. holder files with the applicable withholding agent an IRS Form W-8ECI claiming that the distribution is effectively connected income.

Capital gain dividends received or deemed received by a non-U.S. holder from us that are not attributable to gain from our sale or exchange of “United States real property interests,” as defined below, are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. holder’s investment in our shares of common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain) or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. holder will be subject to a 30% tax on the individual’s net capital gain for the year).

A non-U.S. holder will not incur tax on a distribution on the shares of common stock in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted tax basis of its shares of common stock. Instead, the excess portion of the distribution will reduce such non-U.S. holder’s adjusted tax basis of its shares of common stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares of common stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its shares of common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, it is expected that the applicable withholding agent normally will withhold tax on the entire amount of any distribution at the same rate applicable to withholding on a dividend. To the extent that we do not do so, we nevertheless may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. However, a non-U.S. holder may obtain a refund of amounts that the applicable withholding agent withheld if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the U.S. federal income tax laws known as “FIRPTA.” The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a non-U.S. holder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless a non-U.S. holder qualifies for the exception described in the next paragraph, the applicable withholding agent must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against such holder’s tax liability for the amount withheld.

Capital gain distributions on our shares of common stock that are attributable to our sale of real property will be treated as ordinary dividends, rather than as gain from the sale of a United States real property interest, if (i) our shares of common stock are “regularly traded” on an established securities market in the United States and (ii) the non-U.S. holder does not own more than 10% of our shares of common stock during the one-year period preceding the distribution date. As a result, non-U.S. holders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be treated as being regularly traded on an established securities market in the United States following this offering. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. holder owned more than 10% of our common stock at any time during the one-year period prior to the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA. Moreover, if a non-U.S. holder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire our common stock within 61 days of the 1st day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a United States real property interest capital gain to such non-U.S. holder, then such non-U.S. holder will be treated as having United States real property interest capital gain in an amount that, but for the disposition, would have been treated as United States real property interest capital gain.

A non-U.S. holder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our shares of common stock as long as we are not a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are United States real property interests, then the REIT will be a United States real property holding corporation. We may be a United States real property holding corporation based on our investment strategy. In that case, gains from the sale of our shares of common stock by a non-U.S. holder could be subject to a FIRPTA tax. However, a non-U.S. holder generally would not incur tax under FIRPTA on gain from the sale of our shares of common stock if we were a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. persons.

If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. holder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. holder will not be subject to tax under FIRPTA if (i) our common stock is treated as regularly traded under applicable Treasury Regulations on an established securities market and (ii) the non-U.S. holder owned, actually or constructively, 10% or less of our common stock at all times during a specified testing period. As noted above, we anticipate that our common stock will be treated as being regularly traded on an established securities market following this offering. If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

In addition, distributions to “qualified shareholders” (generally, certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds,” or entities all of the interests of which are held by “qualified foreign pension funds,” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. holder provided that the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the applicable withholding agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the United States by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. holder of shares of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the Service. Non-U.S. holders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the Service and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their own tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in our shares of common stock.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied. FATCA generally imposes a U.S. federal withholding tax at a rate of 30% on dividends on, and gross proceeds from the sale or other disposition of, our stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA. If we determine withholding is appropriate in respect of our common stock, we may withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. However, under delayed effective dates provided for in the Treasury Regulations and other IRS guidance, such required withholding will not begin until January 1, 2019 with respect to gross proceeds from a sale or other disposition of our common stock.

If withholding is required under FACTA on a payment, holders of our common stock that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Stockholders should consult their own tax advisors regarding the effect of FATCA on an investment in our common stock.

State, Local and Foreign Taxes

We and/or our subsidiaries and common stockholders may be subject to taxation by various states, localities or foreign jurisdictions, including those in which we, our subsidiaries, or our common stockholders transact business, own property or reside. We or our subsidiaries may own properties located in numerous jurisdictions and may be required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment of us and our common stockholders may differ from the U.S. federal income tax treatment of us and our common stockholders described above. Consequently, common stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws upon an investment in our shares of common stock.

ERISA CONSIDERATIONS

The following is a summary of some considerations associated with the purchase and holding of our Class A common stock by (i) an employee benefit plan (as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a plan (as defined in Section 4975 of the Code), which is subject to Section 4975 of the Code (including IRAs and Keogh plans) or (iii) any entity deemed to hold plan assets of any of the foregoing by virtue of the plan’s investment in the entity (each such plan, account and entity described above is referred to herein as a “Plan”), or any employee benefit plan that is subject to any federal, state, local or other law that is substantially similar to the foregoing provisions of ERISA and the Code (Similar Law).. This summary is based on current provisions of ERISA and the Code, each as amended through the date of this prospectus, and the relevant regulations, opinions and other authority issued by the Department of Labor and the Internal Revenue Service. We cannot assure you that there will not be adverse tax or labor decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein. Any such changes may apply to transactions entered into prior to the date of their enactment.

General Fiduciary Obligations

Under ERISA and the Code, a person generally is a fiduciary with respect to a Plan if, among other things, the person has discretionary authority or control over the administration of the Plan or the management or disposition of Plan assets or provides investment advice for a fee or other compensation with respect to the Plan. Each fiduciary of Plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or any other retirement plan or account subject to Section 4975 of the Code, such as an IRA, seeking to invest plan assets in our shares of Class A common stock must consider, taking into account the facts and circumstances of each such Plan, among other matters:

•	whether the investment is consistent with the applicable provisions of ERISA and the Code;
•	whether, under the facts and circumstances pertaining to the Plan in question, the fiduciary’s responsibility to the Plan has been satisfied;
•	whether the investment will produce an unacceptable amount of “unrelated business taxable income” (UBTI) to the Plan; and
•	the need to value the assets of the Plan annually.

Under ERISA, a Plan fiduciary’s responsibilities include the following duties:

•	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;
•	to invest plan assets prudently;
•	to diversify the investments of the plan, unless it is clearly prudent not to do so;
•	to ensure sufficient liquidity for the plan;
•	to ensure that plan investments are made in accordance with plan documents; and
•	to consider whether an investment would constitute or give rise to a non-exempt prohibited transaction under ERISA or the Code.

ERISA also requires that, with certain exceptions, the assets of an employee benefit plan be held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the plan. In considering an investment in our Class A common stock, a Plan fiduciary should consider whether such an investment is appropriate for the Plan, taking into account such fiduciary obligations described above.

Prohibited Transactions

Generally, both ERISA and the Code prohibit Plans from engaging in certain transactions involving Plan assets with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, plan assets, unless an exemption is available. The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Code. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of a Plan that engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code, including an obligation to restore to the Plan any profits they realized as a result of the transaction or breach and make up for any losses incurred by the Plan as a result of the transaction or breach. With respect to an IRA that invests in our shares, the occurrence of a non-exempt prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Code. Accordingly, the fiduciary of a Plan or any other person making investment decisions for a Plan should consider the application of the prohibited transaction rules (and the available exemptions, if any) of ERISA and the Code prior to making any decision to purchase and hold shares of our Class A common stock. There can be no assurance that the conditions of any of the available prohibited transaction exemptions will satisfied.. In addition, if we are deemed to hold plan assets (as described below), our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Code with respect to investing Plans. Whether or not we are deemed to hold plan assets, if we or our affiliates are affiliated with a Plan investor, we might be a disqualified person or party-in-interest with respect to such Plan investor, resulting in a non-exempt prohibited transaction merely upon investment by such Plan in our shares of Class A common stock.

Plan Asset Considerations

In order to determine whether an investment in our shares by a Plan creates or gives rise to the potential for either non-exempt prohibited transactions or a commingling of assets as referred to above, a Plan fiduciary must consider whether an investment in our shares will cause our assets to be treated as assets of the investing Plan and subject to ERISA. Section 3(42) of ERISA defines the term “plan assets” to mean plan assets as defined in regulations (the Plan Assets Regulation) promulgated by the Department of Labor. These regulations provide guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Plan when the Plan invests in that entity. Under the Plan Assets Regulation, the assets of an entity in which a Plan makes an equity investment will generally be deemed to be assets of the Plan, unless one of the exceptions to this general rule applies.

In the event that our underlying assets were treated as the assets of investing Plans, our management would be treated as fiduciaries with respect to each Plan stockholder and an investment in our shares might constitute an ineffective delegation of fiduciary responsibility to our advisors, and expose the fiduciary of the Plan to co-fiduciary liability under ERISA for any breach by our advisor of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be “plan assets,” an investment by an IRA in our shares might be deemed to result in an impermissible commingling of IRA assets with other property.

If our advisor or its affiliates were treated as fiduciaries with respect to Plan stockholders, the prohibited transaction restrictions of ERISA and the Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with persons that are affiliated with or related to us or our affiliates or require that we restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Plan stockholders with the opportunity to sell their shares to us or we might dissolve.

The Plan Assets Regulation provides that the underlying assets of an entity such as a REIT will be treated as assets of a Plan investing therein unless the entity satisfies one of the exceptions to the general rule.

Exception for “Publicly-Offered Securities.” If a Plan acquires “publicly-offered securities,” the assets of the issuer of the securities will not be deemed to be “plan assets” under the Plan Assets Regulation. A publicly-offered security must be:

•	sold as part of a public offering registered under the Securities Act of 1933, as amended, and be part of a class of securities registered under the Securities Exchange Act of 1934, as amended, within a specified time period;
•	part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another; and

•	“freely transferable.”

Our shares of Class A common stock are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and are part of a class that will be registered under the Securities Exchange Act of 1934 within the specified period. In addition, we anticipate having in excess of 100 independent stockholders; however, having 100 independent stockholders is not a condition to our selling shares in this offering.

Whether a security is “freely transferable” depends upon the particular facts and circumstances. The Plan Assets Regulation provides several examples of restrictions on transferability that, absent unusual circumstances, will not prevent the rights of ownership in question from being considered “freely transferable” if the minimum investment is $10,000 or less. Where the minimum investment in a public offering of securities is $10,000 or less, the presence of the following restrictions on transfer will not ordinarily affect a determination that such securities are “freely transferable”:

•	any restriction on, or prohibition against, any transfer or assignment that would either result in a termination or reclassification of the entity for federal or state tax purposes or that would violate any state or federal statute, regulation, court order, judicial decree or rule of law;
•	any requirement that not less than a minimum number of shares or units of such security be transferred or assigned by any investor, provided that such requirement does not prevent transfer of all of the then remaining shares or units held by an investor;
•	any prohibition against transfer or assignment of such security or rights in respect thereof to an ineligible or unsuitable investor; and
•	any requirement that reasonable transfer or administrative fees be paid in connection with a transfer or assignment.

Our structure has been established with the intent to satisfy the “freely transferable” requirement set forth in the Plan Assets Regulation, however, there is no assurance that our shares will meet such requirement.. Accordingly, while we anticipate that, from and after the date we make our first investment, our shares of Class A common stock would satisfy the “publicly-offered securities” exception, we cannot provide any assurance that we will, in fact, meet the requirements for such exception.

Exception for Insignificant Participation by Plan Investors. The Plan Assets Regulation provides that the assets of an entity will not be deemed to be the assets of a Plan investing in such entity if equity participation in the entity by employee benefit plans, including Plans, is not significant. The Plan Assets Regulation provides that equity participation in an entity by Plan investors is “significant” if at any time 25% or more of the value of any class of equity interest is held by Plan investors. In calculating the value of a class of equity interests, the value of any equity interests held by us or any of our affiliates must be excluded. We cannot provide any assurance that Plan investors will hold less than 25% of the value of our shares of Class A common stock at the completion of this offering or thereafter.

Other Prohibited Transactions

Regardless of whether the shares qualify for the “publicly-offered securities” exception of the Plan Assets Regulation, a prohibited transaction could occur if we, our advisors, any selected broker-dealer or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Plan purchasing our shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Plan with respect to which any of the above persons is a fiduciary.

Further, certain employee benefit plans, such as governmental, non-U.S. or church plans) generally are not subject to the requirements of Title I of ERISA of relevant Code provisions, provided, however, such plans may be subject to Similar Laws that affect their ability to acquire or hold shares of our Class A common stock. Such plans should consult their own advisors regarding the applicability of any such Similar Laws.

Representation

By acceptance of any shares of our Class A common stock, each purchaser and subsequent transferee of a share will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the shares constitutes assets of any Plan or a plan subject to Similar Law or (ii) the purchase and holding of the shares by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The sale of shares of our Class A common stock to a Plan is in no respect a representation by us or any other person associated with the offering of our common stock that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

The preceding discussion is only a summary of certain ERISA and Code implications of an investment in the securities and does not purport to be complete. Prospective investors should consult with their own legal, tax, financial and other advisors prior to investing to review these implications in light of such investor’s particular circumstances.

Each purchaser or transferee that is or is acting on behalf of a Plan or a plan subject to Similar Law should consult with its legal advisor concerning the potential consequences to the Plan under ERISA, Section 4975 of the Code or applicable Similar Law of an investment in our shares of Class A common stock.

UNDERWRITING

Ladenburg Thalmann & Co. Inc. is acting as the representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, our Operating Partnership and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
Ladenburg Thalmann & Co. Inc.
Compass Point Research & Trading LLC
Total	8,750,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of our Class A common stock sold under the underwriting agreement if any of these shares of our Class A common stock are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of our Class A common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of our Class A common stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares of our Class A common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $    per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $    per share to other dealers. After this initial public offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Includes a structuring fee payable to Ladenburg Thalmann & Co. Inc. and International Assets Advisory, LLC equal to 0.50% of the gross proceeds of this offering.

The estimated expenses of this offering payable by us, exclusive of the underwriting discount, are approximately $1,550,000. We have agreed to reimburse the underwriters for fees and expenses of counsel up to $20,000 related to the review by Financial Industry Regulatory Authority, Inc. of the terms of the sale of the shares of the Class A common stock in this offering and up to $5,000 related to the preparation of a “blue sky” memorandum. Additionally, we or our affiliates will pay up to $20,000 of certain transportation costs in connection with the roadshow. We have also agreed to reimburse $25,000 of out-of-pocket expenses of certain participating dealers.

Over-allotment Option

We have granted an option to the underwriters to purchase up to 1,312,500 additional shares of our Class A common stock at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our Class A common stock proportionate to that underwriter’s initial amount reflected in the above table.

Purchases by Officers and Directors

Mr. Gold may purchase up to 150,000 shares of our Class A common stock in this offering at the public offering price. In addition, certain of our other officers and directors may purchase shares of our Class A common stock in this offering at the public offering price. No underwriting discount will be paid on the shares of Class A common stock purchased by Mr. Gold and our other executive officers and directors in this offering. Any shares purchased by our executive officers or directors in this offering will be subject to the lock-up agreements described below. We are not making loans to any of our directors, employees or other persons to purchase such shares.

No Sales of Similar Securities

We and each of our executive officers and directors have agreed with the underwriters not to offer, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for or repayable with common stock (including limited partnership interests in our Operating Partnership) or any rights to acquire common stock for a period of 180 days after the date of this prospectus, without first obtaining the written consent of Ladenburg Thalmann & Co. Inc., the representative of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;
•	sell any option or contract to purchase any common stock;
•	purchase any option or contract to sell any common stock;
•	grant any option, right or warrant for the sale of any common stock;
•	lend or otherwise transfer or dispose of any common stock;
•	exercise any right to request or require registration of any common stock or other securities;
•	file or cause to be filed any registration statement related to the common stock; or
•	enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock whether any such swap, agreement or transaction is to be settled by the delivery of shares of common stock or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock, including limited partnership interests in our Operating Partnership. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Listing on the NYSE

We have been approved to list our shares of Class A common stock on the NYSE, subject to official notice of issuance, under the symbol “IIPR.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares of our Class A common stock to a minimum number of beneficial owners as required by the NYSE.

Determination of Offering Price

Prior to this offering, there has been no public market for our shares of Class A common stock. The initial public offering price will be determined through negotiations between us and the representative. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•	estimates of the business potential and earnings prospects of the company;
•	the history of, and the prospects for, our company and the industry in which we compete;
•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;
•	the present state of our development, and
•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after this offering the shares will not trade in the public market at or above the initial public offering price.

Discretionary Sales

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our shares of Class A common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the representative may engage in transactions that stabilize the price of the Class A common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of our Class A common stock than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our Class A common stock in the open market. In determining the source of shares of our Class A common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of our Class A common stock available for purchase in the open market as compared to the price at which they may purchase shares of our Class A common stock through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of our Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our Class A common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares of our Class A common stock for sale to their online brokerage customers. An electronic prospectus is available on the Internet website maintained by the underwriters. Other than the prospectus in electronic format, the information on the underwriters’ websites is not part of this prospectus.

Other Relationships

We will pay Ladenburg Thalmann & Co. Inc. and International Assets Advisory, LLC a structuring fee equal to 0.50% of the gross proceeds of this offering, or $          (or $          if the underwriters’ over-allotment option is exercised in full), in connection with this offering. Some of the underwriters and their affiliates have in the past and may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates and may in the future receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside the United States

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Class A common stock in any jurisdiction where action for that purpose is required. Accordingly, the Class A common stock may not be offered or sold, directly or indirectly, and neither of this prospectus nor any other offering material or advertisements in connection with the Class A common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell Class A common stock offered by this prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Foley & Lardner LLP, Tampa, Florida. Certain legal matters in connection with this offering will be passed upon for the underwriters by DLA Piper LLP (US).

EXPERTS

The consolidated financial statements as of September 30, 2016 and for the period from June 15, 2016 (date of incorporation) through September 30, 2016 included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

The financial statements of PharmaCann LLC as of December 31, 2015 and December 31, 2014 and the and for the year ended December 31, 2015 and the period from March 19, 2014 (inception) to December 31, 2014, included in this prospectus and in the registration statement have been so included in reliance upon the report of Martin, Hood, Friese & Associates, LLC, independent auditor, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We maintain a website at www.innovativeindustrialproperties.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.

We have filed with the SEC a Registration Statement on Form S-11, including exhibits, schedules and amendments thereto, of which this prospectus is a part, under the Securities Act with respect to the shares of our Class A common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our Class A common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website, www.sec.gov.

AS A RESULT OF THIS OFFERING, WE WILL BECOME SUBJECT TO THE INFORMATION AND PERIODIC REPORTING REQUIREMENTS OF THE EXCHANGE ACT AND WILL FILE PERIODIC REPORTS AND OTHER INFORMATION WITH THE SEC. THESE PERIODIC REPORTS AND OTHER INFORMATION WILL BE AVAILABLE FOR INSPECTION AND COPYING AT THE SEC’S PUBLIC REFERENCE FACILITIES AND THE WEBSITE OF THE SEC REFERRED TO ABOVE.

INDEX TO FINANCIAL STATEMENTS

Innovative Industrial Properties, Inc.

PharmaCann LLC

Independent Auditor’s Report	F-18
Audited Balance Sheets as of December 31, 2015 and 2014	F-20
Audited Statements of Income for the year ended December 31, 2015 and the period from Inception (March 19, 2014) through December 31, 2014	F-21
Audited Statements of Members’ Equity for the year ended December 31, 2015 and the period from Inception (March 19, 2014) through December 31, 2014	F-22
Audited Statements of Cash Flows for the year ended December 31, 2015 and the period from Inception (March 19, 2014) through December 31, 2014	F-23
Notes to Audited Financial Statements	F-24

Innovative Industrial Properties, Inc.

Unaudited Pro Forma Consolidated Financial Statements

Innovative Industrial Properties, Inc. (together with its consolidated subsidiaries, the “Company,” “we,” “our” or “us”) is a Maryland corporation that was formed on June 15, 2016. On August 22, 2016 and as amended on September 16, 2016, the Company signed a definitive purchase agreement, in a sale leaseback transaction, to acquire one 127,000-square foot industrial property (the “Initial Property”) located in New York for a purchase price of approximately $30 million. The acquisition will be funded from the net proceeds of the Company’s planned $175 million underwritten initial public offering of shares of Class A common stock. The net proceeds of the initial public offering will be contributed to IIP Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), in exchange for limited partnership interests in the Operating Partnership. No debt will be issued or assumed in connection with the acquisition of the Initial Property. At this time, the Company has determined that the acquisition of the Initial Property is “probable.”

The following unaudited pro forma consolidated financial statements are based on our historical audited consolidated financial statements as of September 30, 2016 and for the period from June 15, 2016 (date of incorporation) through September 30, 2016, included elsewhere in the prospectus.

The unaudited pro forma consolidated balance sheet as of September 30, 2016 gives effect to the completion of the initial public offering, the Company’s acquisition of the Initial Property and the entry into the related lease agreement, and the payment of a consulting fee and reimbursement of other costs to IGP Advisers LLC (a related party) from the net proceeds of the initial public offering, as if the closing of the offering and the acquisition of the Initial Property occurred on September 30, 2016. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2015 and the nine months ended September 30, 2016 give effect to the completion of the initial public offering and the Company’s acquisition of the Initial Property and the entry into the related lease agreement, as if the completion of the offering and the acquisition of the Initial Property had occurred on January 1, 2015, and does not give effect to the payment of a consulting fee and reimbursement of other costs to IGP Advisers from the net proceeds of the initial public offering.

We have based the unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following unaudited pro forma consolidated financial statements are presented for informational purposes only, and are not necessarily indicative of future results of operations or financial condition and should not be viewed as indicative of future results of operations or financial condition. The unaudited pro forma consolidated balance sheet is not necessarily indicative of what our actual financial position would have been as of September 30, 2016 assuming the offering, the acquisition of the Initial Property and related lease back had all been completed on September 30, 2016. The unaudited pro forma consolidated statements of operations are also not necessarily indicative of what our actual results of operations would have been for the year ended December 31, 2015 and for the nine months ended September 30, 2016 assuming the offering and the acquisition of the Initial Property and related leaseback were completed on January 1, 2015. In addition, the unaudited pro forma consolidated financial statements do not include any general and administrative expenses expected to be incurred to operate as a public company as such expenses are not yet known or factually supportable. The unaudited pro forma consolidated statements of operations also assume that the Company qualified and elected to be taxed as a real estate investment trust and therefore, no income taxes have been provided for the periods presented.

The unaudited pro forma consolidated financial statements should be read in conjunction with (i) the historical audited consolidated financial statements of the Company and related notes thereto, and other financial information pertaining to the Company, including “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus and (ii) the “Risk Factors” and “Forward-Looking Statements” sections in this prospectus.

Innovative Industrial Properties, Inc.

Unaudited Pro Forma Consolidated Balance Sheet
September 30, 2016

	Historical	Adjustments Related to the Offering		Adjustments Related to the Acquisition of the Initial Property		As Adjusted for the Offering and Acquisition of Initial Property
Assets:
Cash and cash equivalents	$508	$161,200,000	(1)	$(30,050,000	)(2)	$132,712,982
		(550,000	)(1)	2,112,474	(3)
Property escrow deposit	375,000	—		(375,000	)(2)	—
Real estate investments
Buildings	—	—		22,450,000	(2)	22,450,000
Land	—	—		7,600,000	(2)	7,600,000
Total real estate investments	—	—		30,050,000		30,050,000
Total assets	$375,508	$160,650,000		$1,737,474		$162,762,982
Liabilities and stockholder’s equity
Liabilities:
Security deposit	$—	$—		$2,112,474	(3)	$2,112,474
Due to IGP Advisers LLC	375,000	—		(375,000	)(2)	—
Total liabilities	375,000	—		1,737,474		2,112,474
Stockholders’ equity:
Preferred stock, $0.001 par value 50,000,000 shares authorized; none outstanding	—	—		—		—
Class A common stock; par value $0.001 per share, 49,000,000 shares authorized; none issued and outstanding, historical, and 10,062,500 issued and outstanding, as adjusted	—	10,063	(1)	—		10,063
Class B common stock, par value $0.001 per share, 1,000,000 shares authorized, 508,065 issued and outstanding, historical, and none issued and outstanding, as adjusted	508	(508	)(1)	—		—
Additional paid-in-capital	200,000	161,190,445	(1)	—		161,390,445
Accumulated deficit	(200,000)	(550,000	)(1)	—		(750,000)
Total stockholders’ equity	508	160,650,000		—		160,650,508
Total liabilities and stockholders’ equity	$375,508	$160,650,000		$1,737,474		$162,762,982

See notes to unaudited pro forma consolidated financial statements.

Innovative Industrial Properties, Inc.

Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2015

	Historical(4)	Adjustments Related to the Offering		Adjustments Related to the Acquisition of the Initial Property		As Adjusted for the Offering and Acquisition of Initial Property
Revenues:
Rental income	$—	$—		$5,628,169	(5)	$5,628,169
Total revenues	—	—		5,628,169		5,628,169
Expenses:
Depreciation and amortization	—	—		641,429	(6)	641,429
General and administrative	—	—	(8)	—		—
Total expenses	—	—		641,429		641,429
Net income	$—	$—		$4,986,740		$4,986,740
Net income per share	$—	$—				$2.51
Weighted average shares outstanding						1,987,769	(7)

See notes to unaudited pro forma consolidated financial statements.

Innovative Industrial Properties, Inc.

Unaudited Pro Forma Consolidated Statement of Operations
For the Nine Months Ended September 30, 2016

	Historical(4)	Adjustments Related to the Offering		Adjustments Related to the Acquisition of the Initial Property		As Adjusted for the Offering and Acquisition of Initial Property
Revenues:
Rental income	$—	$—		$4,221,127	(5)	$4,221,127
Total revenues	—	—		4,221,127		4,221,127
Expenses:
Depreciation and amortization	—	—		481,072	(6)	481,072
General and administrative	200,000	—	(8)	—		200,000
Total expenses	200,000	—		481,072		681,072
Net (loss) income	$(200,000)	$—		$3,740,055		$3,540,055
Net (loss) income per share	$(0.39)	$—				$1.78
Weighted average shares outstanding	508,065					1,987,769	(7)

See notes to unaudited pro forma consolidated financial statements.

Innovative Industrial Properties, Inc.

Notes to Unaudited Pro Forma Consolidated Financial Statements

Adjustments to the Unaudited Pro Forma Consolidated Balance Sheet

The adjustments to the unaudited pro forma consolidated balance sheet as of September 30, 2016 are as follows:

(1) Represents (i) the Company’s issuance of 8,750,000 shares of Class A common stock for an aggregate of $175 million, less aggregate underwriting discounts and commissions of $12.25 million and estimated offering costs of $1.55 million, for net offering proceeds of $161.2 million, and (ii) costs of $550,000 paid to IGP Advisers LLC (a related party), consisting of a consulting fee of $500,000 and a reimbursement of estimated organizational costs of $50,000 previously paid by IGP Advisers LLC on behalf of the Company. The consulting fee is being paid for services rendered to assist the Company in completing the initial public offering. Pursuant to the terms of the consulting agreement between the Company and IGP Advisers LLC, the consulting fee increases by $3,300 for each day that the closing of the initial public offering occurs after November 15, 2016 (this potential increase is not reflected on the unaudited pro forma consolidated balance sheet and would further reduce cash and cash equivalents).

Upon completion of the offering, all of the 508,065 outstanding shares of Class B common stock will automatically convert into 1,312,500 shares of Class A common stock (assuming that the underwriters’ over-allotment option to purchase additional shares of Class A common stock is not exercised), which represents 15% of the total number of shares of Class A common stock issued in the Company’s initial public offering and approximately 13% of our total outstanding shares of Class A common stock immediately following the offering. Upon completion of the offering, we intend to award an aggregate of 27,500 restricted shares of Class A common stock to two of our executive officers under the Company’s 2016 Omnibus Incentive Plan. These 27,500 restricted shares are not reflected in outstanding shares. The fair value of the restricted shares will be recognized on a straight-line basis over the service period. Based on the estimated IPO share price of $20, total expense will be $550,000 to be recognized over the service period of six months.

(2) Represents the purchase price for the Initial Property of $30 million plus $50,000 of estimated transaction costs, of which $20,000 is expected to be funded by IGP Advisers. The Company will enter into a triple net lease with the seller upon acquisition and this transaction will be an asset acquisition for accounting purposes. For asset acquisitions, the purchase price allocation is based upon the relative fair values of all assets acquired and acquisition costs are capitalized as incurred. The relative fair values are based upon information received by the Company to date as a result of pre-acquisition due diligence. The final accounting after acquisition will likely differ from the amounts reflected in the unaudited pro forma consolidated financial statements. Such differences will likely result in operating results and financial condition different than that reflected in the unaudited pro forma consolidated financial statements. There can be no assurance that such differences will not be material. IGP Advisers LLC has advanced a $375,000 property escrow deposit on behalf of the Company, which is applied against the purchase price of the Initial Property, and will be reimbursed to IGP Advisers LLC upon completion of the offering.

(3) Represents an initial security deposit of $2,112,474 that is contractually required to be paid by the tenant in the lease agreement for the Initial Property.

Adjustments to the Unaudited Pro Forma Consolidated Statement of Operations

The adjustments to the unaudited pro forma consolidated statements of operations for the year ended December 31, 2015 and for the nine months ended September 30, 2016 are as follows:

(4) The Company was formed on June 15, 2016. For the year ended December 31, 2015, there were no results of operations for the Company. The nine months ended September 30, 2016, reflects the historical operations of the Company from June 15, 2016 (the date of incorporation) through September 30, 2016.

(5) Represents the rental revenue, including property management fees, that is contractually required to be paid by the tenant, pursuant to the lease agreement for the Initial Property that will be executed upon the acquisition of the Initial Property. The amounts represent all “Rent,” as defined in the lease agreement,

Innovative Industrial Properties, Inc.

Notes to Unaudited Pro Forma Consolidated Financial Statements

reflected on a straight-line rent basis. Straight-line rent included in rental revenues was $462,351 and $229,760 for the year ended December 31, 2015 and the nine months ended September 30, 2016, respectively.

(6) Represents depreciation of buildings, calculated using the straight-line method, useful remaining lives of approximately 35 years.

(7) Represents the denominator in computing pro forma net income per share, which should include only those shares of Class A common stock whose proceeds are being reflected in pro forma adjustments in the unaudited pro forma consolidated statements of operations, such as proceeds used for acquisitions and offering costs. In the pro forma consolidated statements of operations, uses of proceeds from the initial public offering are as follows: (i) $30 million to acquire the Initial Property; (ii) $50,000 of costs to complete the acquisition of the Initial Property; (iii) $1.55 million of estimated offering costs; and (iv) $550,000 of payments to IGP Advisers LLC. The pro forma weighted average shares outstanding assumes (i) the issuance of 1,728,495 shares of Class A common stock at $20.00 per share, which provides sufficient cash (net of underwriting discounts and commissions) to purchase the Initial Property and pay offering and other costs; and (ii) the conversion of 508,065 shares of Class B common stock into 259,274 shares of Class A common stock (which is 15% of the shares of Class A common stock assumed to be issued in the initial public offering). The 8,074,731 additional shares of Class A common stock issued in the initial public offering and related transactions are excluded for purposes of the calculations of the pro forma net income per share (assuming that the underwriters’ over-allotment option to purchase additional shares of Class A common stock is not exercised and that no restricted shares are awarded).

(8) Other than certain stock-based compensation expenses, the unaudited pro forma consolidated financial statements do not include any general and administrative expenses expected to be incurred to operate as a public company as such expenses are not yet known or factually supportable. We expect annual costs for items such as legal, accounting, insurance, public company reporting, stockholder relations, public relations, travel, office rent, compensation and stock-based compensation, director fees and other general and administrative expenses associated with operating a public company to be between $6 million and $7 million. This estimate is based on management’s previous experience in managing public real estate investment trusts and is not reflected in the pro forma consolidated statements of operations.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Innovative Industrial Properties, Inc.
San Diego, California

We have audited the accompanying consolidated balance sheet of Innovative Industrial Properties, Inc. (the “Company”) as of September 30, 2016 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period from June 15, 2016 (date of incorporation) through September 30, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Innovative Industrial Properties, Inc. at September 30, 2016 and the consolidated results of its operations and its cash flows for the period from June 15, 2016 (date of incorporation) through September 30, 2016, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 3 to the consolidated financial statements, the 2016 consolidated financial statements have been restated to correct a misstatement.

/s/ BDO USA, LLP

Costa Mesa, California
November 4, 2016

Innovative Industrial Properties, Inc.

Consolidated Balance Sheet
September 30, 2016

Assets
Cash	$508
Property escrow deposit	375,000
Total assets	$375,508
Liabilities and stockholders’ equity
Liabilities
Due to IGP Advisers, LLC a related party	$375,000
Stockholders’ equity:
Preferred stock, par value $0.001 per share, 50,000,000 shares authorized, no shares issued and outstanding	—
Common stock, par value $0.001 per share, 50,000,000 shares authorized, 508,065 Class B shares issued and outstanding	508
Additional paid-in-capital	200,000
Accumulated deficit	(200,000)
Total stockholders’ equity	508
Total liabilities and stockholders’ equity	$375,508

See independent auditor’s report and the accompanying notes to the consolidated financial statements.

Innovative Industrial Properties, Inc.

Consolidated Statement of Operations
For the period from June 15, 2016 (date of incorporation) through September 30, 2016

Revenues:	$—
Expenses:
General and administrative	200,000
Net loss	$(200,000)
Net loss per share	$(0.39)
Weighted average shares outstanding	508,065

See independent auditor’s report and the accompanying notes to the consolidated financial statements.

Innovative Industrial Properties, Inc.

Consolidated Statement of Stockholders’ Equity
For the period from June 15, 2016 (date of incorporation) through September 30, 2016

	Shares of common stock	Common stock	Additional Paid-in-capital	Accumulated deficit	Total stockholders’ equity
Balance, June 15, 2016	—	$—	$—	$—	$—
Issuance of Class B common stock	508,065	508	—	—	508
Net loss	—	—	—	(200,000)	(200,000)
Stock-based compensation	—	—	200,000	—	200,000
Balance, September 30, 2016	508,065	$508	$200,000	$(200,000)	$508

See independent auditor’s report and the accompanying notes to the consolidated financial statements.

Innovative Industrial Properties, Inc.

Consolidated Statement of Cash Flows
For the period from June 15, 2016 (date of incorporation) through September 30, 2016

Cash flows from operating activities
Net loss	$(200,000)
Adjustment to reconcile net loss to net cash provided by operating activities
Stock-based compensation	200,000
Net cash provided by operating activities	—
Cash flows from financing activities
Issuance of Class B common stock	508
Net cash provided by financing activities	508
Net increase in cash	508
Cash, beginning of period	—
Cash, end of period	$508

See independent auditor’s report and the accompanying notes to the consolidated financial statements.

Innovative Industrial Properties, Inc.

Notes to Consolidated Financial Statements
September 30, 2016

1. Organization

Innovative Industrial Properties, Inc. (“IIP”, “the Company”, “we”, “us”, and “our”), formerly known as Innovative Greenhouse Properties, Inc., incorporated in Maryland on June 15, 2016, was formed to own specialized industrial real estate assets primarily leased to tenants in the regulated medical-use cannabis industry.

The Company has no assets other than cash and a property escrow deposit. The property escrow deposit was paid by a related party on behalf of the Company (see Note 7).

IIP Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), which was formed on June 20, 2016, is a wholly-owned subsidiary of the Company. The Company is the sole general partner of the Operating Partnership and plans to conduct substantially all of its business through the Operating Partnership.

2. Summary of Significant Accounting Policies and Procedures and Recent Accounting Pronouncements

Basis of Presentation.  The consolidated financial statements includes all of the accounts of the Company as of September 30, 2016, and for the period from June 15, 2016 (date of incorporation) through September 30, 2016, presented in accordance with U.S. generally accepted accounting principles.

Federal Income Taxes.  We intend to elect and to operate our business so as to qualify, and to be taxed, as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2016 or, if later, the first year in which we have material real estate assets and operations. Under the REIT operating structure, we are permitted to deduct dividends paid to our stockholders in determining our taxable income. Assuming our dividends equal or exceed our taxable net income, we generally will not be required to pay federal corporate income taxes on such income.

Use of Estimates.  The preparation of the consolidated financial statement in conformity with U.S. generally accepted accounting principles requires management to make a number of estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statement. Actual results may differ materially from these estimates and assumptions.

Acquisition of Real Estate Properties.  Upon acquisition of property, we allocate the purchase price of the properties in accordance with the guidance issued by the Financial Accounting Standards Board (“FASB”) under FASB Accounting Standard Codification 805 — Business Combinations based upon the fair value of the assets acquired and liabilities assumed, which generally consists of land, buildings, site improvements, and furniture and fixtures. We allocate the purchase price to the fair value of the tangible assets of an acquired property by valuing the property as if it were vacant.

If the acquisition does not meet the definition of a business, we record the acquisition as an asset acquisition. For asset acquisitions, the purchase price allocation is based upon the relative fair values of all assets acquired and liabilities assumed. For transactions that are business combinations, acquisition costs are expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date are expensed in periods subsequent to the acquisition date. For transactions that are an asset acquisition, acquisition costs are capitalized as incurred.

Contingent Organization, Offering and Transaction Costs.  IGP Advisers LLC (“IGP Advisers”), a company that is owned by Alan D. Gold, our executive chairman, Paul E. Smithers, our president, chief executive officer and a director nominee, and Gregory J. Fahey, our chief accounting officer, is funding our organization, certain offering and transaction costs. Organization costs incurred by the Company will be expensed. Offering costs incurred will be recorded to stockholders’ equity as a reduction to additional paid-in capital. Transaction costs incurred by the Company will be accounted for as discussed above in Acquisition of Real Estate Properties. The Company has not recorded any organization, offering or transaction costs because such costs are not the Company’s liability unless and until the successful completion of the Company’s

Innovative Industrial Properties, Inc.

Notes to Consolidated Financial Statements
September 30, 2016

2. Summary of Significant Accounting Policies and Procedures and Recent Accounting Pronouncements  – (continued)

initial public offering has occurred (see Note 6). Through September 30, 2016, on behalf of the Company, IGP Advisers has incurred offering costs of $162,000, organization costs of $34,000 and transaction costs of $8,000 (see Note 9). In addition, $595,000 of offering costs have been incurred by the Company as of September 30, 2016 and are contingently payable upon the successful completion of the offering and are expected to be paid out of the offering proceeds.

Depreciation and Amortization.  We are required to make subjective assessments as to the estimated useful lives of our depreciable assets. We consider the period of future benefit of the assets to determine the appropriate estimated useful lives. Depreciation of our assets is charged to expense on a straight-line basis over the estimated useful lives. We depreciate the building and improvements over estimated useful lives ranging from 30 to 40 years.

We estimate the value of furniture and fixtures based on the assets’ depreciated replacement cost. We depreciate the fair value allocated to furniture and fixtures over estimated useful lives ranging from three to six years.

Provision for Impairment.  Another significant judgment must be made as to if, and when, impairment losses should be taken on our properties when events or a change in circumstances indicate that the carrying amount of the asset may not be recoverable. A provision is made for impairment if estimated future operating cash flows (undiscounted and without interest charges) plus estimated disposition proceeds (undiscounted) are less than the current book value of the property. Key inputs that we utilize in this analysis include projected rental rates, estimated holding periods, historical sales and releases, capital expenditures, and property sales capitalization rates.

Revenue Recognition and Accounts Receivable.  We intend to lease our properties under triple-net leases, an arrangement under which the tenant maintains the property while paying us rent. We anticipate that all leases will be accounted for as operating leases. Under this method, leases that have fixed and determinable rent increases are recognized on a straight-line basis over the lease term. Any rental revenue contingent upon a tenant’s sales is recognized only after the tenant exceeds their sales breakpoint. Rental increases based upon changes in the consumer price index are recognized only after the changes in the indexes have occurred and are then applied according to the lease agreements. Contractually obligated reimbursements from tenants for recoverable real estate taxes and operating expenses are included in tenant reimbursements in the period when such costs are incurred.

Share-Based Compensation

Stock-based compensation for equity awards is based on the grant date fair value of the equity investment and is recognized over the requisite service period.

Recent Accounting Pronouncements.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (“ASU 2016-02”). Under this new standard the large majority of operating leases are expected to remain classified as operating leases, and lessors should continue to recognize lease income for those leases on a generally straight-line basis over the lease term. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018 using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of the pending adoption of ASU 2016-02 on our consolidated financial statements.

Innovative Industrial Properties, Inc.

Notes to Consolidated Financial Statements
September 30, 2016

2. Summary of Significant Accounting Policies and Procedures and Recent Accounting Pronouncements  – (continued)

In March 2016, the FASB issued ASU 2016-09, Compensation — Stock Compensation; Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The FASB issued ASU 2016-09 to simplify several aspects of the accounting for share-based payment transactions, including classification of awards as either equity or liabilities, estimation of forfeitures, and classification on the statement of cash flows. ASU 2016-09 is effective for interim and annual periods beginning after December 15, 2016, and early adoption is permitted. ASU 2016-09 is not expected to have a material impact on our consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 outlines a comprehensive model for companies to use in accounting for revenue arising from contracts with customers, and will apply to transactions such as the sale of real estate. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. ASU 2014-09 is not expected to have a material impact on our consolidated financial statements.

3. Restatement

The consolidated financial statements have been restated to correct a misstatement related to stock-based compensation expense for the period from June 15, 2016 (date of incorporation) through September 30, 2016. The impact of the restatement on the consolidated financial statements is as follows:

As of September 30, 2016	As Previously Reported	Restatement	As Restated
Additional paid-in-capital	$—	$200,000	$200,000
Accumulated deficit	$—	$(200,000)	$(200,000)

For the period from June 15, 2016 (date of incorporation) through September 30, 2016	As Previously Reported	Restatement	As Restated
General and administrative expense	$—	$200,000	$200,000
Net loss	$—	$(200,000)	$(200,000)

4. Common Stock

The Company is authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share, consisting of (a) 49,000,000 shares of Class A common stock (the “Class A Common Stock”) and (b) 1,000,000 shares of Class B common stock (the “Class B Common Stock”). In June 2016, we issued 508,065 shares of Class B Common Stock for $508 to certain of our executive officers, directors and a co-founder. No Class A Common Stock has been issued.

The Company has an option to repurchase such shares of Class B common stock (or the shares of Class A common stock issued upon conversion of the shares of Class B common stock upon consummation of an initial public offering) for a period of 90 days if such purchaser ceases his affiliation with the Company at a per share price equal to the lesser of (i) the fair market value of the shares at such time and (ii) the purchase price.

For so long as the purchaser remains affiliated with the Company 25% of the shares will be released from our repurchase option on June 15, 2017. The remaining shares will be released from the repurchase option in equal monthly installments over the three-year period commencing on July 31, 2017, such that all shares will be released by July 31, 2020 subject to continued service. In the event of a change in control, as defined in the restricted stock purchase agreements, and excluding a sale by us of our securities for fund-raising purposes, all shares will be released from the repurchase option immediately prior to the change in control.

Innovative Industrial Properties, Inc.

Notes to Consolidated Financial Statements
September 30, 2016

4. Common Stock  – (continued)

The Company’s founders may not transfer any shares of Class B common stock (or the shares of Class A common stock issued upon conversion of the shares of Class B common stock upon consummation of an initial public offering) (or any interest therein) that remain subject to the repurchase option. Prior to the completion of an initial public offering, the Company has a right of first refusal to purchase any shares of Class B common stock that have been released from the repurchase option that a purchaser proposes to transfer.

In connection with the Company’s issuance of its Class B common stock, the Company obtained a third-party valuation to determine the fair value of the shares at the June 15, 2016 grant date and at subsequent modification dates using a Monte Carlo simulation. The fair value calculation is primarily based on management’s estimates of the probability of an initial public offering and the estimated proceeds of the offering.

The Company recognized stock compensation expense of $200,000 for the period from June 15, 2016 (date of incorporation) through September 30, 2016 related to issuance of the Class B common stock. The Company expects to recognize the remaining stock compensation expense related to the Class B common stock (or the shares of the Class A common stock issued upon conversion of the shares of Class B common stock) of approximately $3.5 million over a remaining service period of approximately 3.5 years through July 2020.

5. Preferred Stock

The Company is authorized to issue up to 50,000,000 shares preferred stock, par value $0.001 per share. No shares of preferred stock have been issued.

6. Initial Public Offering

The Company intends to offer for sale shares of Class A common stock through the filing of a registration statement on Form S-11 filed with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended. Upon completion of the initial public offering, all of our outstanding shares of Class B common stock, as amended, will be converted to 15% of the Class A common stock issued in the public offering, which equates to approximately 13% the total outstanding shares of Class A common stock immediately following the offering.

7. Property Acquisition

On August 22, 2016 and as amended on September 16, 2016, we entered into a definitive purchase agreement to acquire a 127,000 square foot (unaudited) industrial property located in New York (the “Initial Property”), for an aggregate purchase price of $30 million. The purchase price for the Initial Property was determined by negotiation with the seller after taking into consideration the expected annualized lease revenue, expected lease, operating history, age and condition of the property, and other relevant factors. The definitive agreement provides for a due diligence period during which we have the right to access and inspect the property and may terminate the agreement if we determine that the property does not meet our investment criteria. Following the diligence period, we have agreed to purchase the property “as is,” subject to all faults and conditions thereon. The closing of the purchase is subject to the completion of the initial public offering and customary closing conditions. The purchase agreement provides that closing is to occur within 30 days after the expiration of the due diligence period and the agreement is terminable at the option of either party thereafter. As required by the purchase agreement for the Initial Property, a $375,000 escrow deposit, to be credited against the total purchase price of the Initial Property, has been funded by IGP Advisers.

Innovative Industrial Properties, Inc.

Notes to Consolidated Financial Statements
September 30, 2016

8. Common Stock Incentive Plan

In June 2016, our Board of Directors adopted our 2016 Omnibus Incentive Plan (the “2016 Plan”), to enable us to motivate, attract and retain the services of directors, employees and consultants considered essential to our long-term success. The 2016 Plan offers our directors, employees and consultants an opportunity to own our stock or rights that will reflect our growth, development and financial success. Under the terms of the 2016 Plan, the aggregate number of shares of our common stock subject to options, restricted stock, stock appreciation rights, restricted stock units and other awards, will be no more than 1,000,000 shares. The 2016 Plan has a term of ten years from the date it was adopted by our Board of Directors. The plan will become effective on the date on which the shares of the Company’s voting common stock are first sold to the public pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended.

9. Subsequent Events

The Company has updated its evaluation of subsequent events through November 4, 2016, the date the consolidated financial statements are being issued.

On October 17, 2016, we entered into a consulting agreement with IGP Advisers. Per the consulting agreement, upon the completion of the Company’s initial public offering, a consultant fee of $500,000 will be paid to IGP Advisers for services rendered to assist the Company in completing the offering. Per the consulting agreement, the fee increases by $3,300 for each day that the closing of the offering occurs after November 15, 2016. In the event that an initial public offering is not successful, a $5,000 fee will be due to IGP Advisers under this agreement.

On October 17, 2016, we entered into a funding agreement with IGP Advisers. Per the funding agreement, IGP Advisers formally agreed to continue funding costs incurred by the Company, prior to, on and after the date of the agreement. These costs include, but are not limited to, costs relating to the Company’s organization, fundraising and evaluation of potential properties for acquisition (collectively, “Costs”). Upon the completion of the Company’s initial public offering, IGP Advisers shall be entitled to reimbursement from the Company for the Costs. Prior to execution of the funding agreement, the Company and IGP Advisers had been operating with the understanding of the terms of the funding agreement. Through September 30, 2016, on behalf of the Company, IGP Advisers has incurred offering costs of $162,000, organization costs of $34,000 and transaction costs of $8,000 (see Note 2 — Contingent Organization, Offering and Transaction Costs). In addition, $595,000 of offering costs have been incurred by the Company as of September 30, 2016 and are contingently payable upon the successful completion of the offering and are expected to be paid out of the offering proceeds. In the event that an initial public offering is not successful, no amounts will be due to IGP Advisers under this agreement.

MARTIN HOOD FRIESE	2507 South Neil St. Champaign, Illinois 61820 Phone 217.351.2000 Fax 217.351.7726 www. mhfa.net
& ASSOCIATES, LLC

INDEPENDENT AUDITOR’S REPORT

To the Board of Members
PharmaCann LLC
Oak Park, Illinois

We have audited the accompanying financial statements of PharmaCann LLC (the Company), which comprise the balance sheets as of December 31, 2015 and December 31, 2014 and the related statements of income, members’ equity, and cash flows (restated) for the year and period then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting principles used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we obtained is sufficient and appropriate to provide a basis for our audit opinion.

CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PharmaCann LLC as of December 31, 2015 and December 31, 2014, and the results of its operations and its cash flows for the year and period then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the financial statements, the Company’s business operations are in the medical cannabis industry which is currently considered illegal under federal law. The Company is operating under the laws of the states of Illinois and New York. If the federal government decides to prosecute companies operating in the medical cannabis industry, it could be financially harmful to the Company.

Report on Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The supplementary information contained in Schedule 1 is presented for purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audits of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Martin, Hood, Friese & Associates, LLC

Champaign, Illinois
June 13, 2016, except for Note 14 which is as of November 16, 2016

PHARMACANN LLC

Balance Sheets
December 31, 2015 and 2014

	2015	2014
ASSETS
Current Assets
Cash	$1,325,708	$612,219
Cash Held in Escrow	4,287,282	—
Subscriptions Receivable	249,465	19,000,000
Inventory	2,126,234	—
Prepaid Expenses	548,483	—
Total Current Assets	8,537,172	19,612,219
Property and Equipment, Net	38,615,581	505,005
Other Assets
Restricted Cash	426,000	—
Intangibles	18,841	18,841
Deposits	119,618	10,060
Total Other Assets	564,459	28,901
Total Assets	$47,717,212	$20,146,125
LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts Payable	$213,423	$—
Construction Payable	6,089,636	115,898
Accrued Expenses	560,879	2,710
Total Current Liabilities	6,863,938	118,608
Long-Term Liabilities
Convertible Note Payable	4,650,606	—
Total Liabilities	11,514,544	118,608
Members’ Equity
Members’ Capital	40,647,976	20,304,388
Retained Deficit	(4,445,308)	(276,871)
Total Members’ Equity	36,202,668	20,027,517
Total Liabilities and Members’ Equity	$47,717,212	$20,146,125

See Accompanying Notes

PHARMACANN LLC

Statements of Income
For the Year Ended December 31, 2015 and the Period from
Inception (March 19, 2014) through December 31, 2014

	2015	2014
Net Sales	$249,689	$—
Cost of Sales	215,883	—
Gross Profit (Loss)	33,806	—
Operating Expenses	4,194,077	274,161
Income (Loss) from Operations	(4,160,271)	(274,161)
Other Income (Expense)
Interest Expense	(13,564)	(2,710)
Interest Income	6,528	—
Other Expense	(1,130)	—
Total Other Income (Expense)	(8,166)	(2,710)
Net Income (Loss)	$(4,168,437)	$(276,871)

See Accompanying Notes

PHARMACANN LLC

Statements of Members’ Equity
For the Year Ended December 31, 2015 and the Period from
Inception (March 19, 2014) through December 31, 2014

	Series A Preferred	Class A	Total Members’ Capital	Retained Deficit	Total Members’ Equity
Balance at March 19, 2014	$—	$—	$—	$—	$—
Contributions from Members	20,303,388	1,000	20,304,388	—	20,304,388
Net Income (Loss)	—	—	—	(276,871)	(276,871)
Balance at December 31, 2014	20,303,388	1,000	20,304,388	(276,871)	20,027,517
Contributions from Members	20,343,588	—	20,343,588	—	20,343,588
Net Income (Loss)	—	—	—	(4,168,437)	(4,168,437)
Members’ Equity, December 31, 2015	$40,646,976	$1,000	$40,647,976	$(4,445,308)	$36,202,668

See Accompanying Notes

PHARMACANN LLC

Statements of Cash Flows (Restated)
For the Year Ended December 31, 2015 and the Period from
Inception (March 19, 2014) through December 31, 2014

	2015	2014
Cash Flows from Operating Activities
Net Income (Loss)	$(4,168,437)	$(276,871)
Adjustments to Reconcile Net Income (Net Loss) to Net Cash Provided by (Used in) Operating Activities:
Depreciation	55,523	—
(Increase) Decrease in Assets:
Escrow	(4,287,282)	—
Restricted Cash	(426,000)	—
Inventory	(2,126,234)	—
Prepaid Expenses	(548,483)	—
Deposits	(109,558)	(10,060)
Increase (Decrease) in Liabilities:
Accounts Payable	213,423	—
Accrued Expenses	558,169	2,710
Net Adjustments	(6,670,442)	(7,350)
Net Cash Provided by (Used in) Operating Activities	(10,838,879)	(284,221)
Cash Flows from Investing Activities
Purchases of Intangibles	—	(18,841)
Purchases of Property and Equipment	(32,192,361)	(389,107)
Net Cash Provided by (Used in) Investing Activities	(32,192,361)	(407,948)
Cash Flows from Financing Activities
Principal Advances on Convertible Note Payable	4,650,606	—
Receipts from Subscriptions Receivable	19,000,000	—
Contributions from Members	20,094,123	1,304,388
Net Cash Provided by (Used in) Financing Activities	43,744,729	1,304,388
Net Change in Cash	713,489	612,219
Cash, Beginning of Year	612,219	—
Cash, End of Year	$1,325,708	$612,219
Supplemental Disclosure of Cash Flow Information
Cash Paid During the Year for Interest	$2,710	$—
Supplemental Disclosure of Non-Cash Financing Information
Purchases of Property and Equipment via Construction Payable	$6,089,636	$115,898
Subscriptions Receivable	$249,465	$19,000,000

See Accompanying Notes

PHARMACANN LLC

Notes to Financial Statements
December 31, 2015 and 2014

1. Nature of Activities

PharmaCann LLC (the Company) is an Illinois limited liability company established in 2014 for the purposes of cultivating, distributing and dispensing medical cannabis to be used by qualified patients for medical use. In Illinois, the Company operates two permitted cultivation centers to grow and process medical cannabis products which are distributed to Illinois registered medical cannabis dispensaries. The Company operates four registered medical cannabis dispensaries in Illinois that sell medical cannabis and ancillary products to patients that have been certified by the State of Illinois to use medical cannabis. In New York, the Company is a registered organization and operates one manufacturing facility to grow and process medical cannabis products which are distributed to dispensaries operated by the Company; the Company’s New York dispensaries sell medical cannabis and ancillary products to patients that have been certified by New York State Department of Health to use medical cannabis. The company operates in Illinois and New York exclusively.

2. Summary of Significant Accounting Policies

a.	Inventories are valued at lower of cost or market. Cost is determined using the first-in first-out (FIFO) method.
b.	Property and equipment are recorded at cost. Minor additions are expensed in the year incurred. Major additions over $500 are capitalized and depreciated over their estimated useful lives using straight-line or accelerated methods. Useful lives are 5 – 12 years for equipment, 10 years for furniture and fixtures, 15 years for leasehold improvements, and 39 years for buildings.
c.	The Company recognizes revenue when the transaction is completed upon delivery of the final product to the customers at the point of sale.
d.	The Company expenses shipping and handling costs as they are incurred. Shipping and handling expenses incurred on products sold are included in cost of sales.
e.	Advertising costs are charged to operations when incurred. Advertising expenses totaled $25,443 for the year ended December 31, 2015. There was no advertising expense for the period from inception through December 31, 2014.
f.	As a limited liability company, the Company’s taxable income or loss is allocated to members in accordance with their respective percentage ownership. Therefore, no provision or liability for income taxes has been included in the financial statements.
g.	The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Compensation expense recognized related to the issuance of stock options is based in the intrinsic method of valuing the underlying options in relation to the estimated value of the Company. Allocation of overhead costs to work in process is based on an estimate of time and resources dedicated to the production of inventory. Due to the uncertainties inherent in the estimation process it is at least reasonably possible that compensation expense and the overhead cost allocation will be revised.

h.	As of December 31, 2015, the federal and Illinois tax filings since inception remain open for review by tax authorities.

PHARMACANN LLC

Notes to Financial Statements
December 31, 2015 and 2014

3. Cash Held in Escrow

Cash held in escrow consists of four escrow accounts for $50,000 related to four dispensary locations for a total of $200,000 as of December 31, 2015, as required by the Illinois Division of Financial and Professional Regulation for medical cannabis dispensaries in Illinois. The balance must remain in escrow as long as the Company maintains its license to operate the dispensaries in Illinois.

Cash held in escrow as of December 31, 2015, also included $4,000,000 related to Illinois Department of Agriculture requirements for cultivation centers and $87,282 in escrow related to property taxes that were paid during 2016.

4. Restricted Cash

Restricted cash consists of cash deposits serving as collateral for a surety bond ($375,000 at December 31, 2015) and secured credit facilities ($51,000 at December 31, 2015). There were no restricted cash balances at December 31, 2014.

5. Inventory

The major classes of inventory are as follows as of December 31:

	2015	2014
Materials Inventory	$161,079	$—
Work in Process	1,886,569	—
Finished Goods	78,586	—
Total Inventory	$2,126,234	$—

6. Property and Equipment, Net

Property and equipment consist of the following as of December 31:

	2015	2014
Land	7,616,957	—
Building	9,163,687	—
Leasehold Improvements	1,781,921	—
Equipment	697,735	—
Furniture and Fixtures	40,903	—
Construction in Progress	19,449,763	505,005
Total Property and Equipment	38,750,966	505,005
Less: Accumulated Depreciation	(135,385)	—
Property and Equipment, Net	$38,615,581	$505,005

Depreciation expense for the year ended December 31, 2015 was $135,385, of which $79,862 related to the production of inventory was capitalized into work in process. There was no depreciation expense for the period from inception through December 31, 2014.

7. Convertible Note Payable

A convertible note payable with a related party accruing interest at 3.0 percent annually with lump payment due in May, 2017. This note is convertible at any time during the life of the note at the holder’s option into 65,565 Series A preferred member units.

PHARMACANN LLC

Notes to Financial Statements
December 31, 2015 and 2014

7. Convertible Note Payable  – (continued)

Aggregate annual maturities on long-term debt as of December 31, 2015 are due in future years as follows:

Year
2016	$—
2017	4,650,606
Total Future Maturities on Convertible Notes	$4,650,606

8. Member Agreement

The Company and its members have entered into an agreement which, among other matters, governs the distributions, liquidation preferences, and transferability of its membership interests.

The Class A Unit holders’ distribution and liquidation rights are subject to and qualified by the rights, powers and preferences of the holders of Series A Preferred Units as discussed below.

Distributions and Conversion

The holders of Series A Preferred Units participate in all distributions of net cash flow on an as-if-converted to Class A Units basis. Each Series A Preferred Unit is convertible (upon the election of the holders of a majority of the Series A Preferred Units) into one Class A Unit at the time of issuance, subject to certain adjustments for unit splits or combinations. The Company’s Amended and Restated Certificate of Designation for the Series A Preferred Units sets forth the mechanics for such conversion.

Holders of Series A Preferred Units are not entitled to any form of dividend.

Liquidation Preferences

In the event of any liquidation event or deemed liquidation event, the holders of Series A Preferred Units shall be entitled to receive, prior and in preference to any proceeds of the liquidation to the holders of Class A Units the greater of (1) the original issue price of the Series A Preferred Units or (2) the distribution they would be entitled to receive on an as-if-converted to Class A Unit basis.. If liquidation proceeds are insufficient to cover all members, holders of the Series A Preferred Units will be distributed the full proceeds ratably among themselves.

Transferability

In the event that any Class A Member wishes to transfer any or all of its membership interest in the Company, the Class A Member must first offer to sell the membership interest to the Company and then to the Series A Preferred Members by providing written notice of intent.

9. Member Unit Options

The Company has granted options to certain employees for the purchase of common B member units at an average purchase price of $58.20 per unit. These options vest over a period up to two years and expire ten years from the date of issuance. Of the 46,391 total options granted under this plan, 22,047 were vested and no options were exercised as of December 31, 2015. No options were outstanding as of December 31, 2014.

The Company has elected to value these options using the intrinsic method. Under this method, the options are valued at the date of issuance and any excess of the current per unit value of the company over the strike price of the options is recognized as compensation expense over the vesting period. No compensation expense was recognized for these options for the year ended December 31, 2015.

PHARMACANN LLC

Notes to Financial Statements
December 31, 2015 and 2014

10. Lease Commitments

The Company has various non-cancellable operating leases for land, equipment, and office space, with monthly payments ranging from $658 to $10,535, expiring through December 2054.

Future minimum lease payments under operating leases as of December 31, 2015 are as follows:

Year
2016	$611,543
2017	563,658
2018	316,195
2019	296,441
2020	250,142
Thereafter	1,356,046
Total Future Minimum Lease Payments	$3,394,025

Rental expense from the operating leases noted above and other month-to-month leases amounted to $310,405 for the year ended December 31, 2015. There was no lease expense for the period from inception through December 31, 2014.

11. Related Party Transactions

The Company contracts architectural and construction services to companies related through common ownership. The following is a summary of the related party activities for the year ended December 31, 2015 and the period from inception through December 31, 2014:

	2015		2014
	Payments	Accounts Payable	Payments	Accounts Payable
Vendor A	$927,388	$205,789	$—	$—
Vendor B	1,095,055	—	221,790	—
Vendor C	13,241,547	5,413,315	47,446	115,898

12. Significant Concentrations

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. At times, cash in banks is in excess of the FDIC insurance limit The Company has not experienced any loss as a result of those deposits and does not expect any in the future.

The Company has been granted a license to cultivate and distribute cannabis for medical purposes pursuant to the laws of Illinois and New York. Presently, this industry is illegal under federal law. The Company has and intends to continue to adhere strictly to the statutes in the states in which it operates.

13. Commitments

The Company has entered into certain construction contracts related to the building of new cultivation centers. The remaining commitment associated with these contracts totaled $11,513,933 as of December 31, 2015.

PHARMACANN LLC

Notes to Financial Statements
December 31, 2015 and 2014

14. Restatement of Financial Statements

Subsequent to original issuance of these financial statements, management has changed their presentation of cash flows. This change resulted in a $4,713,282 reduction in cash from operating activities due to a reclassification of escrow and restricted cash balances previously included in the cash category.

The impact of the restatement on the statement of cash flows for the year ended December 31, 2015 is as follows:

	As Previously Reported	Restatement	As Reported
Cash flows from operating activities
Escrow	$—	$(4,287,282)	$(4,287,282)
Restricted Cash	$—	$(426,000)	$(426,000)
Net Adjustments	$(1,957,160)	$(4,713,282)	$(6,670,442)
Net Cash Provided by (Used in) Operating Activities	$(6,125,597)	$(4,713,282)	$(10,838,879)
Net Change in Cash	$5,426,771	$(4,713,282)	$713,489
Cash, End of Year	$6,038,990	$(4,713,282)	$1,325,708

15. Subsequent Events

During January 2016, the Company entered into an agreement with a related party to provide available credit in an amount up to $5,000,000 bearing interest at 13.0 percent, maturing in February 2018. The note was amended in April 2016 to increase the available credit to $7,000,000.

During April 2016, the Company entered into purchase agreements with two significant members. Under the agreements, the Company redeemed 100 percent of the members’ units for $4,979,975 which was based on the estimated fair value of the Company as agreed upon by the parties to the agreement. The purchase was paid $979,996 in cash and the remaining $3,999,979 of the purchase price was paid through issuance of promissory notes.

The Company has evaluated subsequent events through June 13, 2016, the date which the financial statements were available to be issued.

PHARMACANN LLC

Schedules of Operating Expenses
For the Year Ended December 31, 2015 and the Period from
Inception (March 19, 2014) through December 31, 2014

	2015	2014
Compensation & Benefits	$1,496,220	$—
Professional Fees	1,025,075	56,692
Licenses & Permits	569,754	—
Occupancy	321,708	—
Marketing	289,602	3,873
Travel & Entertainment	64,844	10,250
Depreciation	55,523	—
Insurance	44,189	—
Business Development	22,638	—
Other	304,524	203,346
Total Operating Expenses	$4,194,077	$274,161

Through and including            , 2016 (the 25th day after the date of this prospectus), all dealers that effect transactions in shares of our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

8,750,000 Shares

Class A Common Stock

PROSPECTUS

Ladenburg Thalmann
Compass Point

           , 2016

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (other than underwriting discounts and commissions) we will incur in connection with the issuance and distribution of the securities to be registered pursuant to this registration statement. All amounts other than the SEC registration fee and FINRA filing fee have been estimated.

SEC registration fee	$23,325
FINRA filing fee	35,000
NYSE listing fee	100,000
Printing and mailing expenses	75,000
Legal fees and expenses	900,000
Accounting fees and expenses	125,000
Transfer agent fees	3,500
Miscellaneous	288,175
Total	$1,550,000

Item 32. Sales to Special Parties.

On June 15, 2016, we issued 508,065 shares of our Class B common stock to our founders, including certain of our executive officers and directors, in connection with the initial capitalization of our company for an aggregate purchase price of $508. See the section entitled “Certain Relationships and Related Transactions.” The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

Item 33. Recent Sales of Unregistered Securities

On June 15, 2016, we issued 508,065 shares of our Class B common stock to our founders, including certain of our executive officers and directors, in connection with the initial capitalization of our company for an aggregate purchase price of $508. See the section entitled “Certain Relationships and Related Transactions.” The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any predecessor of our company, in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our executive officers and directors, and expect to enter into indemnification agreements with future executive officers and directors, that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

None.

Item 36. Financial Statements and Exhibits

(a) Financial Statements:

See page F-1 for an index to the financial statements included in this registration statement.

(b) Exhibits:

The list of exhibits filed with this Registration Statement is set forth in the Exhibit Index following the signature page herein.

Item 37. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing, as specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purposes determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, state of California, on the 17th day of November, 2016.

INNOVATIVE INDUSTRIAL PROPERTIES, INC.

By:	/s/ Paul E. Smithers Paul E. Smithers President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	CAPACITY	DATE
/s/ Alan D. Gold Alan D. Gold	Executive Chairman	November 17, 2016
/s/ Paul E. Smithers Paul E. Smithers	President and Chief Executive Officer (Principal Executive Officer)	November 17, 2016
/s/ Robert M. Sistek Robert M. Sistek	Chief Financial Officer and Executive Vice President, Investments (Principal Financial Officer)	November 17, 2016
/s/ Gregory J. Fahey Gregory J. Fahey	Chief Accounting Officer and Treasurer (Principal Accounting Officer)	November 17, 2016
/s/ Gary A. Kreitzer Gary A. Kreitzer	Director	November 17, 2016

S-1

EXHIBIT INDEX

The following exhibits are included in this registration statement on Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit number	Exhibit description
1.1	Form of Underwriting Agreement (filed herewith)
3.1**	Amended and Restated Articles of Incorporation of Innovative Industrial Properties, Inc.
3.2**	Amended and Restated Bylaws of Innovative Industrial Properties, Inc.
4.1**	Agreement of Limited Partnership of IIP Operating Partnership LP.
4.2	Form of Certificate for Common Stock (filed herewith)
5.1	Opinion of Foley & Lardner LLP (including consent of such firm) (filed herewith)
8.1	Tax Opinion of Foley & Lardner LLP (including consent of such firm) (filed herewith)
10.1**+	2016 Omnibus Incentive Plan
10.2**+	Form of Indemnification Agreement between Innovative Industrial Properties, Inc. and each of its directors and officers
10.3**+#	Form of Restricted Stock Purchase Agreement dated June 15, 2016 between Innovative Industrial Properties, Inc. and the purchaser named therein
10.4**+	Form of Severance and Change in Control Agreement with Alan D. Gold
10.5**+	Form of Severance and Change in Control Agreement with Paul E. Smithers
10.6**+	Form of Severance and Change in Control Agreement with Gregory J. Fahey
10.7**+	Form of Severance and Change in Control Agreement with Brian J. Wolfe
10.8	[Intentionally omitted.]
10.9**+	Form of Severance and Change in Control Agreement with Robert M. Sistek
10.10**	Funding Agreement between Innovative Industrial Properties, Inc. and IGP Advisers LLC
10.11**	Consulting Agreement between Innovative Industrial Properties, Inc. and IGP Advisers LLC
10.12**	Purchase Agreement dated as of August 22, 2016 between IIP Operating Partnership, LP and PharmaCann LLC
10.13**	Amendment No. 1 dated September 16, 2016 to Purchase Agreement dated as of August 22, 2016 between IIP Operating Partnership, LP and PharmaCann LLC
23.1	Consent of Foley & Lardner LLP (included in Exhibit 5.1)
23.2	Consent of Foley & Lardner LLP (included in Exhibit 8.1)
23.3	Consent of BDO USA, LLP (filed herewith)
23.4	Consent of Martin, Hood, Friese & Associates, LLC (filed herewith)
99.1**	Consent of Gary M. Malino as a director nominee
99.2**	Consent of David Stecher as a director nominee
99.3**	Consent of Scott Shoemaker as a director nominee
99.4**	Consent of Paul E. Smithers as a director nominee

**	Previously filed.
+	Indicates management contract or compensatory plan.
#	The Restricted Stock Purchase Agreements listed below are identical in all material respects to the form of Restricted Stock Purchase Agreement, except for the identities of the parties and number of shares of Class B common stock purchased, and have not been filed as an exhibit to this registration statement pursuant to Instruction 2 to Item 601 of Regulation S-K:
(i)	Restricted Stock Purchase Agreement dated June 15, 2016 between Innovative Industrial Properties, Inc. and Alan D. Gold for 343,065 shares of Class B Common Stock.

E-1

(ii)	Restricted Stock Purchase Agreement dated June 15, 2016 between Innovative Industrial Properties, Inc. and Paul E. Smithers for 90,000 shares of Class B Common Stock.
(iii)	Restricted Stock Purchase Agreement dated June 15, 2016 between Innovative Industrial Properties, Inc. and Gregory J. Fahey for 25,000 shares of Class B Common Stock.
(iv)	Restricted Stock Purchase Agreement dated June 15, 2016 between Innovative Industrial Properties, Inc. and Andrew Fenton for 25,000 shares of Class B Common Stock.
(v)	Restricted Stock Purchase Agreement dated June 15, 2016 between Innovative Industrial Properties, Inc. and Gary A. Kreitzer for 25,000 shares of Class B Common Stock.

E-2